Exhibit 10.29

THIS AGREEMENT PROVIDES FOR AN UNCOMMITTED FACILITY IN ADDITION TO A COMMITTED FACILITY. THE PROVISION OF LOANS UNDER THE UNCOMMITTED FACILITY IS DISCRETIONARY ON THE PART OF THE LENDERS IN THEIR SOLE AND ABSOLUTE DISCRETION.

CREDIT AND GUARANTY AGREEMENT

dated as of May 11, 2007

among

TEKOIL AND GAS GULF COAST, LLC,

TEKOIL & GAS CORPORATION
AND
THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

VARIOUS LENDERS,

J. ARON & COMPANY,
as Lead Arranger and Syndication Agent,

and

J. ARON & COMPANY,
as Administrative Agent

$50,000,000 Senior Secured Credit Facility

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Security Schedule
	1.2	Operating Expense Budget
	2.2	Wire Transfer Instructions
	4.7	Other Obligations and Restrictions
	4.8	Initial Engineering Report Disclosures
	4.9	Litigation
	4.11	ERISA Plans and Liabilities
	4.12	Environmental Matters
	4.13	Names and Places of Business
	4.14	Organizational and Capital Structure
	4.18	Taxes
	4.22	Material Contracts
	4.24	Certain Fees
	4.26	Sale of Production
	4.27	Payments for Future Production
	6.1	Insurance Premium Financing Indebtedness

EXHIBITS:	A	Funding Notice
	B	Note
	C-1	Compliance Certificate
	C-2	Environmental Compliance Certificate
	D	Opinion of Counsel
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Approval Letter
	I	Counterpart Agreement

-v-

CREDIT AND GUARANTY AGREEMENT

This Credit and Guaranty Agreement, dated as of May 11, 2007 is entered into by and among Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company ("Company"), Tekoil & Gas Corporation, a Delaware corporation ("Parent"), and the other Guarantors (as defined below) party hereto from time to time, the Lenders (as defined below) party hereto from time to time, J. Aron & Company ("J. Aron"), as Lead Arranger and as Syndication Agent (in such capacities, "Syndication Agent"), and J. Aron & Company, as Administrative Agent for such Lenders (together with its permitted successors in such capacity, "Administrative Agent").

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend Loans to Company, the proceeds of which will be used (a) to acquire and develop certain Oil and Gas Properties, and (b) as otherwise provided in Section 2.4;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a First Priority Lien on its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries;

WHEREAS, Guarantors have agreed to guarantee the Obligations of Company hereunder and to secure their respective Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a First Priority Lien on their applicable respective assets;

WHEREAS, To further induce Lenders to enter into this Agreement, Company has agreed to convey the ORRI to Royalty Owner and to issue membership interests to Equity Owner, and Parent has agreed to issue the Warrants to Warrant Owner;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1
DEFINITIONS AND INTERPRETATION

1.1  Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

"Acquired Assets" means the properties and assets to be conveyed to Company pursuant to the Acquisition Documents.

"Acquisition" means the purchase by Company of the Acquired Assets.

"Acquisition Agreements" means that certain Purchase and Sale Agreement, dated as of October 1, 2006, between Sellers and Parent, as amended prior to the date hereof.

"Acquisition Documents" means (a) the Acquisition Agreements, (b) the Assignment and Assumption Agreement dated as of February 8, 2007, between Parent and Company, and (c) all other agreements, assignments, deeds, conveyances, certificates and other documents and instruments now or hereafter executed and delivered pursuant to the Acquisition Agreements or in connection with the Acquisition.

"Act" as defined in Section 10.21.

"Adjusted Eurodollar Rate" means, for any Interest Period, (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the first day of such Interest Period, (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by J. Aron for deposits in Dollars (for delivery on the first day of such Interest Period) of amounts in same day funds comparable to the average principal amount of the applicable Loan of Administrative Agent (in its capacity as a Lender, during such Interest Period) with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the first day of such Interest Period.

"Administrative Agent" as defined in the preamble hereto.

"Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power (through the ownership of voting securities or by contract or otherwise) (a) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person.

"Agent" means each of Syndication Agent and Administrative Agent.

"Agreed Pricing" means:

(a) for anticipated sales of Hydrocarbons that are fixed in a firm fixed price sales contract with an investment grade counterparty (or another counterparty approved by Administrative Agent), the fixed price or prices provided for in such sales contract during the term thereof; and

(b) for anticipated sales of Hydrocarbons that are hedged by a fixed price Hedging Contract with an investment grade counterparty, the fixed price or prices provided for in such Hedging Contract during the term thereof, as modified by any necessary adjustment specified by Administrative Agent for quality and geographical differentials; and

(c) for anticipated sales of Hydrocarbons that are hedged by a Hedging Contract with an investment grade counterparty which Hedging Contract provides for a range of prices between a floor and a ceiling, the prices provided for in subsection (d) below, provided that during the term of such Hedging Contract such prices shall in no event be less than such floor or exceed such ceiling, as such floor and ceiling are modified by any necessary adjustment specified by Administrative Agent for quality and geographical differentials; and

(d) for anticipated sales of Hydrocarbons, if such sales are not hedged by a Hedging Contract or sales contract that is described in paragraphs (a), (b), or (c) above, for the date of calculation (or, if such date is not a Business Day, for the first Business Day thereafter), and with any necessary adjustment specified by Administrative Agent for quality and geographical differentials:

(i) For the remainder of the current calendar year, ninety percent (90%) of the average NYMEX Pricing for the remaining contracts in the current calendar year,

(ii) For each of the succeeding four complete calendar years, ninety percent (90%) of the average NYMEX Pricing for the twelve months in each such calendar year, and

(iii) For the succeeding fifth complete calendar year, and for each calendar year thereafter, ninety percent (90%) of the average NYMEX Pricing for the twelve months in such fifth calendar year.

"Agreement" means this Credit and Guaranty Agreement, as it may be amended, supplemented or otherwise modified from time to time.

"ANCF" (or "Adjusted Net Cash Flow") means the remainder of:

(a) the sum, without duplication, of all cash revenues and cash receipts of Company and its Subsidiaries from any source or activity (excluding only (i) funds received from Loans hereunder, (ii) funds received from capital contributions made to Company, including sales of new Capital Stock and funds received for options or warrants to acquire such Capital Stock, and (iii) funds belonging to or received for the credit of third parties, such as royalty, working interest or other interest owners, that are received for transfer or payment to such third parties) during any Calculation Quarter, (with the first such Calculation Quarter being comprised of the period beginning on the Closing Date and ending on August 31, 2007), minus

(b) the sum, without duplication, of all cash payments, net to the interests of Company and its Subsidiaries, made during such Calculation Quarter (excluding any payments financed by funds described in clause (i) or (ii) of subparagraph (a) above) for:

(i)  Direct Taxes paid on Properties or production of Hydrocarbons during such Calculation Quarter,

(ii)  delay rentals and lease bonuses payable during such Calculation Quarter that are included in the Approved Plan of Development,

(iii)  ANCF Capital Expenditures made during such Calculation Quarter,

(iv)  ANCF LOE during such Calculation Quarter,

(v)  ANCF Overhead Costs during such Calculation Quarter,

(vi)  ANCF Transportation Costs during such Calculation Quarter,

(vii)  payments owing during such Calculation Quarter under Hedging Contracts permitted hereunder;

(viii)  interest payable during such Calculation Quarter on the Loans, together with the amount of payments, if any, due to Agents and Lenders under Section 2.9 hereof or under any similar sections of any other Transaction Documents; and

(ix)  Permitted Tax Distributions and any other Permitted Other Distributions during such Calculation Quarter.

This definition of "ANCF" is to be used for the purpose of determining the payments that Company is required to make under Section 2.11 below; neither this definition nor Section 2.11 affects or restricts Lenders' rights or ability to apply amounts that they receive from the enforcement of their Liens and remedies against Collateral or Lenders' right to require a different application of funds as a condition to any waiver of or amendment to the Transaction Documents by Lenders (such as any consent to a sale by Company of all or substantially all of its assets).

"ANCF Capital Expenditures" means capital expenditures made or to be made by Company on the Eligible Mortgaged Properties, to the extent the same either (a) have been approved by Required Lenders at the time in question by means of an Approval Letter, or (b) are included in the Approved Plan of Development, as then in effect; provided that if a Default or Event of Default exists during any Calculation Quarter, then "ANCF Capital Expenditures" for such Calculation Quarter shall be zero or such other amount as may be determined by the Administrative Agent in its sole discretion.

"ANCF LOE" means (a) leasehold operating expenses in the ordinary course of business of the kind chargeable as direct charges under a COPAS Accounting Procedure for Joint Operations (2005 form published by the Council of Petroleum Accountants Societies), and (b) other field level or lease level charges for operations on the Eligible Mortgaged Properties (excluding ANCF Capital Expenditures and other capital expenditures) that have been approved by Required Lenders at the time in question by means of an Approval Letter, not to exceed, collectively, for any Calculation Quarter, the lesser of (i) such actual expenses and charges for such Calculation Quarter and (ii) the amount set forth on Schedule 1.2 for such Calculation Quarter.

"ANCF Overhead Costs" means (a) Permitted G&A Expense Amounts, and (b) other costs of Company to the extent such other costs have been approved as ANCF Overhead Costs by Required Lenders at the time in question by means of an Approval Letter; provided that until the occurrence of the Required Capital Date "ANCF Overhead Costs" for each Calculation Quarter shall be zero or such other amount as may be determined by the Administrative Agent in its sole discretion.

"ANCF Transportation Costs" means (a) the actual costs of gathering, processing and transporting production from the Eligible Mortgaged Properties from the wellhead to the point of sale, provided that all such costs are negotiated with, and paid to, third parties in arms-length transactions on terms which are reasonable in the area of operations for the quality and quantity of such production for the time period negotiated, at the time such prices are agreed to, or (b) other transportation or marketing costs, to the extent such other transportation and marketing costs have been approved by Required Lenders at the time in question by means of an Approval Letter.

"Approval Letter" means a letter given by Administrative Agent on behalf of Required Lenders in the form of Exhibit H.

"Approved Plan of Development" or "APOD" means Company's written plan of development with respect to budgeted capital expenditures (including maximum annual expenditures) and other development activities that is delivered to Lenders pursuant to Section 3.1, as amended and supplemented from time to time with the consent of Required Lenders; provided that no such consent shall be required for amendments, modifications or supplements to the extent, but only to the extent, that any such amendments, modifications or supplements (a) either (i) are administrative or ministerial in nature, or (ii) would make non-material amendments to the timing for the completion of any such development, and (b) do not increase the aggregate permitted budgeted capital expenditures of Company and its Subsidiaries under such written plan.

"Assignment Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

"Authorized Officer" means (a) with respect to any Person that is a corporation, any individual holding the position of chairman of the board (if an officer), chief executive officer or president, and such Person's chief financial officer or treasurer, (b) with respect to any Person that is a limited liability company, if such Person has officers, then any individual holding the position of chairman of the board (if an officer), chief executive officer or president, and if such Person is managed by a member, then the Responsible Officer of such Person's managing member, and (c) with respect to any Person that is a general partnership, limited partnership or limited liability partnership, the Responsible Officer of such Person's general partner or partners

"Availability Termination Date" means the earliest to occur of (a) May 11, 2010, (b) the date on which all Commitments shall have been terminated pursuant to Section 8 or otherwise, and (c) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

"Beneficiary" means each Agent, each Lender, each Lender Counterparty, Royalty Owner and Warrant Owner.

"Business Day" means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law or other governmental action to close and (b) as used in the definitions of "Adjusted Eurodollar Rate" and "Quarterly Payment Date", the term "Business Day" shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

"Calculation Quarter" means the three calendar month period commencing on the first day of March, June, September, and December of each year.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

"Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit F.

"Change of Control" means the occurrence of any of the following events:

With respect to Company and its Subsidiaries: (a) Parent ceases to own, either directly or indirectly, 100% of the equity interests in Company, other than the equity interests owned by the Equity Owner or its successors or permitted assigns, (b) Company shall cease to own, either directly or indirectly, 100% of the equity interests in any of its Subsidiaries, or (c) any Key Person ceases to be an officer of Company actively involved in the day to day management of Company at a level consistent with or greater than the office that he holds on the Closing Date and is not simultaneously replaced by an officer who is reasonably acceptable to the Required Lenders.

With respect to Parent: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of Parent, (b) the board of directors of Parent shall cease to consist of a majority of Continuing Directors, or (c) any Key Person ceases to be an officer of Parent actively involved in the day to day management of Parent at a level consistent with or greater than the office that he holds on the Closing Date and is not simultaneously replaced by an officer who is reasonably acceptable to the Required Lenders.

"Closing Date" means the date on which the first Loans are made.

"Closing Date Certificate" means a Closing Date Certificate substantially in the form of Exhibit G-1.

"Closing Date Transactions" means (i) the consummation of the Acquisition and (ii) acquisition of the membership interest in the Company by the Equity Owner on the Closing Date.

"Collateral" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

"Collateral Account" means deposit account number XXXXXXX established in the name of Company with Amegy Bank National Association or such other deposit account as may be established by Company from time to time with the prior written consent of Administrative Agent, which consent may be given or withheld in its sole discretion.

"Collateral Account Agreement" means that certain account control agreement dated May 11, 2007 among the Company, the Administrative Agent and the depositary bank party thereto pursuant to which such institution recognizes Administrative Agent’s Lien in the Collateral Account and agrees to take instructions only from the Administrative Agent as provided in such agreement.

"Commitment" means, as to each Lender, its obligation to make Loans to Company pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Annex A or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. It is expressly understood and agreed that Lenders have no obligation to increase the amount of the commitments set forth on Annex A or such Assignment Agreement, as applicable, and that Lenders' commitments to make Loans hereunder is determined by reference to such Annex A or such Assignment Agreement, as applicable.

"Company" as defined in the preamble hereto.

"Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit C-1.

"Consolidated" refers to the consolidation of Company or any other Credit Party, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person's Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

"Consolidated Current Assets" as defined in Section 6.10.

"Consolidated Current Liabilities" as defined in Section 6.10.

"Consolidated Net Income" means, as to any Person or Persons for any period, the gross revenues of such Person or Persons for such period, plus any cash dividends or distributions actually received by such Person or Persons from any other business entity, minus all expenses and other proper charges (including taxes on income and franchise taxes, to the extent imposed upon such Person or Persons but excluding charges for accrued unpaid dividends on preferred stock of such Person or Persons for such period), determined on a Consolidated basis after eliminating earnings or losses attributable to outstanding minority interests, but excluding the net earnings of any other business entity in which such Person or Persons has an ownership interest.

"Continuing Directors" means the directors of Parent on the Closing Date, and each other director, if, in each case, such other director's nomination for election to the board of directors of Parent is recommended by at least 50% of the then Continuing Directors.

"Contractual Obligation" means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"Contributing Guarantors" as defined in Section 7.2.

"Counterpart Agreement" means a Counterpart Agreement substantially in the form of Exhibit I delivered by a Credit Party pursuant to Section 5.14.

"Credit Date" means the date of a Credit Extension.

"Credit Extension" means the making of a Loan.

"Credit Party" means Parent, Company and each Subsidiary of Company.

"Current Financial Statements" means the pro forma consolidated balance sheet of Company and its consolidated Subsidiaries as at December 31, 2006, and the related pro forma consolidated statement of income of Company and its consolidated Subsidiaries for the Fiscal Year then ended, copies of which have been delivered to the Administrative Agent and the Lenders.

"Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit, and any other deposit account, as defined in the UCC.

"Direct Taxes" means any severance, ad valorem, or other direct taxes on properties owned by any Credit Party or the production therefrom or the proceeds of such production; provided that federal, state, or local income or franchise taxes shall in no event be considered Direct Taxes.

"Distribution" means (i) any dividend or other distribution made by a Credit Party on or in respect of any Capital Stock in such Credit Party, or (ii) any payment made by a Credit Party to purchase, redeem, acquire or retire any Capital Stock in such Credit Party.

"Dollars" and the sign "$" mean the lawful money of the United States of America.

"EBITDA" means, for each trailing four Fiscal Quarter period, the sum of (i) the Consolidated Net Income of Company during such period, plus (ii) all interest paid during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and capital lease obligations) which was deducted in determining such Consolidated Net Income, plus (iii) all income or franchise taxes, if any, payable by Company or its Subsidiaries which were deducted in determining, such Consolidated Net Income, plus (iv) all depreciation, amortization (including amortization of good will and debt issuance costs), depletion, and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including those resulting from the requirements of FASB 133 or 143) which were deducted in determining such Consolidated Net Income, minus (v) all non-cash items of income or gain (including those resulting from the requirements of FASB 133 or 143) which were included in determining such Consolidated Net Income.

"Effective Rate" means, at any time of determination, the per annum rate (the "Original Effective Rate") equal to the Adjusted Eurodollar Rate plus eight percent (8.0%); provided that such Original Effective Rate shall be automatically increased (a) by 50 basis points per annum on July 11, 2007 if the Required Capital Date has not occurred prior to such date and (b) by an additional 50 basis points per annum on each 30-day anniversary of such increase unless the Required Capital Date shall have occurred prior to such date. On or after May 11, 2008, if no Default or Event of Default exists and the PDP Collateral Coverage Ratio is greater than 1.5 to 1.0, the Effective Rate shall be reduced to a per annum rate (the "Reduced Effective Rate") equal to the Adjusted Eurodollar Rate plus a percentage that is 2.50% less than the percentage margin applicable to the Original Effective Rate then in effect; e.g., if the Original Effective Rate on the applicable date is equal to the Adjusted Eurodollar Rate plus ten percent (10.0%), then the Reduced Effective Rate would be equal to the Adjusted Eurodollar Rate plus 7.5%, so long as no Default or Event of Default exists; provided that if a Default or Event of Default occurs after any such reduction of the Effective Rate, the Effective Rate will automatically revert to the Original Effective Rate. If any such Default or Event of Default ceases to exist, and if no other Default or Event of Default exists and the PDP Collateral Coverage Ratio is greater than 1.5 to 1.0, the Effective Rate shall be reduced again to the Reduced Effective Rate, so long as no Default or Event of Default exists, subject to automatic increase to the Original Effective Rate as provided above if a Default or Event of Default occurs.

"Eligible Assignee" means (a) any Lender or any Affiliate of any Lender, and (b) any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) or any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of Company or Parent shall be an Eligible Assignee.

"Eligible Mortgaged Properties" means, collectively, those oil and gas Properties (a) which are owned by Company or any Subsidiary Guarantor and mortgaged to Administrative Agent to secure the Obligations, (b) for which Administrative Agent has received title opinions or other title information concerning such interests in form, substance and authorship satisfactory to Administrative Agent, (c) are free and clear of all Liens other than Permitted Liens, and (d) which are subject to an ORRI Conveyance. For the avoidance of doubt, in addition to the other requirements set forth in this definition, no Oil and Gas Property shall be considered as an "Eligible Mortgaged Property" until the sight drafts or other consideration payments for such Oil and Gas Property have been paid in full and title to such Oil and Gas Property have vested in, and is held in the name of, Company or any Subsidiary Guarantor.

"Engineering Report" means the Initial Engineering Report and each engineering report hereafter delivered by Company pursuant to Section 5.2(e), provided that each such report hereafter delivered must (a) separately report on Proved Producing Reserves, Proved Developed Nonproducing Reserves, Proved Undeveloped Reserves and probable reserves and separately calculate the NPV of each such category of Proved Reserves for Company's interest, (b) use Agreed Pricing and a 10% discount factor (or any other pricing assumptions to which Company and Administrative Agent may agree), (c) take into account Company's actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (d) identify and take into account any "over-produced" or "under-produced" status under gas balancing arrangements, (e) contain information and analysis comparable in scope to that contained in the Initial Engineering Report, and (f) otherwise be in form and substance satisfactory to Administrative Agent.

"Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

"Environmental Laws" means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any of their respective properties.

"Equity Document" means the First Amended and Restated Operating Agreement of Tekoil and Gas Gulf Coast, LLC.

"Equity Owner" means Goldman, Sachs & Co., together with its successors and assigns in its capacity as holder of membership interests issued by the Company.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, together with all rules and regulations promulgated with respect thereto.

"ERISA Affiliate" means Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with Company, are treated as a single employer under Section 414 of the Internal Revenue Code.

"ERISA Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which Company or any Subsidiary has a fixed or contingent liability.

"Event of Default" as defined in Section 8.1.

"Excepted Liens" means (a) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested as provided in Section 5.7 by appropriate proceedings; (b) Liens arising in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested as provided in Section 5.7; (c) Liens under operating agreements, pooling orders and unitization agreements, and mechanics' and materialmen's Liens, with respect to obligations which are not yet due or which are being contested as provided in Section 5.7; (d) deposits of cash or cash equivalents securing the performance of bids, tenders, statutory or regulatory obligations, or securing letters of credit which in turn secure such performance, in each case made in the ordinary course of business; (e) minor defects and irregularities in title to any Property, so long as such defects and irregularities neither (i) are Liens which secure Indebtedness or obligations nor (ii) materially impair the value of such Property or the use thereof for the purposes for which such Property is held; (f) inchoate Liens that arise by operation of law which have not attached to the Property subject of such Lien, (g) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of Company or any Subsidiary Guarantor or on deposit with or in the possession of such banks, and (h) judgment and attachment Liens not giving rise to an Event of Default or inchoate Liens created by or arising from any litigation or legal proceedings that are currently being contested in good faith by appropriate proceedings, promptly utilized and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"Facility Amount" means $50,000,000.

"Federal Funds Effective Rate" means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

"First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens; provided that the existence of such Permitted Liens shall not be deemed or construed to evidence Administrative Agent's, any Lender's or any Lender Counterparty's intention to subordinate any of the Obligations to such Permitted Liens.

"Fiscal Quarter" means a three-month period ending on the last day of March, June, September, and December of any year.

"Fiscal Year" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

"Funding Guarantors" as defined in Section 7.2.

"Funding Notice" means a notice substantially in the form of Exhibit A.

"GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Company and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to Parent's audited Consolidated financial statements as of December 31, 2005. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Company or with respect to Company and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender and Required Lenders agree to such change insofar as it affects the accounting of Company or of Company and its Consolidated Subsidiaries.

"Governmental Authority" means any federal, state, municipal, national, tribal, Indian nation, or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, an Indian nation, or a foreign entity or government.

"Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

"Guaranteed Obligations" as defined in Section 7.1.

"Guarantor" means Parent and each existing and each future Subsidiary Guarantor.

"Guaranty" means the guaranty of each Guarantor set forth in Section 7.

"Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

"Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

"Hedging Contract" means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

"Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

"Hydrocarbons" means crude oil, natural gas or other liquid or gaseous hydrocarbons.

"Indebtedness" of any Person means Liabilities in any of the following categories:

(a) Liabilities for borrowed money,

(b) Liabilities constituting an obligation to pay the deferred purchase price of property or services,

(c) Liabilities evidenced by a bond, debenture, note or similar instrument,

(d) Liabilities arising under Hedging Contracts,

(e) Liabilities constituting principal under leases capitalized in accordance with GAAP,

(f) Liabilities arising under conditional sales or other title retention agreements,

(g) Liabilities owing under direct or indirect guaranties of Liabilities of any other Person (other than a Subsidiary) or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any such Person (such as obligations under working capital maintenance agreements, agreements to keep well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection,

(h) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property,

(i) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor,

(j) Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment), or

(k) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided however, that the "Indebtedness" of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past when due in accordance with its terms.

"Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any Law (including securities and commercial Laws and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including any grant of Collateral or Lenders' agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or any defense against allegations of misconduct by any Indemnitee); (ii) the statements contained in any commitment letter delivered by any Indemnitee to Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Parent, Company or any of their Subsidiaries.

"Indemnitee" as defined in Section 10.3 and as may be supplemented in Section 2.5(b).

"Independent Engineer" means Ralph E. Davis and Associates, Inc., or any other third party, independent petroleum engineer selected by Company and approved by the Administrative Agent in its sole discretion.

"Initial Engineering Report" means the reserve engineering report with respect to Company's Properties prepared as of May 1, 2007 by the Independent Engineer, a copy of which has been delivered to Administrative Agent.

"Initial Loan" means any initial Loan made on the Closing Date by a Lender to Company pursuant to Section 2.1(a).

"Interest Period" means (a) the period beginning on and including the Closing Date and ending on but not including June 26, 2007, and (b) each subsequent three-month period from and including one Quarterly Payment Date to but not including the next Quarterly Payment Date.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

"Investment" means, with respect to any Person, (a) any direct or indirect advance, loan, guarantee of Liabilities or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), (b) any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person, (c) any purchase or acquisition by such Person of any business, including the purchase of associated assets or operations or of stock (or other ownership interests) of a Person, or (d) any purchase or acquisition by such Person of Oil and Gas Properties

"J. Aron" as defined in the preamble hereto.

"Key Persons" means, with respect to both Company and Parent, Mark Western, Richard Creitzman, Frank Clear, and Gerry Goodman.

"Law" means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.

"Lender" means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

"Lender Counterparty" means any Lender or any Affiliate of a Lender that is a counterparty to a Hedging Contract with Company or any Guarantor.

"Lender Hedging Obligations" means all obligations of Company or any Guarantor arising from time to time under Hedging Contracts entered into from time to time with a Lender Counterparty; provided that (a) if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into (i) at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder or (ii) prior to the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, and (b) for any of the foregoing to be included within "Lender Hedging Obligations" hereunder, the applicable counterparty must have provided Administrative Agent written notice of the existence thereof and such transaction must not otherwise be prohibited under this Agreement.

"Liabilities" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

"Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

"Loan" means any loan made by a Lender to Company pursuant to Section 2.1, including any Uncommitted Loan.

"Loan Exposure" means (a) with respect to any Lender, as of any date of determination, the sum of (i) the outstanding principal amount of the Loans of such Lender as of such date and (ii) the unfunded amount of such Lender's Commitment as of such date and (b) with respect to any Lender Counterparty and solely for the purpose of determining Loan Exposure in the definition of "Required Lenders", as of any date of determination, (i) if all Hedging Contracts with any one or more of the Credit Parties have been terminated, the maximum aggregate amount (giving effect to any netting agreements) owed under such Hedging Contracts to such Lender Counterparty by the Credit Parties on such date or (ii) if all Hedging Contracts with any Credit Party have not been terminated, the maximum aggregate amount (giving effect to any netting agreements) that would be owed to such Lender Counterparty by the Credit Parties under all Hedging Contracts with a Credit Party if all such Hedging Contracts were terminated on such date.

"Make-Whole Amount" means, with respect to the principal amount of any Loans being prepaid under Section 2.12 or 2.13 (but not Section 2.11), an amount (which shall not be less than zero) equal to (a) the Effective Rate then in effect as of the date of prepayment, multiplied by (b) a fraction, the numerator of which is the number of days (including the date of prepayment in such calculation) remaining until the third anniversary of the Closing Date divided by 360, multiplied by (c) the principal amount of the Loans being prepaid on such prepayment date.

"Management Services Agreement" means that certain Management Services Agreement dated May 11, 2007 by and among Company and Parent.

"Margin Stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Effect" means a material adverse effect on or material adverse development with respect to (a) the business, operations, properties, assets, condition (financial or otherwise) or prospects of (i) Parent or (ii) Company and its Subsidiaries, in each case taken as a whole; (b) the ability of any Credit Party to fully and timely perform its Obligations; (c) the legality, validity, binding effect or enforceability against any Credit Party of a Transaction Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Transaction Document.

"Material Contract" means any contract or other arrangement to which any Credit Party is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

"Maturity Date" means the earlier of (a) May 11, 2011, and (b) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

"Modified PDNP NPV" means, at any time in question, a percentage between 50 and 100 selected by Administrative Agent in its sole discretion, of the NPV of all Proved Developed Nonproducing Reserves attributed to the Eligible Mortgaged Properties in the then most recent Engineering Report, provided that (a) the capital expenditures necessary to bring such reserves into production (as contemplated in such Engineering Report) have actually been scheduled by Company to be made at or prior to the time contemplated in such Engineering Report, and (b) Company reasonably expects that it will have funds available to make such capital expenditures.

"Modified PDP NPV" means, at any time in question, a percentage between 90 and 100 selected by Administrative Agent in its sole discretion, of the NPV of all Proved Developed Producing Reserves attributed to the Eligible Mortgaged Properties in the most recent Engineering Report.

"Modified Proved NPV" means, at any time in question, the sum of Modified PDP NPV, Modified PDNP NPV, and Modified PUD NPV as each has been most recently determined. No category of reserves other than Proved Reserves shall be taken into account in determining Modified Proved NPV.

"Modified PUD NPV" means, at any time in question, a percentage between 20 and 100 selected by Administrative Agent in its sole discretion, of the NPV of all Proved Undeveloped Reserves attributed to the Eligible Mortgaged Properties in the then most recent Engineering Report, provided that (a) the capital expenditures necessary to bring such reserves into production (as contemplated in such Engineering Report) have actually been scheduled by Company to be made at or prior to the time contemplated in such Engineering Report, and (b) Company reasonably expects that it will have funds available to make such capital expenditures.

"Moody's" means Moody's Investor Services, Inc., or its successor.

"Mortgage" means each deed of trust or mortgage from time to time given by Company or any Subsidiary Guarantor to secure any of the Obligations, as each may be amended, supplemented or otherwise modified from time to time.

"NAIC" means The National Association of Insurance Commissioners, and any successor thereto.

"Non-US Lender" as defined in Section 2.17(c).

"Note" means a promissory note in the form of Exhibit B evidencing one or more Loans, as such note may be amended, supplemented or otherwise modified from time to time.

"NPV" means, with respect to any Proved Reserves expected to be produced from any undivided interests in the Oil and Gas Properties of Company and the Subsidiary Guarantors, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to any such Credit Party's interests in such Proved Reserves (after deducting all existing burdens) during the remaining expected economic lives of such Proved Reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating (including purchasing and injecting water), gathering, transportation and marketing costs required for the production and sale of such reserves, (b) the pricing assumptions and escalations used in determining the NPV for any particular reserves shall be the Agreed Pricing (or any other pricing assumptions to which Company and Required Lenders may agree), (c) deductions shall be made for all capital expenditures (including plugging and abandonment costs) which are necessary for the completion of the development activities, and (d) the Proved Reserves attributable to Oil and Gas Properties shall not be included in such calculations if the sight drafts or other consideration payments for such Oil and Gas Properties have not been paid in full or title to such Oil and Gas Properties is not held by, or vested in, Company or a Subsidiary Guarantor. NPV shall be calculated hereunder in connection with each Engineering Report by the engineering firm who prepares such Engineering Report; in the event of any conflict, Administrative Agent's calculation shall be conclusive and final, absent manifest error.

"NYMEX Pricing" means, as of any date of determination with respect to any month:

(a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract, and

(b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract,

in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

"Obligee Guarantor" as defined in Section 7.7.

"Obligations" means all obligations of every nature of each Credit Party from time to time owed to any Agent (including any former Agent), any Lender, any Lender Counterparty, Royalty Owner, Warrant Owner, or any Indemnitee under any Transaction Document or Hedging Contract (including, with respect to a Hedging Contract, obligations owed thereunder to any Person who was a Lender Counterparty at any time such Hedging Contract was in effect), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments arising from or in connection with a Hedging Contract (including those for early termination of Hedging Contracts), fees, expenses, indemnification or otherwise.

"Oil and Gas Properties" means oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets.

"Organizational Documents" means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Transaction Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

"ORRI" means the overriding royalty interest in the Properties conveyed by Company to Royalty Owner pursuant to the ORRI Conveyance.

"ORRI Conveyance" means, collectively, the Conveyance of Overriding Royalty Interest executed by Company in favor of Royalty Owner on the Closing Date and the additional conveyances, if any, executed by Company in favor of Royalty Owner pursuant to Section 5.22, in each case, as amended or supplemented from time to time.

"Other Permitted Capital Expenditures" means capital expenditures (other than ANCF Capital Expenditures) approved by Required Lenders at the time in question by means of an Approval Letter.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"PDP Collateral Coverage Ratio" means, as of any date of determination, the quotient obtained by dividing the Modified PDP NPV as determined for such day in an Engineering Report, by all Indebtedness of Company and its Subsidiaries outstanding at the end of such day, exclusive of any Indebtedness resulting from the application of FASB Statement 133 or 143.

"Permitted G&A Expense Amount" means the amount of $250,000 per calendar month; provided that if a Default or an Event of Default exists or existed in such calendar month ("Subject Month"), then such amount shall be reduced to $125,000 for such Subject Month. The parties agree and acknowledge that such amount comprises the "Service Fee" payable under the Management Services Agreement.

"Permitted Investments" means Investments:

(a) in open market commercial paper, maturing within 270 days after acquisition thereof, which is rated at least A-1 by S&P or P-1 by Moody's.

(b) in marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or- agency thereof and entitled to the full faith and credit of the United States of America.

(c) in demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose certificates of deposit are rated at least Aa3 by S&P or AA- by Moody's.

(d) in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (b) above entered into with any commercial bank meeting the specifications of clause (c) above.

(e) in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (d) above.

"Permitted Liens" means each of the Liens permitted pursuant to Section 6.2.

"Permitted Other Distributions" as defined in Section 6.6(d).

"Permitted Tax Distributions" as defined in Section 6.6(c).

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

"Post-Default Rate" as defined in Section 2.8.

"Principal Office" means (a) with respect to the Administrative Agent, its "Principal Office" as set forth on Appendix B, or such other office as the Administrative Agent may from time to time designate in writing to Company and each Lender, and (b) with respect to each Lender, such Lender's lending office as designated and set forth on Appendix B, or such other office as such Lender may from time to time designate in writing to Company and the Administrative Agent.

"Pro Rata Share" means, with respect to each Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders.

"Projected Oil and Gas Production" means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of a Hedging Contract or a particular month, as applicable, from properties and interests owned by Company or any Subsidiary Guarantor which are located in or offshore of the United States and which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent Engineering Report delivered pursuant to Section 5.2(e), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental reports meeting the requirements of Section 5.2(e) and otherwise are satisfactory to Administrative Agent.

"Projections" as defined in Section 4.19.

"Properties" means, collectively, those undivided interests in Oil and Gas Properties and interests in other real and personal property which are, at the time in question, owned by Company or any of its Subsidiaries.

"Proved Collateral Coverage Ratio" means, as of any date of determination, the quotient obtained by dividing the Modified Proved NPV as determined for such day in an Engineering Report, by all Indebtedness of Company and its Subsidiaries outstanding at the end of such day, exclusive of any Indebtedness resulting from the application of FASB Statement 133 and 143.

"Proved Reserves" means "Proved Reserves" as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the "Definitions") promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. "Proved Developed Producing Reserves" means Proved Reserves which are categorized as both "Developed" and "Producing" in the Definitions, "Proved Developed Nonproducing Reserves" means Proved Reserves which are categorized as both "Developed" and "Nonproducing" in the Definitions, and "Proved Undeveloped Reserves" means Proved Reserves which are categorized as "Undeveloped" in the Definitions, provided that the following criteria shall also apply to Proved Developed Producing Reserves: (a) no reserves shall be classified as Proved Developed Producing Reserves until a minimum of forty-five (45) days of production have occurred in at least one consecutive period of sixty (60) days following any operation, workover or capital expenditure, and (b) during such forty-five (45) days of production, the well relating to such reserves must be tested a minimum of three (3) times for at least twenty-four (24) hours of continuous duration.

"Quarterly Payment Date" means the 26th day of each March, June, September and December, commencing with June 26, 2007, in the case of payments of interest, and September 26, 2007, in the case of ANCF calculations and principal payments.

"Register" as defined in Section 2.5(b).

"Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

"Required Capital Date" means the date on which (a) Parent has received net cash proceeds from the issuance of debt or sale of its Capital Stock made after the Closing Date in an aggregate amount of not less than $7,500,000 and any portion thereof which is not comprised solely of common equity (which shall not include convertible instruments, warrants, or similar instruments) shall be on terms and conditions satisfactory to the Administrative Agent in all respects and (b) at least $7,500,000 of equity capital has been contributed by Parent to Borrower on terms and conditions satisfactory to the Administrative Agent in all respects.

"Required Lenders" means one or more Lenders having or holding Loan Exposure and representing more than fifty percent (50%) of the aggregate Loan Exposure of all Lenders; provided that, solely in connection with the exercise of rights and remedies related to the Collateral granted to the Secured Parties under the Security Documents, "Required Lenders" means one or more Lenders and Lender Counterparties having or holding Loan Exposure and representing more than fifty percent (50%) of the aggregate Loan Exposure of all Lenders and Lender Counterparties.

"Royalty Owner" means MTGLQ Investors, L.P., a Delaware limited partnership, together with its successors and assigns.

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation, or its successor.

"Secured Parties" means the Beneficiaries and any other Person to whom any Obligations are at any time owed.

"Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Security Documents" means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Credit Party to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations, Lender Hedging Obligations or the performance of any Credit Party's other duties and obligations under the Transaction Documents.

"Security Schedule" means Schedule 1.1 hereto.

"Sellers" means Masters Resources, LLC, a Texas limited liability company and Masters Oil & Gas, LLC, a Texas limited liability company.

"Solvency Certificate" means (a) a Solvency Certificate of the chief financial officer of Company and (b) a Solvency Certificate of the chief financial officer of Parent, each substantially in the form of Exhibit G-2.

"Solvent" means, with respect to any Credit Party, that as of the date of determination (a) the sum of such Credit Party's debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party's present assets; (b) such Credit Party's capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or as contemplated with respect to any transaction contemplated or undertaken after the Closing Date; (c) such Credit Party has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) such Credit Party is "solvent" within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

"Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent (50%) or more by such Person.

"Subsidiary Guarantor" means any Subsidiary of Company which has executed and delivered a Counterpart Agreement.

"Syndication Agent" as defined in the preamble hereto.

"Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, "Tax on the overall net income" or "income Tax" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's applicable Principal Office is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person or its applicable Principal Office.

"Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the PBGC pursuant to a waiver by such corporation, or (b) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days, or (c) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (d) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (e) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (f) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

"Transaction Document" means any of this Agreement, the Notes (if any), the Guaranty, the Security Documents, the Equity Document (so long as the Equity Owner is the holder of any equity membership interests issued thereunder), the ORRI Conveyance, the Warrants, the registration rights agreement relating thereto, the Management Services Agreement, and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, any Lender, any Lender Counterparty, Royalty Owner, or Warrant Owner in connection herewith.

"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

"Uncommitted Amount" means, for each Lender, such Lender's Pro Rata Share of (a) the Facility Amount minus (b) the aggregate Commitments.

"Uncommitted Loan" means any loan made by a Lender to Company pursuant to Section 2.1(b).

"Warrant Owner" means Goldman, Sachs & Co., together with its respective successors and assigns.

"Warrants" means the warrants to purchase shares of Parent's Common Stock, issued by Parent to Warrant Owner pursuant to that certain Warrant to Purchase Common Stock of Tekoil & Gas Corporation of even date herewith, together with all warrants issued upon transfer, exchange or in replacement thereof.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.2(a), 5.2(b), 5.2(c) and 5.2(d) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.2(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare Parent's audited Consolidated financial statements as of December 31, 2005.

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The word "or" is not exclusive. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Transaction Document).

1.4 Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Transaction Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Transaction Document to be construed against any party because of its role in drafting such Transaction Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

SECTION 2
LOANS

2.1 Loans.

(a) Committed Facility. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to Company in an amount less than or equal to such Lender's Commitment. Subject to the terms and conditions hereof, Company may make additional borrowings under the Commitments after the Closing Date, pro rata from each Lender, until the entire Commitment of each Lender has been borrowed, provided that (A) each such borrowing must equal or exceed $1,000,000 for all Lenders collectively and (B) no such borrowing may be made after the Availability Termination Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11 and 2.14, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

(b) Uncommitted Facility. A Lender may, but is not obligated to, on the terms and conditions set forth in this Agreement, make Uncommitted Loans to Company from time to time during the period commencing with the Closing Date and ending on the Availability Termination Date in an amount not to exceed such Lender's Uncommitted Amount; provided that (i) each such borrowing must equal or exceed $1,000,000 for all Lenders collectively, (ii) no such borrowing may be requested to be made after the Availability Termination Date, and (iii) no Uncommitted Loan may be made unless each of the Lenders agrees to fund its respective Pro Rata Share of the aggregate amount of the requested Uncommitted Loans. Any amount borrowed under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11 and 2.14, all amounts owed hereunder with respect to the Uncommitted Loans shall be paid in full no later than the Maturity Date. NOTWITHSTANDING ANYTHING HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT TO THE CONTRARY, NO LENDER IS OBLIGATED IN ANY WAY TO MAKE ANY UNCOMMITTED LOANS OR OTHER EXTENSIONS OF CREDIT OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 2.1(a) ABOVE. EACH LENDER'S DECISION TO MAKE OR NOT MAKE ANY UNCOMMITTED LOANS SHALL BE MADE IN SUCH LENDER'S SOLE AND ABSOLUTE DISCRETION.

2.2 Borrowing Mechanics.

(a) Committed Loans. Company shall deliver to Administrative Agent a fully executed Funding Notice for Committed Loans as of the Closing Date or five (5) Business Days prior to any subsequent borrowing of Committed Loans. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the date specified in such Funding Notice, by wire transfer of same day funds in Dollars, at Administrative Agent's Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to Company on such date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be paid to Company by wire transfer of immediately available funds in the amounts and to the accounts set out in writing to Administrative Agent by Company; provided that the proceeds of the Loans available to Company on the Closing Date shall be paid to Company by wire transfer of immediately available funds in the amounts and to the accounts set out on Schedule 2.2. Such wire transfers shall include the payment to Bracewell & Giuliani LLP, Administrative Agent's attorneys, of their estimated attorneys' fees, recording costs, and other out-of-pocket transaction costs and expenses incurred on behalf of Administrative Agent in connection with the transactions contemplated hereby (with any unused portion of such funds to be returned to Company and any fees, costs and expenses remaining unpaid to be paid by Company as provided in Section 10.2).

(b) Uncommitted Loans. Company shall deliver to Administrative Agent a fully executed Funding Notice for Uncommitted Loans at least 20 Business Days prior to the requested Credit Date for such Uncommitted Loans. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of such requested borrowing. On or prior to the fourth (4th) Business Day preceding to the requested Credit Date, each Lender shall inform the Administrative Agent in writing of its decision to provide or not provide its Pro Rata Share of such requested borrowing (which decision is made in each Lender's sole and absolute discretion); provided that, any Lender not responding to the Administrative Agent in writing on or prior to such fourth (4th) Business Day shall be deemed to have declined to provide such requested Uncommitted Loans. No Uncommitted Loan shall be made hereunder if any Lender shall decline, or is deemed to have declined, to provide its Pro Rata Share of such requested Uncommitted Loans. On or prior to the third (3rd) Business Day prior to the requested borrowing, the Administrative Agent shall notify Company and the Lenders of the Lenders' decision with respect to such requested borrowing. If such decision by the Lenders is to provide such requested borrowing, then each Lender shall make its Uncommitted Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the date specified in such Funding Notice, by wire transfer of same day funds in Dollars, at Administrative Agent's Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to Company on such date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent's Principal Office or to such other account as may be designated in writing to Administrative Agent by Company. Such wire transfers shall include the payment to Bracewell & Giuliani LLP, Administrative Agent's attorneys, of their estimated attorneys' fees, recording costs, and other out-of-pocket transaction costs and expenses incurred on behalf of Administrative Agent in connection with the transactions contemplated hereby (with any unused portion of such funds to be returned to Company and any fees, costs and expenses remaining unpaid to be paid by Company as provided in Section 10.2).

2.3 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. With respect to Committed Loans, unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. With respect to Uncommitted Loans, if, pursuant to Section 2.2(b) hereof, the Administrative Agent has given notice to the Lenders and Company that the Lenders have agreed to provide such Uncommitted Loans, then the Administrative Agent may assume that each Lender has made its Pro Rata Share of such requested borrowing available to Administrative Agent on such Credit Date unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make such amount available to Administrative Agent. Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. In any event, if the full amount requested by Company is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at a rate equal to the sum of the Federal Funds Effective Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Effective Rate. With respect to Committed Loans only, nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.4 Use of Proceeds. Company will use the proceeds of Initial Loans made on the Closing Date to acquire Oil and Gas Properties and related assets from the Sellers as part of the Closing Date Transactions and to pay related expenses, costs and fees (including closing expenses, costs and fees with respect to the Transaction Documents). The proceeds of the Loans made after the Closing Date shall be applied by Company (a) to implement the Approved Plan of Development, (b) to make other expenditures from time to time approved by Required Lenders, (c) subject to the requirements of Section 6.3, to purchase crude oil puts / natural gas floors, and (d) for Company's working capital. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.5 Evidence of Liabilities; Register; Lenders' Books and Records; Notes.

(a) Lenders' Evidence of Liabilities. Each Lender shall maintain on its internal records an account or accounts evidencing the Liabilities of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or any Credit Party's Obligations in respect of any Loan. Company hereby designates J. Aron to serve as Company's agent solely for purposes of maintaining the Register as provided in this Section 2.5, and Company hereby agrees that, to the extent J. Aron serves in such capacity, J. Aron and its officers, directors, employees, agents and affiliates shall constitute "Indemnitees."

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a Note or Notes to evidence such Lender's Loans. All Notes evidencing Loans shall be in the form of Exhibit B and, for a Lender, in an amount equal to such Lender's pro rata share of the Facility Amount.

2.6 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof at the Effective Rate from the date made through repayment thereof (whether by acceleration or otherwise).

(b) Interest payable on all Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

(c) Interest on each Loan shall be due and payable in arrears, and Company shall pay such interest then accrued and owing, (i) on and to each Quarterly Payment Date applicable to that Loan; (ii) if an Event of Default exists, then on and to the 26th day of each calendar month; (iii) on the date of any prepayment of all or any portion of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iv) at maturity, including the Maturity Date.

2.7 Reserved.

2.8 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable Law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy Laws) payable on demand at a rate that is 3% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (the "Post-Default Rate"). Payment of interest at the Post-Default Rate is not, however, a permitted alternative to timely payment, and acceptance of interest at the Post-Default Rate shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.9 Fees. Pursuant to a letter agreement between Company and Administrative Agent, Company has promised to pay to Agents certain fees in the amounts and at the times agreed upon, and Company hereby repeats its promise to pay such fees.

2.10 ANCF Calculation. At least five (5) Business Days prior to each Quarterly Payment Date, Company shall furnish or cause to be furnished to Administrative Agent a schedule (reasonably supported, if requested, by supporting documentation) as of the end of the immediately preceding Calculation Quarter in which Company:

(a) calculates and determines each component of ANCF as described in the definition of ANCF;

(b) calculates and determines the resulting ANCF; and

(c) calculates the interest in respect of the Loans that will be due on such Quarterly Payment Date.

2.11 ANCF Payment of Principal. On each Quarterly Payment Date, Company will pay (or prepay) the principal of the Loans, without premium or penalty, in an amount equal to 100% of ANCF (or such lesser percentage of ANCF, not to be less than 50%, as may be selected by Agent in its sole discretion) for the immediately preceding Calculation Quarter.

2.12 Voluntary Prepayments. Company may prepay the Loans in full on any Quarterly Payment Date upon no less than 10 days' and no more than ninety (90) days' prior written notice to Administrative Agent of such prepayment, which notice shall include the date on which such prepayment shall be made. Upon the giving of any such notice, all outstanding principal amount of the Loans, shall become due and payable on the prepayment date specified therein together with any interest accrued thereon and, if such prepayment occurs on or prior to May 11, 2010, a Make-Whole Amount. Company shall have no right to prepay any principal amount of any Loan except as permitted in this Section 2.12 or as required under Section 2.13, and all notices given pursuant to this Section 2.12 shall be irrevocable and binding upon Company.

2.13 Mandatory Prepayments. In the event that a Change of Control occurs, Company shall give prompt written notice thereof to Lenders. Lenders may at any time, during the period beginning on the date of such Change of Control and ending ninety (90) days after such notice of such Change of Control has been given to Lenders, demand that Company prepay the Loans in full, which prepayment shall be due and payable on demand together with any interest accrued thereon and, if such prepayment occurs on or prior to May 11, 2010, a Make-Whole Amount. In addition, if any of the Obligations become due and payable pursuant to the "THEN" clause of Section 8.1 on or prior to May 11, 2010, in addition to, and concurrent with, the payment of principal and interest accrued thereon, Company shall also pay a Make-Whole Amount.

2.14 General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent's Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest or fees hereunder.

(e) Company hereby authorizes Administrative Agent to charge Company's accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(f) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

2.15 Ratable Sharing. As used in this section, "Obligation Category" means the following groups of Obligations: (a) payments due and owing to Lenders under Sections 5.9, 10.2 or 10.3 hereof or under any similar sections of any other Transaction Documents, (b) interest due and payable in respect of the Loans and payment of fees due and owing to Lenders under Section 2.9, and (c) the outstanding principal amount of the Loans. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of any Obligations in an Obligation Category that are then due and owing to such Lender hereunder or under the other Transaction Documents which is greater than the proportion received by any other Lender in respect of the Obligations in such Obligation Category that are then due and owing to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Obligations in such Obligation Category then due and owing to the other Lenders so that all such recoveries of Obligations in any Obligation Category shall be shared by all Lenders in proportion to the aggregate Obligations in such Obligation Category that are then due and owing to all of them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.16 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Law or any change therein or in the interpretation, administration or application thereof (including the introduction of any new Law), or any determination of any Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender or its Principal Office to any additional Tax (other than any Tax on the overall net income of such Lender or any "Specified Taxes" (as defined in the ORRI Conveyance)) with respect to this Agreement or any of the other Transaction Documents or any of its obligations hereunder or thereunder or any payments to such Lender or its Principal Office of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender or its Principal Office or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender or its Principal Office with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any Law (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or its Principal Office with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitment, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.17 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Transaction Documents shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender or any "Specified Taxes" (as defined in the ORRI Conveyance)) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by Law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Transaction Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a "Non-US Lender") shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Transaction Documents, or (ii) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Transaction Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Transaction Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.17(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.17, or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve Company of its obligation to pay any additional amounts pursuant to Section 2.17(b) in the event that, as a result of any change in any applicable Law, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

2.18 Measures to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become entitled to receive payments under Section 2.16 or 2.17 or it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16 or 2.17 or would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19 Collateral Accounts. Establishment of Collateral Accounts; Rules for Application.

(i) Company shall establish and maintain at its expense the Collateral Account.

(ii) From and after the Closing Date through the Maturity Date, Company shall deposit or cause to be deposited into the Collateral Account all gross cash revenues and receipts payable to a Credit Party from any source or activity.

(iii) Except as provided in clause (v) below or as otherwise approved with respect to Other Capital Expenditures, all amounts in the Collateral Account shall be applied in the order of priority referenced in clauses (b)(i) through (b)(ix) of the definition of ANCF.

(iv) Company may not instruct the administrator of the Collateral Account to transfer or disburse amounts from the Collateral Account. Administrative Agent shall, subject to the provisions of subsection (a)(v) below, transfer or disburse amounts from the Collateral Account (or such account of Administrative Agent into which such amounts are swept pursuant to the Collateral Account Agreement) to Company’s operating account (or, in Administrative Agent’s discretion, directly to the Persons entitled to receive payment of such amounts) from time to time for use in the ordinary course of Company’s business, subject to the terms and provisions of this Agreement, including the priority of payment provisions specified in subsection (a)(iii) above.

(v) After the occurrence of a Default under any Transaction Document or Company’s failure to comply with the terms of this Section 2.19, the Administrative Agent may, at its option, from time to time apply all sums in the Collateral Account (or such account of Administrative Agent into which such amounts are swept pursuant to the Collateral Account Agreement) to the reduction of outstanding principal, interest and other sums owed by Company on, the Loans, the other Obligations, or the Transaction Documents.

(b) Notice. Company and each of its Subsidiaries shall send a notice, in form acceptable to Administrative Agent, to all existing and/or new purchasers of Hydrocarbons produced from their Oil and Gas Properties, directing them to forward all amounts payable to such Credit Party directly to the Collateral Account at the mailing address of the depositary bank for deposit into the Collateral Account. The failure of such Persons to comply with any such notice shall not constitute a Default hereunder by any Credit Party, provided that (i) such Person’s failure to comply with such notice is not done at the request of a Credit Party and (ii) the applicable Credit Party shall forward all amounts received from such Persons to the Collateral Account within three (3) Business Days of such Credit Party’s receipt thereof.

(c) Acknowledgments. Company and each of its Subsidiaries hereby acknowledges that:

(i) It has granted and assigned to Administrative Agent, for the benefit of the Beneficiaries, a first priority, perfected security interest in the Collateral Account, all funds therein and all proceeds thereof pursuant to the Collateral Account Agreement; and

(ii) No Credit Party shall be permitted to withdraw, transfer or disburse any funds from the Collateral Account.

(d) Attorney-in-fact. Company and each of its Subsidiaries hereby appoints Administrative Agent its attorney-in-fact, with full power of substitution, to execute and file on behalf of such Credit Party, any financing statement, continuation statement or instrument of further assurance to more effectively perfect, continue or confirm (i) the provisions of this Section 2.19 and of any agreement entered into by Company, Administrative Agent and the depositary bank administering the Collateral Account and (ii) the security interest granted in the Collateral Account. This power, being coupled with an interest, shall be irrevocable until all amounts due in connection with the Obligations have been paid in full.

SECTION 3
CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Transaction Documents. (i) Administrative Agent shall have received counterparts of each Transaction Document originally executed and delivered by each applicable Credit Party and in such numbers as Administrative Agent or its counsel may reasonably request and (ii) the Equity Owner shall have received the Equity Document originally executed and delivered by the Company and the other parties thereto and in such numbers as the Equity Owner or its counsel may reasonably request.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies, certified as of the Closing Date by an Authorized Officer of each Credit Party or the secretary or an assistant secretary of such Credit Party as being in full force and effect without modification, supplement or amendment, of (A) each Organizational Document executed and delivered by such Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (B) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or by which it or its assets may be bound as of the Closing Date; (C) a good standing certificate from the applicable Governmental Authority of such Credit Party's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (D) such other documents as Administrative Agent may reasonably request, and (ii) signature and incumbency certificates of the officers of each Credit Party executing the Transaction Documents.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Company and its Subsidiaries, after giving effect to the Closing Date Transactions, shall be as set forth on Schedule 4.14.

(d) Application of Loan Proceeds. On the Closing Date, Company shall have arranged for appropriate portions of the Loans then to be funded to be paid directly to the Persons who are to receive the Loan as described in the first sentence of Section 2.4.

(e) Initial Hedging Contracts. On or prior to the Closing Date, Company shall, on terms satisfactory to Administrative Agent and Syndication Agent, have entered into Hedging Contracts with a counterparty who is rated at least A by S&P or A2 by Moody's under which Company will receive the following:

(i) for notional MMBtus of Houston Ship Channel Natural Gas in at least the number of MMBtus specified in the following table, a floor price of at least the amount specified below:

Year	MMBtus per year	Minimum Price
2007	336,362	$7.50
2008	406,738	$7.50
2009	280,546	$7.50
2010	193,580	$7.50
2011	52,476	$7.50

(ii) for notional barrels of West Texas Intermediate light sweet crude oil in at least the number of barrels specified in the following table, a floor price of at least the amount specified below:

Year	Barrels per year	Minimum Price
2007	41,647	$65.00
2008	49,918	$65.00
2009	38,751	$65.00
2010	30,084	$65.00
2011	7,698	$65.00

(f) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Transaction Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Syndication Agent and Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Acquisition Documents or the Transaction Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) First Priority Lien on Oil and Gas Properties. In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and (subject to any filing or recording referred to herein) perfected First Priority Lien on such Oil and Gas Properties of the Borrower and its Subsidiaries as Administrative Agent might request, Administrative Agent shall have received from Company:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Oil and Gas Properties;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which such a Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state, the perfection of the Liens created thereby, and such other matters as Administrative Agent may reasonably request, in each case in form and substance satisfactory to Administrative Agent; and

(iii) an amount necessary to cover all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Properties in the appropriate real estate records.

(h) Personal Property Collateral. In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and (subject to any filing or recording referred to herein) perfected First Priority security interest in (i) all personal property of Company and its Subsidiaries, (ii) all Capital Stock owned by Company in any of its Subsidiaries or any other Person, and (iii) all Capital Stock of Company held by Parent, subject to Article 9 of the UCC, and in order to effect the foregoing, the Administrative Agent shall have received from Company evidence that Company, its Subsidiaries, and Parent shall have taken or caused to be taken any action, executed and delivered or caused to be executed and delivered any agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Administrative Agent.

(i) Environmental Reports. Syndication Agent and Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Syndication Agent and Administrative Agent, regarding environmental matters relating to Company's and its Subsidiaries' material real property assets, which reports shall include a Phase I environmental assessment of recent date prepared by E.Vironment, L.P.

(j) Financial Statements; Projections; Approved Plan of Development. Lenders shall have received from Company (i) the Current Financial Statements, which shall be in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent, (ii) the Projections, and (iii) the Approved Plan of Development, which shall be in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent.

(k) Evidence of Insurance; Premium Down Payment. Syndication Agent and Administrative Agent shall have received (i) a certificate from Company's insurance broker or other evidence reasonably satisfactory to them that all insurance required to be maintained pursuant to Section 5.8 is in full force and effect and that Administrative Agent have been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 5.8 and (ii) evidence reasonably satisfactory to them that a down payment of at least $450,000 has been made by or on behalf of Company with respect to the premiums therefor.

(l) Opinions of Counsel to Credit Parties. Syndication Agent and Administrative Agent shall have received originally executed copies of the favorable written opinions of Baker & Hostetler, LLP as counsel for the Credit Parties, in the form of Exhibit D or such other form acceptable to the Administrative Agent, and opining as to such other matters as Administrative Agent or Syndication Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(m) Fees. Company shall have paid to Syndication Agent and Administrative Agent the fees payable on the Closing Date that are referred to in Section 2.9.

(n) Solvency Certificates. On the Closing Date, Syndication Agent and Administrative Agent shall have received a Solvency Certificate from each of Company and Parent dated the Closing Date and addressed to Syndication Agent, Administrative Agent and Lenders, and in the form of Exhibit G-2 appropriately completed, with appropriate attachments and demonstrating that after giving effect to the consummation of this Agreement and the Closing Date Transactions, each of Company and its Subsidiaries and Parent and its Subsidiaries are Solvent.

Closing Date Transactions, each of Company and its Subsidiaries and Parent and its Subsidiaries are Solvent.

(o) Closing Date Certificate. Company shall have delivered to Syndication Agent and Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(p) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Syndication Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Acquisition Documents or the Transaction Documents, or that could have a Material Adverse Effect.

(q) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Syndication Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and Syndication Agent and such counsel, and Administrative Agent, Syndication Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Syndication Agent may reasonably request. Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

(r) Termination of Existing Liens. Administrative Agent shall have received evidence satisfactory to Administrative Agent, confirming that the property of Company and its Subsidiaries, as well as the Capital Stock of Company, is subject to no Liens other than Permitted Liens.

(s) Closing Date Transactions. Administrative Agent shall have received (i) a certificate of an Authorized Officer of Company certifying that Company is concurrently consummating the Closing Date Transactions (with all of the conditions precedent thereto having been satisfied in all respects by the parties thereto) and acquiring all of the Acquired Assets; (ii) copies of the assignments, deeds and leases for all of such Acquired Assets; (iii) such other related documents and information as Administrative Agent shall have reasonably requested. Company hereby acknowledges and agrees that (y) the consummation of the transactions contemplated under this Agreement and the Closing Date Transactions, including the making of the Loans, are intended to be simultaneous for all intents and purposes, and (z) each Credit Party shall be deemed to have executed and delivered each applicable Transaction Document as set forth in this Section 3.1, including each Security Document, immediately prior to or simultaneously with the making of the Loans hereunder.

(t) Management Services Agreement. Administrative Agent shall have received a duly executed copy of the Management Services Agreement, in form and substance satisfactory to Administrative Agent.

(u) Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of Company and its Subsidiaries, including, a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing. The Lenders shall have received satisfactory title opinions, and/or such other evidence that may be reasonably requested by the Administrative Agent, as to the status of title to the Oil and Gas Properties of the Borrower and its Subsidiaries.

(v) Engineering Report. Administrative Agent and Lenders shall have received the Initial Engineering Report, and the same shall be satisfactory to Administrative Agent and Lenders.

(w) Bank Account Control Agreements. In addition to the Collateral Account Agreement, Administrative Agent shall have received duly executed control agreements from each institution holding Deposit Accounts of Company or any of its Subsidiaries pursuant to which such institution recognizes Administrative Agent's Lien in such Deposit Accounts and, upon the occurrence and during the continuance of an Event of Default, agrees to transfer collected balances in all such Deposit Accounts to Administrative Agent pursuant to its instructions from time to time.

(x) Capitalization of Company; Current Ratio. Administrative Agent and Lenders shall be satisfied with the pro forma capital and ownership structure and the shareholder arrangements of Company. Without limiting the foregoing, Company shall have at least $300,000 of cash on its balance sheet after giving effect to the Closing Date Transactions and the making of the Closing Date Credit Extensions. Administrative Agent and Lenders shall be satisfied that the ratio of Company's Consolidated Current Assets to Company's Consolidated Current Liabilities will not be less than 1.0 to 1.0 as of the last day of the Fiscal Quarter most recently ended prior to the Closing Date, after giving pro forma effect to the Closing Date Transactions, the Initial Loans and the payment of all transaction costs, fees and expenses associated therewith and in connection with this Agreement.

(y) Acquisition Documents. Each of the representations and warranties made by any party in the Acquisition Documents shall be true and correct in all material respects, and none of such parties shall have failed to perform any obligation or covenant required by the Acquisition Documents to be performed or complied with by it on or before the Closing Date. Simultaneously with making of the Loans on the Closing Date, all transactions under the Acquisition Documents shall have been consummated in compliance with the terms and conditions thereof and all conditions precedent to such consummation shall be fully satisfied.

(z) Other Documentation. Administrative Agent shall have received all documents and instruments which Administrative Agent has then reasonably requested, in addition to those described in this Section 3.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. No Loan shall be made on any Credit Date, including the Closing Date, unless each of the following conditions precedent have been satisfied or waived in accordance with Section 10.5:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii) as of such Credit Date, the representations and warranties contained herein and in the other Transaction Documents shall be true and correct in all respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date;

(iii) as of such Credit Date, no event or circumstance shall have occurred and be continuing or could reasonably be expected to result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(iv) with respect to Uncommitted Loans, each Lender shall have decided to make such Uncommitted Loans and all procedures, notices and other requirements required under Section 2.2(b).

Any Agent or Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Required Lender such request is warranted under the circumstances.

(b) Funding Notices. Any Funding Notice shall be executed by an Authorized Officer of Company in a writing delivered to Administrative Agent. With respect to Committed Loans only, in lieu of delivering a Funding Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion or continuation; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to Administrative Agent on or before the applicable date of borrowing or conversion or continuation. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

SECTION 4
REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, Royalty Owner, Warrant Owner, and each Lender, on the Closing Date (both immediately prior to and immediately after giving effect to the Closing Date Transactions) and on each Credit Date, that the following statements are true and correct:

4.1 No Default. No event has occurred and is continuing which constitutes a Default.

4.2 Organization and Good Standing. Each Credit Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Credit Party is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary. Each Credit Party has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States, if any, wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

4.3 Authorization. Each Credit Party has duly taken all action necessary to authorize the execution and delivery by it of the Transaction Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Company is duly authorized to borrow funds hereunder.

4.4 No Conflicts or Consents. The execution and delivery by the various Credit Parties of the Transaction Documents to which each is a party, the performance by each of its obligations under such Transaction Documents, and the consummation of the transactions contemplated by the various Transaction Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the Organizational Documents of any Credit Party, or (iii) any agreement, judgment, license, order or permit applicable to or binding upon any Credit Party, (b) result in the acceleration of any Indebtedness owed by any Credit Party, or (c) result in or require the creation of any Lien upon any assets or properties of any Credit Party except as expressly contemplated in the Transaction Documents. Except as expressly contemplated in the Transaction Documents no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Credit Party of any Transaction Document or any Acquisition Document or to consummate any transactions contemplated hereby or thereby.

4.5 Enforceable Obligations. This Agreement is, and the other Transaction Documents when duly executed and delivered will be, legal, valid and binding obligations of each Credit Party which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors' rights and by general principles of equity.

4.6 Current Financial Statements. Company has heretofore delivered to each Lender true, correct and complete copies of the Current Financial Statements. The Current Financial Statements fairly present Company's pro forma Consolidated financial position at the date thereof. Since the date of the Current Financial Statements no Material Adverse Effect has occurred. The Current Financial Statements were prepared in accordance with GAAP, except as noted therein.

4.7 Other Obligations and Restrictions. As of the date hereof, neither Company nor any of its Subsidiaries has any outstanding Liabilities of any kind (including obligations under farm-in agreements, other obligations to make capital expenditures, contingent obligations, tax assessments, and unusual forward or long-term commitments) which is, in the aggregate, material to Company or material with respect to Company's Consolidated financial condition and not shown in the Current Financial Statements or disclosed in Schedule 4.7. As of the date hereof, neither Parent nor any of its Subsidiaries has any outstanding Liabilities of any kind (including obligations under farm-in agreements, other obligations to make capital expenditures, contingent obligations, tax assessments, and unusual forward or long-term commitments) which is, in the aggregate, material to Parent or material with respect to Parent's Consolidated financial condition and not shown in the financial statements of Parent most recently filed with the SEC or disclosed in Schedule 4.7. All obligations of Company or any Subsidiary to make capital expenditures to drill or otherwise develop any oil, gas or mineral properties are specified in Schedule 4.7 (by well or project, describing the dollar amount of each such obligation) or in the APOD. Except as shown in the Current Financial Statements or disclosed in Schedule 4.7, no Credit Party is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which is materially likely to cause a Material Adverse Effect.

4.8 Full Disclosure. As of the date of delivery, no certificate, statement or other information delivered herewith or heretofore by any Credit Party to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Credit Party (other than industry-wide risks normally associated with the types of businesses conducted by the Credit Parties) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Credit Party (other than industry-wide risks normally associated with the types of businesses conducted by the Credit Parties) that has not been disclosed to each Lender in writing which is materially likely to cause a Material Adverse Effect. Except as disclosed on Schedule 4.8, and consented to by the Administrative Agent, with respect to the Initial Engineering Report, there are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Company does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Company has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

4.9 Litigation. Except as disclosed in Schedule 4.9: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Credit Party threatened, against any Credit Party before any Governmental Authority (i) which could cause a Material Adverse Effect or (ii) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or purport to affect or pertain to the Acquisition or any Acquisition Document, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Credit Party or any Credit Party's stockholders, partners, directors or officers which could cause a Material Adverse Effect.

4.10 Labor Disputes and Acts of God. Neither the business nor the properties of any Credit Party has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought; storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could cause a Material Adverse Effect.

4.11 ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in Schedule 4.11. Except as disclosed in Schedule 4.11, no Termination Event has occurred or is reasonably expected to occur with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA and other applicable Laws in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in Section 4001 of ERISA. Except as set forth in Schedule 4.11: (a) no "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (b) the current value of each ERISA Plan's benefits does not exceed the current value of such ERISA Plan's assets available for the payment of such benefits by more than $500,000. None of the assets of the Credit Parties are subject to Title I of ERISA or Section 4975 of the Internal Revenue Code.

4.12 Environmental and Other Laws. Except as disclosed in Schedule 4.12: (a) Credit Parties are, to their knowledge after due inquiry, conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have been and are in compliance in all material respects with all licenses and permits required under any such Laws; (b) none of the operations or properties of any Credit Party is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Credit Party (and to the best knowledge of Company, no other Person) has filed any notice under any Law indicating that any Credit Party is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Credit Party; (d) no Credit Party has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Credit Party otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials. Each Credit Party undertook, at the time of its acquisition of each of its material Properties, all appropriate inquiry into the previous ownership and uses of each such Property and any potential environmental liabilities associated therewith. Each Credit Party's liability for future plugging and abandonment costs is properly reflected in the Current Financial Statements, in the financial statements of Parent most recently filed with the SEC, in the most recently delivered financial statements pursuant to Section 5.2(b), or on Schedule 4.12, as applicable.

4.13 Names and Places of Business. No Credit Party has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 4.13. Except as otherwise indicated in Schedule 4.13, the chief executive office and principal place of business of each Credit Party are (and for the preceding five years have been) located at the address of Company set out in Appendix B. Except as indicated in Schedule 4.13, no Credit Party has any other office or place of business. Company has obtained from Sellers a complete list of all prior names and places of organization or residence of Sellers during the preceding five years.

4.14 Subsidiaries. Schedule 4.14 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the transactions contemplated herein. Company owns, directly or indirectly, the Capital Stock in each of its Subsidiaries which is indicated in Schedule 4.14 and Company has no other Subsidiary or owns no other Capital Stock in any corporation or other Person. Except as set forth in Schedule 4.14, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, any Capital Stock of Company or any of its Subsidiaries.

4.15 Licenses. Each Credit Party possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation in any material respect of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Credit Party is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

4.16 Government Regulation. Neither Company nor any other Credit Party owing Obligations is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended, modified or supplemented) or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

4.17 Solvency. Upon giving effect to the issuance of the Notes and the making of the Loans, the execution of the Transaction Documents and the Acquisition Documents by Company and each applicable Credit Party and the consummation of the transactions contemplated hereby and thereby, Company and each other Credit Party will be Solvent.

4.18 Taxes. Each Credit Party has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any Credit Party and all other penalties or charges. The charges, accruals and revenues on the books of each Credit Party in respect of taxes and other governmental charges are, in the opinion of Company, adequate. No Credit Party has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes, except as listed in Schedule 4.18.

4.19 Projections. On and as of the Closing Date, the projections of Company and its Subsidiaries for the period Fiscal Year 2007 through and including Fiscal Year 2011 (the "Projections") are based on good faith estimates and assumptions made by the management of Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Company believed that the Projections were reasonable and attainable.

4.20 No Distributions. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Distribution or agreed to do so except as permitted pursuant to Section 6.6.

4.21 Title to Properties; Accounts. Each of Company and its Subsidiaries has (a) good and defensible title to (in the case of fee interests in real property and leasehold interests in Oil and Gas Properties), (b) valid leasehold interests in (in the case of leasehold interests in other real or personal property), and (c) good title to (in the case of all other personal property), all of their respective properties and assets purported to be subject to the Mortgages and in the most recent financial statements delivered pursuant to Section 5.2, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.5. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens. The ORRI will be conveyed to Royalty Owner by Company, free and clear of any Lien other than the Permitted Liens. Neither Company nor any of its Subsidiaries has granted control over any Deposit Accounts to any Person, other than Administrative Agent and the bank with which any Deposit Account is maintained. Neither Company nor any of its Subsidiaries has any "securities accounts" as defined and described in the UCC and, as of the Closing Date, neither Company nor any of its Subsidiaries has any Deposit Accounts other than those listed on Schedule 4.3 to the Pledge and Security Agreement of even date herewith which are, on the Closing Date, subject to an account control agreement reasonably satisfactory to the Administrative Agent.

4.22 No Defaults. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. Schedule 4.22 contains a true, correct and complete list of all the Material Contracts (other than oil and gas leases) in effect on the Closing Date, and except as described thereon, all such Material Contracts (other than oil and gas leases) are in full force and effect and no defaults currently exist thereunder.

4.23 Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Company will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

4.24 Certain Fees. No broker's or finder's fee or commission will be payable with respect hereto or any of the actions contemplated hereby or with respect to the Closing Date Transactions, other than the fees identified in Schedule 4.24 attached hereto.

4.25 Leases and Contracts; Performance of Obligations. The leases, deeds, and other agreements forming a part of the Oil and Gas Properties of Company and its Subsidiaries to which Proved Reserves are attributed in the Initial Engineering Report and each subsequent Engineering Report are in full force and effect. All rents, royalties and other payments due and payable under such leases, deeds, and other agreements have been properly and timely paid other than to the extent such could not reasonably be expected to cause the loss or forfeiture of any such Proved Reserves. Neither Company nor any of its Subsidiaries is in default with respect to its obligations (and neither Company nor any of its Subsidiaries is aware of any default by any third party with respect to such third party's obligations) under any such leases, deeds, and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of any such Person's Oil and Gas Properties, where such default could adversely affect the ownership or operation of any Oil and Gas Properties to which any such Proved Reserves are attributed. Neither Company nor any of its Subsidiaries is currently accounting for any royalties, or overriding royalties or other payments out of production due to any Person, on a basis (other than delivery in kind) less favorable to such Person than proceeds received by the Company or such Subsidiary (calculated at the well) from sale of production, and neither Company nor any of its Subsidiaries has any liability (or alleged liability) to account for the same on any such less favorable basis.

4.26 Marketing Arrangements. Except as set forth in Schedule 4.26, no Oil and Gas Property of Company or any Subsidiary is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to Company or any Subsidiary other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Schedule 4.26 in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property of Company or any Subsidiary is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on 120 days' (or less) notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm's length transactions made on the best terms reasonably available with third parties not affiliated with Credit Parties. Company and each Subsidiary is presently receiving a price for all production from (or attributable to) each of its Oil and Gas Property covered by a production sales contract or marketing contract listed in Schedule 4.26 that is computed in accordance with the terms of such contract, and neither Company nor any Subsidiary is having deliveries of production from such Oil and Gas Property curtailed by any purchaser or transporter of production substantially below such property's delivery capacity, except for curtailments caused (a) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of Company or any Subsidiary and which by the exercise of reasonable diligence Company or such Subsidiary is unable to prevent or overcome, and (b) by routine maintenance requirements in the ordinary course of business.

4.27 Right to Receive Payment for Future Production. Except as set forth in Schedule 4.27, neither Company nor any Subsidiary, nor any such Person's predecessors in title, has received prepayments (including payments for gas not taken pursuant to "take or pay" or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties of Company or any Subsidiary after the date hereof. Except as set forth in Schedule 4.27, no Oil and Gas Property of Company or any Subsidiary is subject to any "take or pay", gas imbalances or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any such Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. Except as set forth in Schedule 4.27, prior to the date hereof the value of the overproduction or underproduction of all gas attributable to the Acquired Assets is less than Fifty Thousand Dollars and No/100 ($50,000.00), based upon valuation of the gas using Five Dollars and No/100 ($5.00) per MCF, less applicable royalties and taxes. Sellers will deliver to Company a certificate to this effect on the Closing Date, per the Acquisition Agreements. No Oil and Gas Property of Company or any Subsidiary is subject at the present time to any regulatory refund obligation and, to the best of Company's and each Subsidiary's knowledge, no facts exist which might cause the same to be imposed.

4.28 Operation of Oil and Gas Properties. The Oil and Gas Properties of Company and its Subsidiaries (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of such Oil and Gas Properties after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity in all material respects with all oil, gas or other mineral leases and other contracts and agreements forming a part of such Oil and Gas Properties and in conformity with the Permitted Liens. No Oil and Gas Property of Company or any Subsidiary is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and (ii) none of the wells located on such Oil and Gas Properties (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable Laws, and such wells are bottomed under and producing from, with the well bores wholly within, such Oil and Gas Properties (or, in the case of wells located on properties unitized therewith, such unitized properties). Company and each of its Subsidiaries has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Property, and no Credit Party has received notice of any violations in respect of any such licenses or permits.

4.29 Ad Valorem and Severance Taxes; Litigation. Company and each of its Subsidiaries has paid and discharged all ad valorem taxes assessed against its Oil and Gas Property or any part thereof and all production, severance and other taxes assessed against, or measured by, the production or the value, or proceeds, of the production therefrom. There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to any Credit Party's knowledge, threatened) which might adversely affect any Oil and Gas Property of Company or any Subsidiary, including any which challenge or otherwise pertain to any such Credit Party's title to any Oil and Gas Property or rights to produce and sell oil and gas therefrom.

4.30 Working Interest; Net Revenue Interest. Each delivery of the monthly report required under 5.2(f) by Company to the Administrative Agent shall constitute a representation and warranty by Company to the Administrative Agent and the Lenders that Company and its Subsidiaries, as applicable, own the Oil and Gas Properties specified therein subject to a First Priority Lien and free and clear of any Liens (except Permitted Liens). On and after the delivery of the monthly report as required under Section 5.2(f), the ownership by Company or the applicable Subsidiary Guarantor of the Eligible Mortgaged Properties does and will, with respect to each well or unit identified on such monthly reports as required under Section 5.2(f)(vi), entitle such Credit Party to receive (subject to the terms and provisions of the Mortgage) a decimal or percentage share of the Hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal or percentage share set forth, for such well or unit, in the column headed "Net Revenue Interest" on such monthly reports, and cause such Credit Party to be obligated to bear a decimal or percentage share of the cost of operation of such well or unit equal to not more than the decimal or percentage share set forth, for such well or unit, in the column headed "Working Interest" on such monthly reports without a corresponding and proportional increase in such Credit Party's "Net Revenue Interest" attributable thereto. The above-described shares of production which Company or a Subsidiary is entitled to receive and shares of expenses which each such Credit Party is obligated to bear are not and will not be subject to change (other than changes which arise pursuant to non-consent provisions of operating agreements entered into on or prior to the date hereof or with prior notice to the Administrative Agent in connection with operations hereafter proposed), except, and only to the extent that, such changes are reflected in such monthly reports.

SECTION 5
AFFIRMATIVE COVENANTS

Company covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and the termination of this Agreement in writing by the parties hereto, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Payment and Performance. Company will pay all amounts due under the Transaction Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Transaction Documents. Company will cause each of its Subsidiaries to observe, perform and comply with every such term, covenant and condition in any Transaction Document.

5.2 Books, Financial Statements and Reports. Company will, and will cause its Subsidiaries to, at all times maintain full and accurate books of account and records and a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to Administrative Agent at Company's expense:

(a) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (commencing with the fiscal year ending December 31, 2007), complete Consolidated financial statements of Company together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by independent certified public accountants selected by Company and acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners' equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, within ninety (90) days after the end of each Fiscal Year (commencing with the fiscal year ending December 31, 2007), Company will furnish a report signed by such accountants (i) containing calculations showing compliance (or non-compliance) at the end of such Fiscal Year with the requirements of Sections 6.10 - 6.12, inclusive, and (ii) further stating that in making their examination and reporting on the Consolidated financial statements described above they did not conclude that any Default under Sections 6.10, 6.11, 6.12, 6.15, or 6.16 existed at the end of such Fiscal Year or at the time of their report, or, if they did conclude that such a Default existed, specifying its nature and period of existence.

(b) As soon as available, and in any event within thirty (30) days after the end of each Fiscal Quarter, Company's Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition, Company will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate signed by the chief financial officer of Company stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that he has reviewed the Transaction Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 6.10 - 6.12, inclusive, and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by any Credit Party to its stockholders and all registration statements, periodic reports and other statements and schedules filed by any Credit Party with any securities exchange, the Securities and Exchange Commission or any similar Governmental Authority.

(d) If, as a result of any change in accounting principles and policies from those used in the preparation of Company's audited Consolidated financial statements as of the immediately preceding fiscal year, the Consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.2(a) or 5.2(b) will differ in any material respect from the Consolidated financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for such changes in form and substance satisfactory to Administrative Agent.

(e) By March 1 and September 1 of each year, beginning September 1, 2007, an Engineering Report prepared as of the preceding January 1 or July 1, respectively, concerning the Properties. Each Engineering Report prepared as of any January 1 must be prepared or audited by the Independent Engineer; each Engineering Report prepared as of any July 1 may, at Company's option, be prepared by Company's in-house engineering staff or prepared or audited by the Independent Engineer. In addition, Administrative Agent or Required Lenders may (at their expense so long as no Default or Event of Default then exists) request additional Engineering Reports from time to time prepared by the Independent Engineer. Each Engineering Report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Company which distinguishes) those Properties treated in the report which are Eligible Mortgaged Properties from those properties treated in the report which are not Eligible Mortgaged Properties.

(f) Within thirty (30) days after the end of each calendar month, a report in detail acceptable to Administrative Agent with respect to the Properties during such month:

(i) describing by well and field the net quantities of oil, gas, natural gas liquids, and water produced (and the quantities of water injected) during such month;

(ii) describing by well and field the quantities of oil, gas and natural gas liquids sold during such month out of production from the Properties and calculating the average sales prices of such oil, natural gas, and natural gas liquids;

(iii) specifying any leasehold operating expenses, overhead charges, gathering costs, transportation costs, and other costs with respect to the Properties of the kind chargeable as direct charges or overhead under an Onshore COPAS Accounting Procedure for Joint Operations (1984 form published by the Council of Petroleum Accountants Societies);

(iv) setting forth the amount of Direct Taxes on the Properties during such month and the amount of royalties paid with respect to the Properties during such month;

(v) describing all activities carried out during such month in furtherance of the Approved Plan of Development, all other capital expenditures during such month, and all projections of capital expenditures projected to be made on any of the Eligible Mortgaged Properties; and

(vi) describing all workover work and drilling during such month including the cost and status of each well drilled or worked over during such month, test reports for each well tested during such month, reports on prices and volumes received for such month, reports for each well completed during such month, and accompanying authorizations for expenditures.

(g) As soon as available, and in any event within thirty (30) days after the end of each Fiscal Quarter, a report (i) describing aggregate volume of production and sales attributable to production during such Fiscal Quarter from the Properties and describing the related severance taxes, leasehold operating expenses and capital costs attributable thereto and incurred during such Fiscal Quarter and (ii) describing any Properties acquired during such Fiscal Quarter that are leased by an Indian tribe, the Bureau of Indian Affairs, or the U.S. Bureau of Land Management to Company or any Subsidiary.

(h) As soon as available, and in any event within thirty (30) days after the end of each Fiscal Year, Company shall deliver to Administrative Agent an environmental compliance certificate signed by the president or chief executive officer of Company in the form attached hereto as Exhibit C-2.

(i) Concurrently with the annual renewal of Company's insurance policies, Company shall, if requested by Administrative Agent in writing, cause a certificate or report to be issued by Administrative Agent's professional insurance consultants or other insurance consultants reasonably satisfactory to Administrative Agent certifying that Company's insurance for the next succeeding year after such renewal (or for such longer period for which such insurance is in effect) complies with the provisions of this Agreement and the Security Documents.

(j) By November 1 of each year, a proposed business plan for Company and its Consolidated Subsidiaries, including proposed budgets and plans of development of Oil and Gas Properties of Company and its Subsidiaries, in form and detail reasonably satisfactory to Administrative Agent for the next succeeding year.

(k) As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year.

(l) With reasonable promptness, written notice (i) of any change in the board of directors (or similar governing body) of Company, or (ii) that any Key Person will cease to be actively involved in the day to day management of Company or Parent, or will cease to be an officer of Company or Parent at a level consistent with or greater than the office that such Key Person held on the Closing Date.

(m) Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section (m)), and an explanation of any actions being taken with respect thereto.

(n) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.2(a), Company shall deliver to Administrative Agent an Officer's Certificate (i) either confirming that there has been no change in the information set forth in the Schedules to the Pledge and Security Agreement of even date herewith since the date thereof or the date of the most recent certificate delivered pursuant to this Section 5.2 and/or identifying such changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(o) On or about the first Business Day of each month, or as otherwise reasonably requested by Administrative Agent an update regarding the status of (i) Parent's capital raising efforts and (ii) the litigation disclosed on Schedule 4.9, in each case, in detail satisfactory to Administrative Agent.

Additionally, Parent covenants and agrees that Parent shall timely file all financial statements and other reports required to be filed pursuant to the Securities Act or otherwise by the Securities and Exchange Commission.

5.3 Other Information and Inspections. Company will, and will cause its Subsidiaries to, furnish to each Lender any information which Administrative Agent may from time to time request in writing concerning any covenant, provision or condition of the Transaction Documents or any matter in connection with the Credit Parties' businesses and operations. Company will, and will cause its Subsidiaries to, permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Credit Party's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Credit Party shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Transaction Documents and to discuss all such matters with its officers, employees and representatives. Company will, and will cause its Subsidiaries to, also furnish to any Lender, promptly following a request by such Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.

5.4 Notice of Material Events and Change of Name. Company will promptly, and in any event within three (3) Business Days after Company or its Subsidiary acquires knowledge thereof, notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any Material Adverse Effect,

(b) the occurrence of any Default,

(c) the acceleration of the maturity of any Indebtedness owed by any Credit Party or of any default by any Credit Party under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Effect,

(d) the occurrence of any Termination Event,

(e) any claim of $125,000 or more, any notice of potential liability under any Environmental Laws which might reasonably be expected to exceed such amount, or any other material adverse claim asserted against any Credit Party or with respect to any Credit Party's properties,

(f) the filing of any suit or proceeding against any Credit Party in which an adverse decision could reasonably be expected to cause a Material Adverse Effect, and

(g) the damage or destruction of any material part of the Collateral.

Each notice pursuant to this Section 5.4 shall be accompanied by a statement of an Authorized Officer of Company setting forth details of the occurrence referred to therein and stating what action, if any, the applicable Credit Party has taken or proposes to take with respect thereto. Company will, and will cause its Subsidiaries to, take all necessary or appropriate steps to remedy promptly any such Material Adverse Effect, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Company will also furnish to Administrative Agent prompt written notice of any change (i) in any Credit Party's name, (ii) in any Credit Party's identity or company structure or (iii) in any Credit Party's Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a First Priority Lien in all the Collateral as contemplated in the Security Documents.

5.5 Maintenance of Properties and Professional Staff. Company will, and will cause its Subsidiaries to, maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition and in compliance with all applicable Laws, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be conducted at all times consistent with prudent industry practices. Company will engage (and provide appropriate compensation and incentives to retain) all engineering and professional staff needed to prudently execute the Approved Plan of Development.

5.6 Maintenance of Existence and Qualifications. Company will, and will cause its Subsidiaries to, maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions (a) where Collateral is located and (b) where required by applicable Law, except where the failure so to qualify will not cause a Material Adverse Effect.

5.7 Payment of Taxes, etc. Company will, and will cause its Subsidiaries to, (a) timely file all required tax returns; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (c) within 90 days past the original invoice or billing date thereof, or, if earlier, when due in accordance with its terms, pay and discharge all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other Liabilities now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Company or any of its Subsidiaries may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.8 Bonding and Insurance. Company will, and will cause its Subsidiaries to, maintain all bonds and letters of credit in lieu of bonds which they are required to maintain (by Law, lease terms, or consistent with prudent industry practices) in order to carry out development and production operations on, the Properties. Company will keep, or cause to be kept, its and its Subsidiaries' vehicles and all other property adequately insured by financially sound and reputable insurers in accordance with the requirements of this Section 5.8. Any insurance policies covering Collateral shall be endorsed (i) to provide for payment of losses to Administrative Agent on behalf of Lenders pursuant to a mortgage clause (without contribution) of standard form made part of the applicable policy, (ii) to provide that such policies may not be canceled, reduced or adversely affected in any manner for any reason without fifteen days prior notice to Administrative Agent, (iii) to provide for any other matters specified in any applicable Security Document or which Administrative Agent may reasonably require; and (iv) to provide the coverages required below in this Section 5.8 for fire, casualty and any other hazards normally insured against. (To the extent that the Mortgages or any other Security Document contains other additional requirements for such endorsement, Company and each Subsidiary shall also comply with such additional requirements.) Company and each Subsidiary shall at all times maintain adequate insurance against its liability for injury to persons or property, which insurance shall be by financially sound and reputable insurers and shall without limitation provide the coverages described in this Section 5.8 below. Company agrees to be insured by insurers with a financial strength rating of "A-" or better and financial size category of "XV" or better from AM Best, "A-" or better by Standard & Poor's or an equivalent rating from a recognized rating agency; provided that Company may be insured by Southern County Mutual Insurance Company as Administrative Agent deems reasonable. The proceeds of any casualty or other insurance policy with respect or relating to or of any condemnation of any of the Collateral shall be applied to the restoration of the Collateral. All insurance carried pursuant to this Section 5.8 shall be with such insurers, in such amounts and in such form as shall be reasonably satisfactory to the Administrative Agent, provided such insurance shall be available on commercially reasonable terms. Notwithstanding the foregoing provisions of this Section 5.8, Company will, and will cause its Subsidiaries to, comply with each of the following:

(a) Company shall maintain or cause to be maintained All Risk Property insurance, covering physical loss or damage to the Collateral. Such insurance shall cover all property of the Collateral. Coverage shall be written on a replacement cost basis and in amount acceptable to Administrative Agent, but in no event less than the replacement cost of the Collateral. The policy may be subject to deductibles not to exceed $100,000 per occurrence for all oil and gas gathering, treating, storage, processing, handing and services assets.

(b) Company shall maintain or cause to be maintained Hull and Machinery insurance, covering physical loss or damage to the Collateral. Such insurance shall cover the Company’s entire fleet of owned and bare-boat chartering leased marine vessels. Coverage shall be written on a replacement cost basis and in amount acceptable to Administrative Agent, but in no event less than the replacement cost of the Collateral. The policy may be subject to deductibles not to exceed $50,000 in the aggregate for the fleet of marine vessels.

(c) Company shall maintain or cause to be maintained Operator’s Extra Expense indemnity insurance (including coverage for Control Of Well, Redrilling and Restoration due to blowout and/or cratering above or below the surface, evacuation expense, and accidental Seepage and Pollution Liability coverage including Clean-Up and Containment) written on an occurrence basis and with a limit of not less than $15,000,000 for new drill wells, not less than $5,000,000 for producing wells and not less than $3,000,000 for recompletion and workover wells.

(d) As an extension to (a), (b) and (c) above or as a separate policy, Company shall maintain or cause to be maintained business interruption, or loss of production income, insurance in an amount equal to six months projected continuing expenses and profit of the Collateral. Any such extension or policy shall have a deductible not to exceed 60 days business interruption, or in the case of a named wind storm a deductible not to exceed 90 days business interruption. Any such extension or policy shall (i) not be subject to a deductible exceeding $500,000 and (ii) have a named windstorm aggregate limit for (a), (b), (c) and the first sentence of this clause (d) in the aggregate of not less than $7,500,000.

(e) Company shall maintain or cause to be maintained comprehensive (or commercial) general liability insurance written on an occurrence basis and with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence. Administrative Agent shall be named an additional insured on such policy.

(f) [Reserved.]

(g) Company shall maintain comprehensive (or business automobile liability insurance for owned (if any), non-owned and hired vehicles with combined single limits of not less than $1,000,000. Administrative Agent shall be named an additional insured on such policy.

(h) Company shall maintain or cause to be maintained excess (or umbrella) liability insurance written on an occurrence basis providing coverage in excess of the limits set forth in paragraph (e), (f)(ii), and (g) above. The limits of the insurance set forth in the paragraphs above and such excess or umbrella coverage(s), when combined, shall not be less than $50,000,000. Administrative Agent shall be named an additional insured on such policy.

(i) Company shall not enter into any form of insurer financing of premiums, unless such financing is on terms and conditions expressly acceptable to Administrative Agent. In particular, any financings of premiums must provide notice of defaults to Lender concurrent with any correspondence to the Company and provide not less than 10 days for Lender to cure any defaults arising from the Company’s failure to comply with the financing agreement prior to any action by insurer.

(j) Pollution Liability having limits no less than (h) above, if not included in above coverages.

(k) Any issues as respect to OPA, if applicable.

(l) Company will supply certificates of insurance evidencing required coverage, as requested and within 15 days of any insurance renewal/placement.

5.9 Performance on Company's Behalf. If Company of any of its Subsidiaries fails to pay any taxes, insurance premiums, expenses, attorneys' fees or other amounts it is required to pay under any Transaction Document, Administrative Agent may pay the same. Company shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

5.10 Interest. Company hereby promises to each Agent and Lender to pay interest at the Post-Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Agent or Lender) which Company has in this Agreement promised to pay to such Agent or Lender and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

5.11 Compliance with Agreements and Law. Company will, and will cause its Subsidiaries to, perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Company will, and will cause its Subsidiaries to, conduct its business and affairs in compliance in all material respects with all Laws applicable thereto.

5.12 Environmental Matters: Environmental Reviews.

(a) Company will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws now or hereafter applicable to Company or any of its Subsidiaries and shall obtain, at or prior to, the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. Company will, and will cause each of its Subsidiaries to, promptly take any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by Company or any of its Subsidiaries, and (ii) make an appropriate response to any material Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder. For purposes of this clause (a) and clauses (b) and (d) below, "material" shall mean any violation, claim or circumstance that could reasonably be expected to result in losses or liabilities to Company and its Subsidiaries of $100,000 or more.

(b) Company will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by Company or any of its Subsidiaries, or of which it has notice, pending or threatened against Company, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business that are material. Company will promptly furnish to Administrative Agent copies of all environmental audits and reports with respect to environmental matters at any property of Company or any of its Subsidiaries or which relate to any environmental liabilities of Company or its Subsidiaries which are material.

(c) Company will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Company or any of its Subsidiaries in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

(d) Company will promptly furnish to Administrative Agent written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that are material or (B) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws.

5.13 Evidence of Compliance. Company will, and will cause each of its Subsidiaries to, furnish to each Lender at such Credit Party's or Company's expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Credit Party in the Transaction Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

5.14 Agreement to Deliver Guaranty and Security Documents. Company agrees to have any Subsidiary of Company formed or acquired after the date hereof become a Guarantor by executing and delivering a Counterpart Agreement. In addition, Company agrees to deliver and to cause its Subsidiaries to deliver, to further secure the Obligations and the Lender Hedging Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting a first and prior lien or security interest in any real or personal property now owned or hereafter acquired by Company or any of its Subsidiaries; provided that, without limiting the Administrative Agent's right to request the execution and delivery of additional Security Documents, Company and its Subsidiaries shall, no later than 30 days after the acquisition of Oil and Gas Properties, execute and deliver Security Documents in form and substance satisfactory to the Administrative Agent for the purpose of granting, confirming and perfecting a first and prior lien or security interest in any such newly-acquired Property unless, pursuant to a sale or transfer permitted herein, such Property is sold or transferred to a Person other than Company or one of its Subsidiaries prior to the end of such 30-day period. Furthermore, Company agrees to deliver and to cause each other Credit Party to deliver whenever requested by Administrative Agent in its sole and absolute discretion, an intercompany subordination agreement in form and substance satisfactory to Administrative Agent. Company also agrees to deliver, whenever requested by Administrative Agent in its sole and absolute discretion, favorable title opinions or updates of title opinions from legal counsel acceptable to Administrative Agent with respect to Company's or any Subsidiary's properties and interests designated by Administrative Agent, based upon abstract or record examinations to dates acceptable to Administrative Agent and (a) stating that Company or such Subsidiary has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens, (b) confirming that such properties and interests are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected First Priority deed of trust or mortgage liens in such properties and interests and assignments of and security interests in the oil and gas attributable to such properties and interests and the proceeds thereof, and (c) covering such other matters as Administrative Agent may request. In addition, Company agrees that with respect to the vessels and Equipment subject to certificate of title requirements acquired by it in the Transactions it shall, promptly after the Closing Date, deliver such documentation and other items as Administrative Agent requests to grant and/or perfect Secured Party's lien on and security interest in each such asset selected by Administrative Agent, together with all legal opinions requested by Administrative Agent in connection therewith.

5.15 Perfection and Protection of Security Interests and Liens. Company will from time to time deliver, and will cause its Subsidiaries from time to time to deliver, to Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Company and/or its Subsidiaries in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of (i) perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations and (ii) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management. Company hereby authorizes, and shall cause each of its Subsidiaries to authorize, the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral describing the Collateral as "all assets" without the signature of Company or any of its Subsidiaries.

5.16 Bank Accounts; Offset. To secure the repayment of the Obligations and the Lender Hedging Obligations, Company hereby grants, and shall cause each of its Subsidiaries to grant, to each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of such Lender at common Law, under the Transaction Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Company or such Subsidiary now or hereafter held or received by or in transit to such Lender from or for the account of Company or such Subsidiary, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposit accounts and deposits (general or special, time or demand, provisional or final) therein of Company or such Subsidiary with such Lender, and (c) any other credits and claims of Company or such Subsidiary at any time existing against such Lender, including claims under certificates of deposit. At any time and from time to time after the occurrence of any Default, each Lender is hereby authorized to foreclose upon, or to offset against the Obligations and the Lender Hedging Obligations owed to a Lender Counterparty then due and payable (in either case without notice to Company or any other Credit Party), any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

5.17 Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Company and its Subsidiaries are and will be assigning to the Administrative Agent for the benefit of the Secured Parties all of the "Production Proceeds" (as defined therein) accruing to the property covered thereby. So long as no Default has occurred Company and its Subsidiaries may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of a Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by Company and its Subsidiaries or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether proposed or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Company and its Subsidiaries constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

5.18 Approved Plan of Development. Company will (a) timely develop the Properties, and make capital expenditures on the Properties, in accordance with the Approved Plan of Development, and (b) except to the extent regulatory approval has not yet been obtained, have each producing and injection well which is hereafter completed put into normal operation.

5.19 Reviews. Company will meet with Administrative Agent from time to time as reasonably requested by Administrative Agent or Required Lenders (which, as of the Closing Date, is anticipated to be on a quarterly basis), at the offices of Administrative Agent or at such other location as Agent and Company may agree, to review all operational activities of Company with respect to the Eligible Mortgaged Properties and all financial reports of Company and its Subsidiaries since the date of the prior review. Each review shall be in scope reasonably satisfactory to Administrative Agent, but will include at a minimum, an update by Company on the development activities made pursuant to Company's business plan, any requests by Company that changes be made to Company's business plan, any cost or expense overruns or underruns, any mechanical problems incurred, and any differences in reserves or production estimates.

5.20 Hedging Contracts. If, as of any date of determination occurring from and after June 30, 2007, the PDP Collateral Coverage Ratio is less than 1.50 to 1.00 and upon Administrative Agent's request, Company shall enter into additional Hedging Contracts in compliance with Section 6.3 such that, when combined with Company's then existing Hedging Contracts, no less than 80% of Company's aggregate Projected Oil and Gas Production through the Maturity Date (converting gas to oil at a ratio of six MMBtus of gas per barrel of oil) will be subject to Hedging Contracts with the purpose and effect of fixing prices or setting floors on such production at levels no more than 10% below the forward strip at trade execution. Company shall maintain in effect for their full term (and will not sell, assign, transfer or novate) the Hedging Contracts that are required as a condition to the initial closing hereunder pursuant to Section 3.1(e) or required under this Section 5.20.

5.21 Non-Consolidation. Unless otherwise consented to by Administrative Agent or Required Lenders, Company will and will cause each of its Subsidiaries to: (a) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity's actions, which meetings will be separate from those of other entities.

5.22 ORRI Conveyance. Until the Loans have been paid in full, Company will, as it acquires new Oil and Gas Properties, amend and supplement the ORRI Conveyance to make such new Oil and Gas Properties subject thereto (or, alternatively, if requested by Royalty Owner, Company will deliver a new ORRI Conveyance conveying a net profits interest in and to such Properties in the form of, and upon the same terms as, the ORRI Conveyance executed and delivered to Royalty Owner on the Closing Date).

5.23 Leases and Contracts; Performance of Obligations. Company and its Subsidiaries will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any of its Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property, and Company and its Subsidiaries will timely perform all of their obligations thereunder. Company and its Subsidiaries will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Company will promptly notify Administrative Agent of any claim (or any conclusion by such Company or any of its Subsidiaries) that such Company or any of its Subsidiaries is obligated to account for any royalties, or overriding royalties or other payments out of production due to any Person, on a basis (other than delivery in kind) less favorable to such Person than proceeds received by Company or any of its Subsidiaries (calculated at the well) from sale of production.

5.24 Representation to Continue to be True. Each of Company and its Subsidiaries will carry out its sales of production, will operate all of its respective Oil and Gas Properties, and will otherwise deal with such Oil and Gas Properties and the production, to cause the representations and warranties in Sections 4.25 through 4.28 to remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

5.25 Non-Voting Representative. Administrative Agent may in its discretion from time to time designate an employee or advisor to act as its non-voting representative to attend meetings of the governing body of Company or any of its Subsidiaries, which designation shall be made by written notice to Company. After receipt of each such designation, Company will, and will cause each of its Subsidiaries to, (a) give timely advance notice to such representative of all such meetings of such Subsidiary and all proposals to such body for action without a meeting, (b) allow such representative to attend all such meetings, and (c) provide such representative with copies of all written materials distributed to such directors (or similar body) in connection with such meetings or proposals for action without a meeting, including all minutes of previous actions and proceedings.

SECTION 6
NEGATIVE COVENANTS

Company covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. Company will not, nor will it permit any of its Subsidiaries to, in any manner incur, owe or be liable for Indebtedness except:

(a) the Obligations.

(b) Hedging Contracts permitted under Section 6.3.

(c) unsecured intercompany Indebtedness among Company and any Subsidiary of Company that is in compliance with Section 5.14.

(d) purchase money Indebtedness (including capital leases) for trucks, trailers and other motor vehicles in an aggregate amount not in excess of $100,000 at any time outstanding.

(e) purchase money Indebtedness (including capital leases) for equipment, inventory and other tangible personal property (including compressors, but excluding fixtures) in an aggregate amount not in excess of $100,000 at any time outstanding.

(f) miscellaneous items of Indebtedness not described in subsections (a) through (e) which do not in the aggregate (taking into account all such Indebtedness of all Credit Parties) exceed $100,000 at any one time outstanding.

(g) insurance premium financing Indebtedness described on Schedule 6.1.

6.2 Limitation on Liens and Negative Pledges; Equitable Lien.

(a) Company will not, nor will it permit any of its Subsidiaries to, create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires, except, to the extent not otherwise forbidden by the Security Documents the following ("Permitted Liens").

(i) Liens that secure Obligations only.

(ii) Liens that secure only Indebtedness allowed under Sections 6.1(d) or (e) (plus associated interest, prepayment penalties, fees and reimbursements), provided that such Liens encumber only the personal property purchased with the proceeds of such Indebtedness (plus accessions and attachments to such purchased assets) and that the encumbered assets are not attached to any Eligible Mortgaged Properties in such a way that removal of such assets would damage any Eligible Mortgaged Property.

(iii) Excepted Liens.

(b) Company will not, nor will it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien in favor of Beneficiaries upon any of its properties or assets, whether now owned or hereafter acquired.

(c) If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.3 Hedging Contracts. Company will not, nor will it permit any of its Subsidiaries to, be a party to or in any manner be liable on any Hedging Contract except:

(a) contracts entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Company, provided that at all times: (i) no such contract fixes a price for a term that ends later than the Maturity Date; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed ninety percent (90%) at any time of Company's aggregate Projected Oil and Gas Production anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of Company's and its Subsidiaries' businesses for such month, (iii) no such contract requires Company or any Subsidiary to put up money, assets or other security (excluding unsecured letters of credit and, in the case of Lender Hedging Obligations only, Collateral under the Security Documents) against the event of its nonperformance prior to actual default by Company or such Subsidiary in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made is rated at least A by S & P or A2 by Moody's; and

(b) contracts entered into by Company or any of its Subsidiaries with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Credit Party that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds fifty percent (50%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (iii) no such contract requires Company or any of its Subsidiaries to put up money, assets or other security (excluding unsecured letters of credit and, in the case of Lender Hedging Obligations only, Collateral under the Security Documents) against the event of its nonperformance prior to actual default by Company or such Subsidiary in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made is rated at least A by S & P or A2 by Moody's.

6.4 Subsidiaries; Mergers; Capital Stock Transactions. Neither Company nor any of its Subsidiaries shall create or own any Subsidiary unless immediately upon acquisition or formation thereof, such Subsidiary becomes a Credit Party as required herein and otherwise complies with Section 5.14. Neither Company nor any of its Subsidiaries will merge or consolidate with or into any other business entity. Neither Company nor any of its Subsidiaries will issue any additional Capital Stock except, in the case of any Subsidiary, to Company or another wholly-owned Subsidiary of Company and, in the case of Company, as permitted pursuant to Section 6.6(a). No Subsidiary of Company will allow any diminution of Company's interest (direct or indirect) therein.

6.5 Limitation on Sales of Property. Company will not, nor will it permit any of its Subsidiaries to, sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein (including any stock or other equity interests in any of its Subsidiaries) except, to the extent not otherwise forbidden under the Security Documents:

(a) equipment which is worthless or obsolete or not used or usable which is replaced by equipment of equal suitability and value.

(b) personal property inventory (including oil and gas sold as produced) which is sold in the ordinary course of business on ordinary trade terms.

(c) specific properties (or specific portions thereof) not subject to the Mortgages, provided the same are abandoned or farmed out and not otherwise disposed of and further provided that no well situated on the property to be abandoned, or located on any unit containing all or any part thereof, is, in the reasonable judgment of Company, capable (or is subject to being made capable through commercially feasible operations) of producing oil, gas or other hydrocarbons or minerals in paying quantities (with such determination of paying quantities being made taking into account the prudent operation of any unit in which such property is located).

(d) the ORRI to Royalty Owner pursuant to the ORRI Conveyance.

Neither Company nor any of Company's Subsidiaries will sell, transfer or otherwise dispose of Capital Stock of any of Company's Subsidiaries except that any Subsidiary of Company may sell or issue its own Capital Stock to the extent not otherwise prohibited hereunder. Neither Company nor any of its Subsidiaries will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except to the extent expressly permitted under the Transaction Documents.

6.6 Dividends and Redemptions.

(a) Company will not, nor will it permit any of its Subsidiaries to, declare or make any Distribution in respect of any class of its Capital Stock, nor will Company or any of its Subsidiaries directly or indirectly declare or make any Distribution in respect of any Capital Stock of any Subsidiary (in each case, whether such Capital Stock is now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the Capital Stock of Company or any of its Subsidiaries, provided that Company's Subsidiaries may make Distributions to Company and Company may make certain Distributions as specifically permitted below. Company shall not issue any Capital Stock other than (i) membership interests to Parent provided that such membership interests are Collateral pursuant to the Security Documents and (ii) membership interests to the Equity Owner.

(b) Except as provided herein, Company shall not, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (i) pay dividends or make any other Distributions on any of such Subsidiary's Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions on such transfer or property or assets (1) in agreements evidencing (or secured by) Permitted Liens described in Section 6.2(a)(iii) that impose restrictions on the property encumbered by such Permitted Liens, (2) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint operating agreements, farmin/farmout agreements, joint venture agreements and similar agreements entered into in the ordinary course of business, or (3) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

(c) Notwithstanding the preceding provisions of this Section 6.6, if (i) Company is treated as a pass through entity for federal income tax purposes, (ii) no Default or Event of Default shall have occurred and be continuing on the date thereof or would result therefrom, (iii) there has never been an Event of Default under Section 8.1(a) or (b), and (iv) no Event of Default shall have occurred under Section 8.1(d) within the immediately preceding six (6) months, then Company may make quarterly distributions as provided in this Section 6.6(c) during the thirty (30) day period following a Quarterly Payment Date ("Permitted Tax Distributions"); provided that (1) on the date of such Distribution the PDP Collateral Coverage Ratio shall not be less than 1.5 to 1.0 and (2) concurrently with the making of any such distribution, Company will enter into additional Hedging Contracts in compliance with Section 6.3 as requested by Required Lenders. Each Permitted Tax Distribution shall be calculated with respect to the Calculation Quarter most recently ended and shall equal the excess of (A) the product of (i) the maximum federal income tax rate applicable to individuals as in effect for the taxable year in question, utilizing the respective rates for ordinary income or capital gain, depending on the characterization of income as described below, and without giving effect to any phase-out of exemptions or deductions (the "Rate"), multiplied by (ii) the excess of the amount of Company's estimated taxable income for such quarter over Company's cumulative net loss for all prior taxable periods (the excess of the net losses for all prior periods over the net income for all prior periods) allocated to the direct and indirect holders of Company's Capital Stock. Distributions with respect to the December 26 Quarterly Payment Date shall be based on the estimated taxable income of Company for the entire taxable year and shall take into account the prior quarterly distributions for such year. To the extent that Company's actual taxable income for any Fiscal Year exceeds the sum of the foregoing quarterly estimates, then, if all conditions outlined above remain satisfied, Company shall be entitled to make an additional distribution to the holders of its Capital Stock calculated in the manner provided above based on the actual taxable income of Company. To the extent that Company's actual taxable income for any Fiscal Year is less than the sum of the foregoing quarterly estimates, then Company shall deduct an amount equal to the excess of the Permitted Tax Distributions actually made for such year over the amount that would have been made if calculated in the manner provided above on Company's actual taxable income from the amounts it is otherwise entitled to distribute to the holders of its Capital Stock in the next succeeding quarter or quarters.

(d) Notwithstanding the preceding provisions of this Section 6.6 if (i) no Default or Event of Default exists or would exist after giving effect to such Distribution, (ii) on the date of such Distribution the PDP Collateral Coverage Ratio is greater than 1.5 to 1.0 and (iii) on the date of such Distribution the Debt to EBITDA Ratio as determined in accordance with Section 6.11 is less than 2.0 to 1.0, Company may notify Administrative Agent in writing, no more often than one time in any Fiscal Quarter, that it intends to make a Distribution from its unrestricted cash on-hand. Such notice shall specify the amount (which may not exceed Company's unrestricted cash on-hand) of the requested Distribution, and in connection therewith Company shall provide any other information requested by any Lender. Unless Administrative Agent notifies Company prior to the end of the 5th Business Day following its receipt of such notice that Administrative Agent has determined that the intended Distribution would not satisfy all requirements of this Section 6.6(d), Company may make the Distribution in the amount so requested ("Permitted Other Distribution") during the thirty (30) day period following such 5th Business Day.

6.7 Limitation on Investments, and Deposit Accounts. Neither Company nor any of its Subsidiaries will make any Investment other than (a) Permitted Investments, (b) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, (c) obligations under Hedging Contracts that are permitted under Section 6.3, (d) endorsements of negotiable instruments in the ordinary course of business, and (e) any acquisition of Oil and Gas Properties in order to timely comply with the APOD. Neither Company nor any of its Subsidiaries shall open any new deposit, commodity or security account or otherwise utilize any such account other than the accounts existing on the Closing Date unless it shall have given Administrative Agent thirty (30) days prior written notice thereof and shall have taken all action deemed necessary or desirable by Administrative Agent to cause its security interest therein to be a First Priority Lien. Neither Company nor any of its Subsidiaries will give control over any Deposit Account to any Person except Administrative Agent and the applicable bank with whom such account is maintained.

6.8 Transactions with Affiliates. Neither Company nor any of its Subsidiaries will engage in any material transaction with any of its Affiliates other than (i) for customary director compensation paid to any of such Affiliates who serves as a director of Company or such Subsidiary, (ii) for issuances of equity to Affiliates for fair value, provided that such issuances are permitted by Section 6.6, (iii) the Management Services Agreement, (iv) transactions between Company or any Subsidiary and any Affiliate, the terms of which are no less favorable than those which would have been obtainable at the time in arm's-length dealings with Persons other than an Affiliate, and (v) transactions among Company and Subsidiaries that are Guarantors (and no other Affiliates).

6.9 Certain Contracts; Multiemployer ERISA Plans. Neither Company nor any of its Subsidiaries will enter into any "take-or-pay" contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. Neither Company nor any of its Subsidiaries will amend or permit any amendment to any material contract or lease which releases, qualifies, limits, makes contingent or otherwise materially and detrimentally affects the rights and benefits of any Lender under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA.

6.10 Current Ratio. At the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2007, the ratio of Company's Consolidated Current Assets to Company's Consolidated Current Liabilities will not be less than 1.0 to 1.0. For purposes of this Agreement, "Consolidated Current Assets" and "Consolidated Current Liabilities" shall be determined in accordance with GAAP, except that (a) Consolidated Current Assets and Consolidated Current Liabilities will be calculated without including any amounts resulting from the application of FASB Statement 133 or 143, and (b) Consolidated Current Liabilities will exclude current maturities of long-term debt.

6.11 Debt to EBITDA Ratio. At the end of any Fiscal Quarter listed in the following table, the ratio of (i) Company's Consolidated Indebtedness at the end of such Fiscal Quarter (plus, without duplication, all Consolidated balance sheet liabilities of Company for plugging, abandonment, remediation, and similar liabilities, but excluding any Indebtedness resulting from the application of FASB Statement 133 or 143), to (ii) Company's EBITDA for the four-Fiscal Quarter period ending with such Fiscal Quarter, will be equal to or less than the ratio set out in such table opposite such Fiscal Quarter:

Fiscal Quarter	Maximum Ratio
9/30/2007	3.00x to 1.00
12/31/2007	2.75x to 1.00
3/31/2008	2.50x to 1.00
6/30/2008	2.25x to 1.00
9/30/2008	2.00x to 1.00
12/31/2008	2.00x to 1.00
3/31/2009	2.00x to 1.00
6/30/2009	1.75x to 1.00
9/30/2009	1.75x to 1.00
12/31/2009 and thereafter	1.75x to 1.00

Such ratio with respect to the Fiscal Quarters ending September 30, 2007, December 31, 2007, and March 31, 2008 shall be calculated using "Annualized EBITDA". For purposes of this Section 6.11, "Annualized EBITDA" means (a) with respect to the Fiscal Quarter ending September 30, 2007, EBITDA for such Fiscal Quarter multiplied by 4; (b) with respect to the Fiscal Quarter ending December 31, 2007, EBITDA for the period commencing on July 1, 2007 through December 31, 2007 multiplied by 2; and (c) with respect to the Fiscal Quarter ending March 31, 2008 for the period commencing on July 1, 2007 through March 31, 2008 multiplied by 4/3.

6.12 Collateral Coverage Ratios. From and after September 30, 2007, Company will not allow the PDP Collateral Coverage Ratio as of any date to be less than the ratio set out in the table below for the applicable period:

Fiscal Quarter	Minimum Ratio
9/30/2007	0.50x to 1.00
12/31/2007	0.60x to 1.00
3/31/2008	0.75x to 1.00
6/30/2008	0.90x to 1.00
9/30/2008	1.00x to 1.00
12/31/2008	1.10x to 1.00
3/31/2009	1.35x to 1.00
6/30/2009	1.50x to 1.00
9/30/2009	1.50x to 1.00
12/31/2009	1.50x to 1.00

Company will not allow the Proved Collateral Coverage Ratio as of any date to be less than the ratio set out in the table below for the applicable period:

Fiscal Quarter	Minimum Ratio
9/30/2007	1.50x to 1.00
12/31/2007	1.60x to 1.00
3/31/2008	1.75x to 1.00
6/30/2008	2.00x to 1.00
9/30/2008	2.25x to 1.00
12/31/2008	2.50x to 1.00
3/31/2009	2.50x to 1.00
6/30/2009	2.50x to 1.00
9/30/2009	2.50x to 1.00
12/31/2009	2.50x to 1.00

6.13 Conduct of Business. From and after the Closing Date, Company shall not, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (b) such other lines of business as may be consented to by Required Lenders.

6.14 Fiscal Year. Company shall not, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.

6.15 General and Administrative Expenses. Company and its Subsidiaries will not permit their aggregate general and administrative expenses in a Calculation Quarter to exceed the Permitted G&A Expense Amount. Company and its Subsidiaries will not incur or otherwise become liable for the payment of management or consulting fees, except pursuant to the Management Services Agreement. No Credit Party will agree to amend, modify, supplement, or restate the Management Services Agreement or waive compliance with any provision thereof.

6.16 Capital Expenditures. Except for ANCF Capital Expenditures and Other Permitted Capital Expenditures, Company and its Subsidiaries will not incur or otherwise become liable for any capital expenditures.

6.17 Amendments to Organizational Documents. Company will not and will not permit any of its Subsidiaries to, enter into or permit any modification of, or waive any material right or obligation of any Person under its Organizational Documents.

SECTION 7
GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guarantee to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the "Contributing Guarantors"), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a "Funding Guarantor") under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments to equal its Fair Share as of such date. "Fair Share" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. "Fair Share Shortfall" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "Fair Share Contribution Amount" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "Aggregate Payments" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in immediately available funds, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, all accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectibility. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto, or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedging Contract and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedging Contracts; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedging Contracts, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedging Contracts or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedging Contract or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedging Contracts or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedging Contracts or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors' Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the "Obligee Guarantor") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Hedging Contracts may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedging Contract is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of Company. Each Guarantor acknowledges that it has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedging Contracts, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

SECTION 8
EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events (each herein called an "Event of Default") shall occur:

(a) Any Credit Party fails to pay the principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Any Credit Party fails to pay any Obligation (other than the Obligations described in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within two (2) Business Days after the same becomes due in the case of interest or fifteen (15) days thereafter in the case of any other Obligation;

(c) (i) Any "default" or "event of default" (or, in the case of any Hedging Contract, any "termination event") occurs under any Transaction Document (other than the Equity Document) which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Transaction Document or (ii) the Company, on its own or as a result of any actions taken by any holder of equity interest in the Company (other than the Equity Owner), or any other party thereto (other than the Equity Owner), shall fail to perform or observe any covenant or agreement contained in the Equity Document and the same is not remedied within the applicable period of grace (if any) provided in the Equity Document;

(d) Company or any of its Subsidiaries fails to duly observe, perform or comply with any covenant, agreement or provision of Section 5.4, Section 5.14, or any part of Section 6;

(e) Any Credit Party fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Transaction Document, and such failure remains unremedied for a period of thirty (30) days after the earlier of (i) notice of such failure is given by Administrative Agent to Company and (ii) any Credit Party otherwise acquires knowledge of such Default.

(f) Any certification, representation or warranty previously, presently or hereafter made in writing by or on behalf of any Credit Party in connection with any Transaction Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(g) Any Credit Party fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Company or to Company and its Subsidiaries on a Consolidated basis or materially significant to any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(h) Any Credit Party (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $125,000 (other than (i) the Obligations under the Transaction Documents, and (ii) Liabilities described in Section 5.7 that are not required to be paid so long as the Credit Party is in good faith contesting the validity thereof by appropriate proceedings), or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

(i) Either (i) any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code) in excess of $125,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $125,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount);

(j) Any Credit Party:

(i) suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty (60) days; or

(ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within thirty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv) suffers the entry against it of a final judgment for the payment of money in excess of $125,000 (not covered by insurance satisfactory to Administrative Agent in its discretion), unless (A) the same is discharged within the period ending on the earlier of the thirtieth day after the date of entry thereof or the fifth day prior to any scheduled execution thereon, or (B) an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority for an amount in excess of $125,000 against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within the fifth day prior to any scheduled execution thereon, or after any stay is vacated or set aside or the fifth day prior to any scheduled execution thereon;

(k) At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect with respect to any Guarantor (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Transaction Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Transaction Document to which it is a party,

(l) The title of Company or any of its Subsidiaries to any material portion of the Oil and Gas Properties subject to the Mortgages shall become the subject matter of litigation before any Governmental Authority or arbitrator which could reasonably be expected to result in a Material Adverse Effect with respect to Company's or such Subsidiary's title to such Oil and Gas Properties,

(m) The occurrence of any Material Adverse Effect;

(n) Any of the following shall not have occurred on or before August ___, 2007: (i) the occurrence of the Required Capital Date, (ii) the deposit of at least $5,000,000 of the $7,500,000 contributed by Parent to Company on the Required Capital Date in the Collateral Account to be held under the control of Administrative Agent as cash collateral and applied to Other Permitted Capital Expenditures and (iii) the repayment in full of the insurance premium financing Indebtedness described on Schedule 6.1 from the $7,500,000 contributed by Parent to Company on the Required Capital Date;

(o) Borrower shall fail to hire an operations engineer, reasonably satisfactory to Administrative Agent, on or before August ___, 2007;

(p) Any capital expenditure or other development activity set forth in the APOD shall not be completed within the time period and/or the budget specified therefor in the APOD, or amounts released from the deposit account described in clause (n)(ii) above shall not be applied in their entirety to the payment of Other Permitted Capital Expenditures;

(q) Parent shall not have received, on or before November ___, 2007, net cash proceeds from the issuance of debt or sale of its Capital Stock in an aggregate amount of not less than $5,000,000 (in addition to, and exclusive of, amounts received in connection with the Required Capital Date) on terms and conditions satisfactory to the Administrative Agent in all respects;

(r) The bonds and/or letters of credit in lieu of bonds maintained by Sellers with respect to the Properties for the Railroad Commission of Texas shall cease to be in full force and effect with respect to the Properties prior to the earlier of (i) June __, 2007 and (ii) the date on which Company provides all such bonds and/or letters of credit in lieu of bonds with respect to the Properties; or

(s) Borrower shall fail to (i) furnish, on or before June 23, 2007, title opinions, in form and substance reasonably satisfactory to Administrative Agent, covering Texas State Lease MF030085 (State Tract 5-8A), Texas State Lease MF062790 (State Tract 343), and any lease pooled or unitized therewith, specifically addressing, without limitation, the interests of Borrower in and to the following wells and non-producing reserves: (a) State Tract 5-8A #02, (b) State Tract 5-8A #01, State Tract 5-8 #01(BP01), State Tract 5-8A #01(BP02), State Tract 343#014, State Tract 343 #009, State Tract 343 #018 (BP01), State Tract 343 #014 (BP03), or (ii) comply with all reasonable requirements made by Administrative Agent pursuant to such title opinions.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(j) (i), (ii) or (iii), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to Company by Administrative Agent, (A) the Commitments, if any, shall immediately terminate; (B) all Obligations, including the unpaid principal amount of and accrued interest on the Loans and any premium provided for herein, shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party; (C) Administrative Agent may enforce any and all Liens and security interests created pursuant to Security Documents; and (D) Administrative Agent may enforce its other rights and remedies under the Transaction Documents or applicable Law.

8.2 Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable as set forth in Section 8.1), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 2.17) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2.16 and 2.17), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of accrued and unpaid interest on the Loans and the other Obligations and on the Lender Hedging Obligations, ratably among Lenders and Lender Counterparties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of unpaid principal of the Loans and the other Obligations and of the Lender Hedging Obligations, ratably among Lenders and Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Company or as otherwise required by Law.

SECTION 9
AGENTS

9.1 Appointment of Agents. J. Aron is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Transaction Documents. J. Aron is hereby appointed Administrative Agent hereunder and under the other Transaction Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Transaction Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Transaction Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, J. Aron, in its capacity as Syndication Agent, shall not have any obligations hereunder but shall be entitled to all benefits of this Section 9.

9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Transaction Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to any Lender or any Credit Party for any action taken or omitted by any Agent under or in connection with any of the Transaction Documents except to the extent caused by such Agent's gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates, including making an equity investment in Company or any of its Affiliates, in any case, as if such Agent were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders' Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Transaction Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Transaction Documents, INCLUDING WITHOUT LIMITATION ANY OF THE FOREGOING CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF SUCH AGENT, provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent. Administrative Agent may resign at any time by giving thirty (30) days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Required Lenders. Upon any such notice of resignation or any such removal, Required Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Transaction Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.

9.8 Security Documents and Guaranty.

(a) Agents under Security Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Security Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty if Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Transaction Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

SECTION 10
MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent or Administrative Agent shall be sent to such Person's address as set forth on Appendix B or in the other relevant Transaction Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (and in any event within 30 days after receipt of invoice or other demand therefor): (a) all the actual and reasonable costs and expenses of preparation of the Transaction Documents and any proposed or completed consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents, Warrant Owner, Royalty Owner, and Equity Owner (in each case including allocated costs of internal counsel and travel costs and expenses) in connection with the negotiation, preparation, execution and administration of the Transaction Documents and any proposed or completed consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent, Warrant Owner, Royalty Owner, and their counsels) in connection with the custody or preservation of the ORRI or any of the Collateral; (g) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Equity Owner or its counsel) in connection with the Equity Owner's rights under the Equity Document; (h) all other actual and reasonable costs and expenses incurred by Warrant Owner, Royalty Owner, Equity Owner, or each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (i) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Warrant Owner, Royalty Owner, Equity Owner, or any Agent or Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Transaction Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or pursuant to any insolvency or bankruptcy cases or proceedings. For the avoidance of doubt, the parties agree and acknowledge that amounts payable under this Section 10.2 or under Section 10.3 below do not constitute ANCF Overhead Costs and are not deducted in the calculation of ANCF.

10.3 Indemnity, WAIVER OF PUNITIVE DAMAGES.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless, Warrant Owner, Royalty Owner, Equity Owner, and each Agent and Lender and the officers, partners, directors, trustees, employees, agents and Affiliates of Warrant Owner, Royalty Owner, Equity Owner, each Agent and each Lender (each, an "Indemnitee"), from and against any and all Indemnified Liabilities, INCLUDING WITHOUT LIMITATION ANY INDEMNIFIED LIABILITIES CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF SUCH INDEMNIFIED PARTY (IN EACH CASE WHETHER ALLEGED, ARISING OR IMPOSED IN A LEGAL PROCEEDING BROUGHT BY OR AGAINST ANY Credit Party, ANY INDEMNITEE, OR ANY OTHER PERSON), provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are in violation of any Law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST ANY AGENT, ANY LENDER OR ANY OF THEIR AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY ANY APPLICABLE LEGAL REQUIREMENT) ARISING OUT OF, IN CONNECTION WITH, ARISING OUT OF, AS A RESULT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF OR ANY ACT OR OMISSION OR EVENT FROM TIME TO TIME OCCURRING IN CONNECTION THEREWITH, AND EACH CREDIT PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM OR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR. EACH CREDIT PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY GIVES THIS WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.3 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.

10.4 Setoffs. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party now or hereafter existing under this Agreement, the Notes held by such Lender, and the other Transaction Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Notes, or such other Transaction Documents, and although such obligations may be unmatured. The Administrative Agent and each Lender agrees to promptly notify such Credit Party after any such set-off and application made by the Administrative Agent or such Lender, provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 10.4 are in addition to any other rights and remedies (including other rights of set-off) that the Administrative Agent or such Lender may have.

10.5 Amendments and Waivers.

(a) Required Lenders' Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Transaction Documents (other than the Equity Document, the ORRI Conveyance or the Warrants), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders.

(b) Affected Lenders' Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) of principal;

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10 other than any changes from the Original Effective Rate to the Reduced Effective Rate as provided in the definition of Effective Rate) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii) amend the definition of "Required Lenders" or "Pro Rata Share";

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Transaction Documents; or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Transaction Document (other than the Equity Document, ORRI Conveyance or the Warrants).

Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender Counterparty affected thereby, execute and deliver any waiver or amendment to any Transaction Document which would (i) cause an obligation under any outstanding Hedging Contract owing to such Lender Counterparty that, prior to such waiver or amendment, constituted a "Lender Hedging Obligation" to cease to be a "Lender Hedging Obligation" or (ii) cause the priority of the Lien securing such obligation or the priority of payment with respect to such obligation in connection with the exercise of remedies under such Transaction Document to be subordinate in any manner to the Obligations (other than expense reimbursements, expenses of enforcement, indemnities, and other similar obligations owing under the Transaction Documents).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Transaction Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall be deemed to constitute an increase in any Commitment of any Lender; or

(ii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Agents and Lenders. Other than as a result of an action permitted under the terms of a Transaction Document, no Credit Party's rights or obligations hereunder or under any other Transaction Document nor any interest herein or therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates and Indemnitees of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments and each such assignment shall include a pro rata assignment of the Uncommitted Amount):

(i) to any Person meeting the criteria of clause (a) of the definition of the term of "Eligible Assignee" upon the giving of notice to Company and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (b) of the definition of the term of "Eligible Assignee" and, in the case of assignments of Loans or Commitments to any such Person (except in the case of assignments made by or to J. Aron), consented to by each of Company and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Company, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $5,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender) with respect to the assignment of the Commitments and Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender) with respect to the assignment of Loans.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $500 in the case of assignments pursuant to Section 10.6(c)(i) or made by or to J. Aron, and $2,000, in the case of all other assignments (except that only one fee shall be payable in the case of contemporaneous assignments to Related Funds), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.17(c).

(e) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and the other Lenders affected thereby and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities Laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the "Effective Date" specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Transaction Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates, and other than any changes from the Original Effective Rate to the Reduced Effective Rate as provided in the definition of Effective Rate) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not be deemed to constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Security Documents (except as expressly provided in the Transaction Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section  2.16 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company's prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.17 as though it were a Lender. To the extent permitted by Law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, (i) any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank or trustee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements; Termination.

(a) All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by Law to the contrary, the agreements of each Credit Party set forth in Sections 2.16, 2.17, 10.2, 10.3, 10.4, 10.23 and 10.24 and the agreements of Lenders set forth in Sections 2.15, 9.3 and 9.6 shall survive the payment of the Loans and the termination hereof.

(b) If the Closing Date does not occur within ten days after the date of execution hereof by Company, or at any time after the Closing Date when no Obligations are owing (other than Obligations under the Equity Document, the ORRI Conveyance or the Warrants that arise after the Loans have been paid in full), Company may elect in a written notice delivered to Administrative Agent to terminate this Agreement. Upon the proper receipt by Administrative Agent of such a notice at such a time, then this Agreement and all Security Documents shall thereupon be terminated, except to the extent provided otherwise in Section 10.8(a) of this Agreement or in any similar provision of any Security Document that expressly provides for the survival of specified provisions thereof. At the request and expense of Company, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination and the release of the Collateral. Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders and Lender Counterparties, without the joinder of or further action by any Lender or Lender Counterparty. The obligations of the Credit Parties under the Equity Document, the ORRI Conveyance, the Warrants, and under the last sentence of Section 5.22 and Section 10.23 of this Agreement shall survive the termination of this Agreement and the release of the Collateral and, notwithstanding any of the foregoing provisions of this subsection, Administrative Agent shall not release any Collateral until Company has amended the ORRI Conveyance to the extent required under Section 5.22.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Transaction Documents or any of the Hedging Contracts. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy Law, any other state or federal Law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders' Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Transaction Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each Lender and each Agent agrees that it will take all reasonable steps to keep confidential any proprietary information regarding Company and its business identified as confidential by Company and obtained by Agent or such Lender pursuant to the requirements hereof, it being understood and agreed by Company that, in any event, a Lender or any Agent may make (i) disclosures of such information to Affiliates of such Lender or such Agent and to their agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedging Contracts (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable Law or court order, each Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by Law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury Laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company and each other Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies Company and the other Credit Parties, which information includes the name and address of such Persons and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Persons in accordance with the Act.

10.22 Third Party Beneficiaries. The Credit Parties agree that Royalty Owner (the "Third Party Beneficiary") (a) is an express and intended third party beneficiary of the representations, agreements and promises made in this Agreement, which are made for the benefit of Lenders, Administrative Agent and the Third Party Beneficiary (which benefits are immediate and not incidental), (b) shall have and be vested with the right to enforce the provisions hereof on its own behalf and to sue for non-compliance with the provisions hereof, and (c) has acted in reliance upon its status as a third party beneficiary as set forth above (including entering into the Transaction Documents to which it is a party). Without limiting the foregoing, the Credit Parties agree that they intend to give the Third Party Beneficiary the benefits of the representations, agreements, and promises set forth in this Agreement, and that such intent is sufficient to make reliance by such Third Party Beneficiary both reasonable and probable.

10.23 Royalty Owner Participation in Property Sales. Whenever Company has, and intends to take, the opportunity to sell any part of its interest (in this section called a “Sold Working Interest”) in any properties and interests subject to any ORRI Conveyance, then with respect to that portion of Royalty Owner’s ORRI under an ORRI Conveyance which burdens the properties and interests to be sold (in this section called the “Related Royalty”): (a) Company shall take all necessary action to insure that Royalty Owner has the opportunity to sell the Related Royalty as a part of such transaction and at a price which is as favorable as that available to Company (taking into consideration that such Related Royalty is a cost free interest) and (b) at Company’s election, Royalty Owner shall be obligated to sell the Related Royalty in the circumstances and pursuant to the terms set forth in the preceding clause (a). In either case, Royalty Owner may elect to resell the Related Royalty to Company (for further sale on to the purchaser) or to sell the Related Royalty directly to the purchaser. Any such resale to Company shall be without representation or warranty other than Royalty Owner’s special warranty of title to the Related Royalty. Company shall give Royalty Owner at least thirty (30) days notice of any such potential sale (or of any material modification in the terms of any sale of which such a notice was previously given) and, if applicable, its election to require Royalty Owner to sell the Related Royalty as provided above. If the Related Royalty is sold as part of any such transaction, then regardless of any purchase price allocations made by the purchaser in such sale to the Sold Working Interest and the Related Royalty, Company and Royalty Owner shall divide between themselves the aggregate purchase price received by both, net of costs of sale and any taxes (other than income taxes, which shall be the separate obligations of Company and Royalty Owner), with Company receiving A/C and Royalty Owner receiving B/C, where:

(a) A equals the net present value attributable to the Sold Working Interest, as reasonably derived by Royalty Owner from the then most recent independent Engineering Report furnished under Section 5.2(e) (or, after the termination of this Agreement, from any other independent engineering reports available to Royalty Owner),

(b) B equals the net present value attributable to the Related Royalty, as reasonably derived by Royalty Owner from the then most recent independent engineering report furnished under Section 5.2(e) (or, after the termination of this Agreement, from any other independent engineering reports available to Royalty Owner), taking into account that the Related Royalty may not be reduced by certain costs and expenses burdening the Sold Working Interest, and

(c) C equals the sum of A plus B.

10.24 Participation in Future Financings.

(a) Until the last to occur of the Maturity Date or the date the Loans are repaid in full, in the event that either Company or Parent proposes to engage in any transaction or series of related transactions pursuant to which debt financing will be provided to Company (a "Company Financing Transaction") or to Parent (a "Parent Financing Transaction"), then J. Aron or one or more of its Affiliates shall be entitled to participate in such Company Financing Transaction or Parent Financing Transaction in accordance with the following provisions of this Section 10.24.

(b) At least 30 days prior to the consummation of a Company Financing Transaction or a Parent Financing Transaction, Company or Parent, as applicable, shall provide written notice (the "Financing Notice") to J. Aron of the proposed Company or Parent Financing Transaction, which notice shall specify all material terms of such proposed Company or Parent Financing Transaction that are then available and shall include copies of any and all documents, whether in draft or final form, relating to such Company or Parent Financing Transaction that are then available. During the period between the giving of the Financing Notice and (i) the expiration of the 15-day period during which a Participation Notice (as defined in paragraph (c) below) may be given, if J. Aron or one or more of its Affiliates does not give a Participation Notice during such period, or (ii) the consummation of the Company or Parent Financing Transaction if J. Aron or one or more of its Affiliates does give a Participation Notice during such 15-day period, Company or Parent shall provide to J. Aron or its applicable Affiliate, as soon as practicable after it becomes available, any and all additional or changed information regarding the terms of the Company or Parent Financing Transaction and any additional or changed draft or final documentation relating to the Company or Parent Financing Transaction.

(c) J. Aron or one or more of its Affiliates shall, to the extent J. Aron or such Affiliate determines that it may participate in such financing in accordance with applicable Laws and internal policies, have the right, exercisable by written notice (the "Participation Notice") to Company or Parent, as applicable, given within 15 days after the giving of the Financing Notice, to participate in the Company Financing Transaction or Parent Financing Transaction described in the Financing Notice on the same terms as the other Persons providing financing to Company or Parent (whether as a lender or purchaser of debt securities or obligations) in an amount up to 49% of the total amount of such Company Financing Transaction or Parent Financing Transaction. Such Participation Notice shall specify the portion of such financing, subject to the immediately preceding sentence, that J. Aron or such Affiliate desires to provide. In the event that none of J. Aron and its Affiliates gives a Participation Notice prior to the expiration of such 15-day period, no such Person shall have any right to participate in the Company Financing Transaction or Parent Financing Transaction described in the Financing Notice.

(d) Following the giving of a Participation Notice, Company or Parent, as applicable, shall promptly provide to J. Aron or its applicable Affiliate any and all information and documents reasonably requested by J. Aron or such Affiliate in connection with its participation in such Company or Parent Financing Transaction and its due diligence review of Company or Parent in connection therewith.

(e) Notwithstanding the giving by J. Aron or any of its Affiliates of a Participation Notice, the obligation of J. Aron or any such Affiliate to participate in any Company or Parent Financing Transaction shall be subject to the satisfactory completion of due diligence by J. Aron or such Affiliate and to the execution and delivery of final documentation with respect to such Company or Parent Financing Transaction in such forms and containing such terms as are satisfactory to J. Aron or such Affiliate in its sole discretion.

(f) Any failure of J. Aron or its Affiliates to give a Participation Notice with respect to or otherwise participate in any Company or Parent Financing Transaction shall not affect the right of J. Aron and its Affiliates to participate in any other Company or Parent Financing Transaction in accordance with this Section 10.24. Nothing in this Section 10.24 shall be deemed to obligate J. Aron or any of its Affiliates to provide or arrange any financing for Company or Parent or to participate in any Company or Parent Financing Transaction.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY

TEKOIL AND GAS GULF COAST, LLC

By: Tekoil & Gas Corporation, its Managing Member

By:	/s/ Mark Western
Name: Mark Western Title: CEO and Chairman of the Board of Directors

GUARANTOR

TEKOIL & GAS CORPORATION

By:	/s/ Mark Western
Name: Mark Western Title: CEO and Chairman of the Board of Directors

J. ARON & COMPANY, as Lead Arranger, Syndication Agent, Administrative Agent and a Lender

By:	/s/ Colleen Foster
Authorized Signatory Colleen Foster, Managing Director

APPENDIX A
TO CREDIT AGREEMENT

Commitments

Lender	Commitment	Pro Rata Share
J. Aron & Company	$30,000,000	100%
Total	$30,000,000	100%

APPENDIX B
TO CREDIT AGREEMENT

Notice Addresses

TEKOIL AND GAS GULF COAST, LLC
25050 I-45 North, Suite 525
The Woodlands, Texas 77380
Attention: Mark Western
Telecopier: 281-364-8007

with a copy to:

Baker & Hostetler LLP
SunTrust Center
200 South Orange Avenue, Suite 2300
Orlando, Florida 32802
Attention: Ken Wright
Telecopier: 407-841-0168

J. ARON & COMPANY,
as Lead Arranger, Syndication Agent,
Administrative Agent and a Lender

J. Aron & Company
85 Broad Street
New York, New York 10004
Attention: Steve Bunkin
Telecopier: 212-428-3675

with a copy to:

Goldman Sachs E&P Capital
1000 Louisiana, Suite 550
Houston, Texas 77002
Attention: John Howie
Telecopier: 713-658-2603

SCHEDULE 1.1

SECURITY SCHEDULE

1.
Credit and Guaranty Agreement dated as of May 11, 2007 among Tekoil and Gas Gulf Coast, LLC, as borrower, Tekoil & Gas Corporation and the other guarantors party thereto from time to time, various lenders, and J. Aron & Company, as lead arranger, syndication agent, and administration agent.

2.
Pledge and Security Agreement dated as of May 11, 2007 among Tekoil and Gas Gulf Coast, LLC, each of its subsidiaries from time to time party thereto, and J. Aron & Company, as administrative agent for the Beneficiaries (as therein defined).

3.	Pledge Agreement dated as of May 11, 2007 between Tekoil & Gas Corporation and J. Aron & Company, as administrative agent for the Beneficiaries (as therein defined).

4.
Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated as of May 11, 2007 from Tekoil and Gas Gulf Coast, LLC to John Howie, as trustee, and J. Aron & Company, as agent.

5.
Deposit Account Default Control Agreement dated as of May 11, 2007 among Tekoil and Gas Gulf Coast, LLC, J. Aron & Company, as administrative agent for the Beneficiaries (as therein defined), and Amegy Bank National Association.

6.
Deposit Account Control Agreement dated as of May 11, 2007 among Tekoil and Gas Gulf Coast, LLC, J. Aron & Company, as administrative agent for the Beneficiaries (as therein defined), and Amegy Bank National Association.

SCHEDULE 1.2

OPERATING EXPENSE BUDGET

Calculation Quarter	Operating Expense
8/31/2007	$987,491
11/30/2007	$756,988
2/29/2008	$682,435
5/31/2008	$687,930
8/31/2008	$716,815
11/30/2008	$726,541
2/28/2009	$702,005
5/31/2009	$674,878
8/31/2009	$650,360
11/30/2009	$638,130
2/28/2010	$614,566
5/31/2010	$588,523
8/31/2010	$554,442
11/30/2010	$525,212
2/28/2011	$553,803
5/31/2011	$551,122

SCHEDULE 2.2

WIRE TRANSFER INSTRUCTIONS

[To come]

SCHEDULE 4.7

OTHER OBLIGATIONS AND RESTRICTIONS

None.

SCHEDULE 4.8

INITIAL ENGINEERING REPORT DISCLOSURES

None.

SCHEDULE 4.9

LITIGATION

Tekoil & Gas Corporation (“Parent”)

None.

Tekoil and Gas Gulf Coast, LLC (“Borrower”)

None.

The following is a schedule of pending litigation and disputes in which Masters Resources, LLC and/or Masters Oil & Gas, LLC (“Sellers”) is a named party:

Jiva International, Inc. v. Ashi Energy Services LLC, Cause No 221687, pending in the 151st Judicial District Court of Harris County, Texas;

Erskine Energy Partners II, L.P. v. Masters Resources L.L.C., Case No. 2007-15466, pending in the 55th Judicial District Court of Harris County, Texas.

SCHEDULE 4.11

ERISA PLANS AND LIABILITIES

None.

SCHEDULE 4.12

ENVIRONMENTAL AND OTHER LAWS

(a) Nothing to report.

(b) Nothing to report.

(c) Nothing to report.

(d) Nothing to report.

(e) Nothing to report.

SCHEDULE 4.13

NAMES AND PLACES OF BUSINESS

(A) Current Address for all Credit Parties: See Appendix B of the Credit Agreement.

(B) Former Names of Tekoil & Gas Corporation (“Parent”):

Trailridge Holdings, Inc., a Delaware corporation

Glow Bench Systems International, Inc., a Delaware corporation

Pexcon, Inc., a Delaware corporation

Former Names of Tekoil and Gas Gulf Coast, LLC (“Company”):

Masters Acquisition Co., LLC, a Delaware limited liability company

(C) Former Addresses of Parent:

1580 Sawgrass Corporate Parkway
Suite 130
Sunrise, Florida 33323

9101 W Sample Road
Suite 606
Coral Springs, FL  33065

5036 Dr. Phillips Boulevard
Suite 232
Orlando, Florida 32819

Former Addresses of Company:

None.

(D) Other Office or Place of Business of Parent:

5036 Dr. Phillips Boulevard
Suite 232
Orlando, Florida 32819

Other Office or Place of Business of Company:

None.

SCHEDULE 4.14

ORGANIZATIONAL AND CAPITAL STRUCTURE OF COMPANY

Tekoil and Gas Gulf Coast, LLC (“Company”):

Ownership:	Tekoil & Gas Corporation, (3/4 equity interest); and Goldman, Sachs & Co. (1/4 equity interest).

Subsidiaries:	None.

Agreements requiring issuance of Capital Stock: None.

SCHEDULE 4.18

TAXES

None.

SCHEDULE 4.22

MATERIAL CONTRACTS

Tekoil & Gas Corporation

Tekoil & Gas Corporation executed a Farmout Agreement with Newfoundland & Labrador based Ptarmigan Resources Limited in their offshore exploration license EL-1069, just North of the Port au Port peninsula in western Newfoundland.

The Agreement requires Tekoil, as the Farmee, to pay $250,000 to Ptarmigan, which is to be used as a drilling deposit to secure a one year extension granted by the Canada, Newfoundland and Labrador Offshore Petroleum Board (C-NLOPB). The Agreement also requires Tekoil to drill an onshore-to-offshore exploration test-well in 2007, which will test an offshore structure, and as the validation well, will extend the lease until January 2011. Tekoil will earn a one-third interest (33.3%) in the License for the completion of Phase 1. Tekoil will then conduct an offshore 3D seismic program by late 2008, to map in more detail four offshore features already identified by Ptarmigan using 2D seismic data, which will earn Tekoil a further 26.7% of the License, for a total ownership of 60%.

Tekoil and Ptarmigan then plan to drill an offshore exploration well and will share the drilling costs; 60% Tekoil and 40% Ptarmigan. Should Tekoil carry 100% of the cost of drilling, they will earn an additional 20% interest in the License, for a total of up to 80%, subject to government royalties. Tekoil estimates the total cost of Phases 1, 2 and 3 to be approximately $6,000,000 in 2007, $10,000,000 in 2008, and $25,000,000 in 2009. The License covers approximately 140,000 hectares, or 346,500 acres of offshore surface area, in the shallow waters of the Gulf of St Lawrence, and strategically located within easy reach of the markets in eastern Canada and the northeast United States.

Tekoil and Gas Gulf Coast, LLC

N Point Bolivar

LC-103-0005	Exploration Agrmt & JOA dtd 2/1/06 btwn Masters Resources LLC & Erskine Energy LLC

LC-103-0014
Barge Dock & Surface Use Agrmt dtd eff 9/22/06 btwn Masters Resources LLC, St. Mary Land & Expl Co. & Erskine Energy Partners II LP LLC covering barge dock facility at Goat Island, ST 342 (Expires 9/22/2011)

GC-103-0008	Production Handling Agrmt dtd October 11, 2006 btwn St. Mary Land & Expl Co & Masters Resources LLC (ST 342)

Dorado

LC-110-0001	E/A & JOA dtd 4/21/05 btwn Davis Petroleum Corp. & Masters Resources LLC covering ST 113/132/133/203

LC-110-0004	JOA dtd 6/1/06 btwn Davis Petroleum Corp & Masters Resources LLC covering ST 204 Unit

Fishers Reef

LC-101-0016	Exploration Agreement & JOA dtd 1/31/05 btwn Masters Resources LLC & Erskine Energy Partners LP & Erskine Energy LLC covering State Tract 2-3A Unit (M-96828 & M-96829)

LC-101-0023	Exploration Agreement dtd 2/23/05 btwn Masters Resources LLC & Erskine Energy Partners, LP & Erskine Energy LLC Covering State Tract 6-7A

LC-101-0024	Exploration Agreement & O/A dtd 2/27/06 btwn Masters Resources LLC & Masters Oil & Gas LLC & Erskine Energy Partners LP, Erskine Energy LLC covering State Tract 5-8A
Letter Agreement dtd 6/20/05 btwn Masters Resources LLC & Palace Exploration Co. et al
Letter Agreement dtd 7/11/05 btwn Masters Resources LLC, Erskine Energy Partners et al & Palace Exploration Co.

GC-101-0003	Gas Transportation Contract dated 5/22/06 between Masters Resources LLC and Erskine Energy Partners II LP (ST 5-8A #1, #2, ST 6-7A #1 wells)

GC-101-0004	Crude Oil Gathering Contract dated 5/22/06 between Masters Resources LLC and Erskine Energy Partners II LP (ST 5-8A #1, #2, ST 6-7A #1 wells)

Red Fish Reef

LC-102-0002	Term Acreage Agreement dtd 4/19/01 btwn Masters Resources LLC & Alcorn-Texana Resources et al

Subject to one or more Amendments to Lease of varying dates providing for the addition to the lease of rework and/or shut-in gas well clauses.

Subject to Pooling Agreement dated 10/6/98 covering 320 acres of State Tract 2-3A - 3A (State Tract 2-3A Unit #1) recorded under File No. 98 395 730, Chambers Co., TX

Subject to Pooling Agreement dated 9/15/98 covering 320 acres being 110 acres of State Tract 2-3A -3A, 75 acres of State Tract 46 and 135 acres of State Tract 47 (State Tract 46 No. 1) recorded under File No. 00 453 686.

Subject to Pooling Agreement dated 12/11/01 covering 320 acres being 76 acres out of State Tract 1-4A, 152 acres out of State Tract 5-8A, 80 acres out of State Tract 2-3A, 90 acres out of State Tract 2-3A, 40 acres out of State Tract 6-7A (State Tract 1-4A Unit).

Subject to Participation and Farmout Agreement dated 3/6/00 between Vintage Petroleum Inc. and Davis Petroleum Corp.

Subject to JOA dated 6/20/00 between Vintage Petroleum Inc., Palace Exploration Co., Davis Petroleum Corp., Andex Resources LLC covering land within Pooled Unit for State Tract 1-4A No. 1 well (State Tract 1-4A No. 1 well).

Subject to JOA dated 3/6/00 between Vintage Petroleum Inc., Palace Exploration Co., Davis Petroleum Corp., and Andex Resources LLC covering lands within the Pooled Unit for State Tract 46 No. 1 (State Tract 46 No. 1 well).

Subject to JOA dated 9/1/00 between Vintage Petroleum Inc., Davis Petroleum Corp., Andex Resources LLC covering 250 acres within that portion of State Tract 9-12B, limited from the surface of the ground down to the stratigraphic equivalent of the total depth drilled in the Initial Test, except the Unitized formations established by Unit Agreement for the Fishers Reef Field Unit No. 1 but including any wellbore interest earned therein, as more specifically identified and defined in those certain Participation Farmout Agreements, as amended, between Vintage and each of the other parties (State Tract 9-12B #1 well).

Subject to call on oil and gas production in Assignment and Bill of Sale dated 5/1/91 and recorded under File No. 91 146 152 from Exxon Corporation to Vintage Petroleum Inc. whereby Exxon Corporation reserves a preferential right to purchase oil and gas for a term of 21 years from assignment date.

Possibly subject to two final judgments which are as follows: 1) Final Judgment dated 7/24/74 in the case of State of Texas et al, Plaintiff vs. Exxon Corporation, Defendant in the District Court of Travis County, Texas, the 53rd Judicial District, Case No. 207789 and 2) Final Judgment dated 2/23/76 in the case of the State of Texas et al, Plaintiff vs. Exxon Corporation and Sun Oil Company (Delaware), Defendants, in the District Court of Travis County, Texas, 53rd Judicial District, Case No. 238904.

CEDAR POINT/HEMATITE FIELD

Subject to the certain Operating Agreement dated 2/15/99 by and between Vintage Petroleum Inc. and MCNIC O & G Properties, Inc., Carrizo O&G Inc., Century Offshore Management Corp. and Yuma Exploration and Production Company, Inc.

Subject to that certain Participation Agreement by and between Yuma Exploration and Production Company, Inc., Vintage Petroleum Inc., Carrizo Oil & Gas Inc. and MCNIC
Oil & Gas Properties, Inc. dated 4/6/98.

POINT BARROW FACILITY

Subject to Saltwater Disposal Agreement dated 10/01/01 between Vintage Petroleum Inc. and Masters Resources LLC whereby Vintage will accept Masters’ water produced from Masters’ wells located in the Trinity Bay Field, Chambers Co., TX for disposal in its Point Barrow saltwater disposal facility located on the Point Barrow Facility so long as excess capacity in the Facility exists over and above that required by Vintage’s operations. The term of this Agreement has expired, but both parties continue to perform.

Subject to Surface Lease and Easement dated 12/19/02 between Vintage Petroleum Inc., Lessor, and Masters Resources LLC., Lessee wherein Lessor grants to Lessee a non-exclusive easement on and overt the Point Barrow Facility to Lessee for the purpose of operating and maintaining and constructing pipelines, facilities, power line or roads to and from the leased premises. Lessee owns equipment currently located on the leased premises, including 1) TB #1 - 1500 BBL - Bottled Gun Barrel; 2) TB #2 - 500 BBL - Settling Tank; 3)TB #3 - 1000 BBL - Sales Tank; 4) TB Heater; 5) Associated Flow lines.

Subject to all easements, rights of way, surface leases and all similar grants of surface use affecting this land whether recorded or unrecorded in addition to those specifically described in Deed and Bill of Sale dated 5/31/91 between Exxon Corporation, Grantor and Vintage Petroleum Inc., Grantee recorded under File No. 91 146 205, Chambers Co., TX.

Subject to reservation of a 1/16th of 8/8ths Non-participating Royalty Interest in favor of Estelle Ervine and J. E. Bishop, Individually and as Independent Executors of the Estate of J. E. Ervine, and their predecessors in interest.

GAS CONTRACTS

Crude Oil Purchase Contract Nos. 05-10247, 05-10248 and 06-55239 dated 08/08/05, 08/09/05 and 12/29/06 by and between Masters Resources LLC, as Seller, and Pacific Marketing and Transportation LLC, as Buyer and as assigned to Plains Marketing LP due to merger on 11/15/06.

Base Contract for Sale and Purchase of Natural Gas, as amended, dated 02/27/07 by and between Masters Resources, LLC, Seller and Petrocom Ventures Ltd., as Buyer.

Gas Purchase Agreement, as amended, dated 03/01/07 by and between Masters Resources LLC, as Seller, and Kinder Morgan Tejas Pipeline L.P., as Buyer.

Gas Gathering Agreement dated 07/01/98, as amended, between Masters Resources LLC and Gateway Offshore Pipeline Company for Galveston Bay State Tract 343 Lease.

SCHEDULE 4.24

CERTAIN FEES

None.

SCHEDULE 4.26

SALE OF PRODUCTION

The following contracts have a two (2) year term from their effective date, after which the contracts may be terminated by giving one hundred eigthy (180) days notice.

GC-101-0003	Gas Transportation Contract dated effective 5/22/06 between Masters Resources LLC and Erskine Energy Partners II LP (ST 5-8A #1, #2, ST 6-7A #1 wells).

GC-101-0004	Crude Oil Gathering Contract dated effective 5/22/06 between Masters Resources LLC and Erskine Energy Partners II LP (ST 5-8A #1, #2, ST 6-7A #1 wells).

The following contract has a five (5) year term from their effective date, after which the contracts may be terminated by giving one hundred eigthy (180) days notice.

GC-103-0008	Production Handling Agreement dated effective October 11, 2006 between St. Mary Land & Exploration Co. & Masters Resources LLC (ST 342).

SCHEDULE 4.27

PAYMENT FOR FUTURE PRODUCTION

Potentially subject to the allegations made by Erskine Energy Partners II, L.P. in:

Erskine Energy Partners II, L.P. v. Masters Resources L.L.C., Case No. 2007-15466, pending in the 55th Judicial District Court of Harris County, Texas.

SCHEDULE 6.1

INSURANCE PREMIUM FINANCING INDEBTEDNESS

(Attached)

ACORD™ CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY): 05/11/07

PRODUCER	1-713-739-3600	THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.
Benfield Corporate Risk LLC 909 Fannin Street Suite 1700 Houston, TX 77010		

INSURED	INSURERS AFFORDING COVERAGE	NAIC #
Tekoil and Gas Gulf Coast, LLC	INSURER A: St. Paul Surplus Lines Insurance	
c/o Baker Hostetler	INSURER B: Gotham Insurance Company	
1000 Louisiana, Suite 2000	INSURER C: Lloyds of London	
Houston, TX 77002-5009	INSURER D: Lloyds of London & Various Carriers	
	INSURER E: Southern County Mutual Insurance	

COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	ADD'L INSRD	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
A		GENERAL LIABILITY	HU05537691	05/09/07	05/09/08	EACH OCCURRENCE	$1,000,000
		X COMMERCIAL GENERAL LIABILITY				DAMAGE TO RENTED PREMISES (Ea occurence)	$100,000
		CLAIMS MADE [X] OCCUR				MED EXP (Any one person)	$5,000
						PERSONAL & ADV INJURY	$1,000,000
						GENERAL AGGREGATE	$2,000,000
		GEN'L AGGREGATE LIMIT APPLIES PER: POLICY / PRO-JECT / LOC				PRODUCTS - COMP/OP AGG	$1,000,000
E		AUTOMOBILE LIABILITY	STC572962	05/09/07	05/09/08	COMBINED SINGLE LIMIT (Ea accident)	$1,000,000
		ANY AUTO					
		ALL OWNED AUTOS				BODILY INJURY (Per person)	$
		X SCHEDULED AUTOS					
		X HIRED AUTOS				BODILY INJURY (Per accident)	$
		X NON-OWNED AUTOS					
						PROPERTY DAMAGE (Per accident)	$
		GARAGE LIABILITY				AUTO ONLY - EA ACCIDENT	$
		ANY AUTO				OTHER THAN AUTO ONLY: EA ACC	$
						AGG	$
A		EXCESS/UMBRELLA LIABILITY	HU05575320	05/09/07	05/09/08	EACH OCCURRENCE	$25,000,000
B		X OCCUR / CLAIMS MADE	MMO 58777ML207	05/09/07	05/09/08	AGGREGATE	$25,000,000
							$
		DEDUCTIBLE					$
		RETENTION $					$
		WORKERS COMPENSATION AND EMPLOYERS' LIABILITY				WC STATU-TORY LIMITS / OTH-ER	
		ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED?				E.L. EACH ACCIDENT	$
						E.L. DISEASE - EA EMPLOYEE	$
		If yes, describe under SPECIAL PROVISIONS below				E.L. DISEASE - POLICY LIMIT	$
		OTHER					
C		Maritime Employers Liab	EMM07-211	05/09/07	05/09/08		1,000,000
D		Energy Package	BCRQ5Z10082007	05/09/07	05/09/08	Various	

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES / EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS

SEE ATTACHED SUPPLEMENTAL PAGE

J. Aron & Company, as Administrative Agent, is named as Loss Payee and Additional Insured.

CERTIFICATE HOLDER	CANCELLATION
J. Aron & Company, as Administrative Agent 1000 Louisiana, Suite 550 Houston, TX 77002 USA	SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER ~~WILL ENDEAVOR~~ TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES. AUTHORIZED REPRESENTATIVE

ACORD 25 (2001/08) JSTONE
6179220

© ACORD CORPORATION 1988

SUPPLEMENT TO CERTIFICATE OF INSURANCE

DATE
05/11/07

NAME OF INSURED:
Tekoil and Gas Gulf Coast, LLC

Additional Description of Operations/Remarks from Page 1:

Additional Information:

Energy Package:
Section 1: All Risks of Physical Loss or Physical Damage to property/equipment owned by the insured, and/or inthe Care, Custody or Control of the Insured, including all transits to/from locations by whatsoever means.
$3,450,000 Offshore Property; $2,000,000 Key way barge workover rig; $2,175,000 Onshore Property
$4,500,000 Onshore and Offshore Pipelines; plus ROW/D
Section 2: OEE: Section A: Control of Well; Section B: Redrilling/Extra Expense;
Section C: Seepage & Pollution
Drilling Wells: $15,000,000 CSL any on occ, but State Tract 246 AMC #40L well: $20,000,000 CSL any one occ; Workover/Recompletion: $5,000,000 CSL any one occ; $3,000,000 CSL if WO well declared wireline or coiled ops only or have an AFE $250,000 or less.
Producing Wells: $5,000,000 CSL any one occ; Extended Redrill/Making Wells Safe Sublimited: $5,000,000; Equipment in Insureds Care, Custody & Control: $3,000,000 any one occurrence
$7,500,000 Named Windstorm as respects Sects 1, 2 & 3 any one occ and in the agg.
Section 3: Loss of Production Income; $9,000,000 any one occurrence
Section 4: Hull & Machinery; $470,000 sum insured
Retentions:
Section 1: $100,000 each and every claim any one occ for offshore property but, $75,000 each and every claim any one occ for onshore property
Section 2: Drilling, Deepening & Workover $325,000 CSL any one occ; All other wells $250,000 CSL any one occ; $250,000 Care, Custody, and Control CSR any one occ
Section 3: 60 day waiting period any one occ, but 90 days as respects Named Windstorm
Section 4: $50,000 any one occ
Sections 1 & 2 subject to Additional Named Windstorm ded. of $500,000 for insureds interest

SUPP (05/04)

EXHIBIT A TO
CREDIT AND GUARANTY AGREEMENT

FORM OF FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of May 11, 2007 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"), by and among TEKOIL AND GAS GULF COAST, LLC, a Delaware limited liability company ("Company"), TEKOIL & GAS CORPORATION, a Delaware corporation, and the other guarantors party thereto, J. ARON & COMPANY, individually and in its capacity as Administrative Agent for the benefit the lenders from time to time parties thereto (the "Lenders"), and such Lenders. Capitalized terms not otherwise defined in this Funding Notice shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.2 of the Credit Agreement, Company desires that Lenders make [Committed Loans][Uncommitted Loans] to Company in accordance with the applicable terms and conditions of the Credit Agreement on ________________ (the "Credit Date") in the aggregate principal amount of [$_______________]. Company hereby directs and requests Administrative Agent to deduct from such Loans, and to pay on Company's behalf, any fees owed by Company pursuant to that certain fee letter dated as of May 11, 2007, from Administrative Agent to Company and any other fees and expenses amounts owing under the Credit Agreement in accordance with Section 2.2.

Company hereby certifies that:

(a)	after making the Loans requested hereunder on the Credit Date, the aggregate amount of all Loans made pursuant to the Credit Agreement shall not exceed the Facility Amount then in effect;

(b)
the representations and warranties contained in each of the Transaction Documents are true, correct and complete in all material respects on and as of the date hereof and on and as of such Credit Date to the same extent as though made on and as of such dates, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

(c)
no event has occurred and is continuing as of the date hereof and as of the Credit Date or would result from the consummation of the borrowing contemplated hereby that could reasonably be expected to constitute an Event of Default or a Default.

This Funding Notice is delivered as of ________________, pursuant to Section 3.2 of the Credit Agreement.

TEKOIL AND GAS GULF COAST, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT B TO
CREDIT AND GUARANTY AGREEMENT

FORM OF NOTE

$50,000,000

May 11, 2007	New York

FOR VALUE RECEIVED, Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company ("Company"), promises to pay to the order of J. Aron & Company or its registered assigns ("Payee"), on or before the Maturity Date (as defined in the Credit Agreement referred to below)  FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00) or, if less, the aggregate outstanding principal amount of the Loans (as defined in the Credit Agreement referred to below) made by the Payee to Company.

Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of May 11, 2007 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"; the terms used and not defined herein shall have the meanings given them in the Credit Agreement), by and among Company, TEKOIL & GAS CORPORATION, a Delaware corporation, and the other guarantors party thereto, J. ARON & COMPANY, individually and in its capacity as Administrative Agent for the benefit of the lenders from time to time parties thereto (the "Lenders"), and such Lenders.

This Note is a "Note" under the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TEKOIL AND GAS GULF COAST, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT C-1 TO
CREDIT AND GUARANTY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED, IN HIS CAPACITY AS THE [CHIEF FINANCIAL OFFICER] OF TEKOIL AND GAS GULF COAST, LLC ("COMPANY"), A DELAWARE LIMITED LIABILITY COMPANY, HEREBY CERTIFIES AS FOLLOWS:

1. I am the [chief financial officer] of Company.

2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of May 11, 2007 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, TEKOIL & GAS CORPORATION, a Delaware corporation, and the other guarantors party thereto, J. ARON & COMPANY, individually and in its capacity as Administrative Agent for the benefit of the lenders from time to time parties thereto (the "Lenders"), and such Lenders, and each of the other Transaction Documents (as defined in the Credit Agreement), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event.

4. The financial statements attached hereto are accurate and complete (subject to normal year-end adjustments) and satisfy the requirements of the Credit Agreement.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of [mm/dd/yy] pursuant to Section 5.2(b) of the Credit Agreement.

TEKOIL AND GAS GULF COAST, LLC

By:
Name:
Title:

ANNEX A TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDED [MM/DD/YY]
AS TO ITEMS 1, 2, 3, AND 4

FOR THE CALCULATION QUARTER ENDED [MM/DD/YY]
AS TO ITEM 5

1.	Current Ratio[1] : (i) / (ii) =

(i)	Consolidated Current Assets:	$[___,___,___]

(ii)	Consolidated Current Liabilities:	$[___,___,___]

	Actual (i) / (ii):	_.__:1.00
	Minimum Required:	1.00:1.00

2.	Debt to EBITDA Ratio[2] . (iii) / (iv) =

(i)	Consolidated Indebtedness:	$[___,___,___]

(ii)
Consolidated balance sheet liabilities of Company for plugging, abandonment, remediation, and similar liabilities, but excluding any Indebtedness resulting from the application of FASB Statement 133 or 143:
$[___,___,___]

(iii)	sum of (i) and (ii):	$[___,___,___]

(iv)	EBITDA = the sum of (A) + (B) + (C) + (D) - (E):	$[___,___,___]

(A)	Consolidated Net Income:	$[___,___,___]

(B)	interest expense deducted in determining such Consolidated Net Income:	$[___,___,___]

1 Current Ratio to be calculated at the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2007. Consolidated Current Assets and Consolidated Current Liabilities shall be determined in accordance with GAAP, except that (a) Consolidated Current Assets and Consolidated Current Liabilities will be calculated without including any amounts resulting from the application of FASB Statement 133 or 143, and (b)  Consolidated Current Liabilities will exclude current maturities of long-term debt.

2  Such ratio with respect to the Fiscal Quarters ending, September 30, 2007, and December 31, 2007 shall be calculated using "Annualized EBITDA". "Annualized EBITDA" means (a) with respect to the Fiscal Quarter ending June 30, 2007, EBITDA for such Fiscal Quarter multiplied by 4; (b) with respect to the Fiscal Quarter ending September 30, 2007, EBITDA for the period commencing on April 1, 2007 through September 30, 2007 multiplied by 2; and (c) with respect to the Fiscal Quarter ending December 31, 2007 for the period commencing on April 1, 2007 through December 31, 2007 multiplied by 4/3.

(C)	all income or franchise taxes, if any, payable by Company or its Subsidiaries which were deducted in determining such Consolidated Net Income:	$[___,___,___]

(D)	all depreciation, amortization and other non-cash charges which were deducted in determining such Consolidated Net Income:	$[___,___,___]

(E)	all non-cash items of income or gain which were Included in determining such Consolidated Net Income:	$[___,___,___]

	Actual (iii) / (iv):	__.__:1.00
	Maximum Ratio as of September 30, 2007:	3.00 to 1.00
	Maximum Ratio as of December 31, 2007:	2.75 to 1.00
	Maximum Ratio as of March 31, 2008:	2.50 to 1.00
	Maximum Ratio as of June 30, 2008:	2.25 to 1.00
	Maximum Ratio as of September 30, 2008:	2.00 to 1.00
	Maximum Ratio as of December 31, 2008:	2.00 to 1.00
	Maximum Ratio as of March 31, 2009:	2.00 to 1.00
Maximum Ratio as of June 30, 2009,
	each Fiscal Quarter thereafter:	1.75 to 1.00

3.	PDP Collateral Coverage Ratio: (i) / (ii) =

(i)	Modified PDP NPV: ___%[3] of the NPV of all Proved Developed Producing Reserves attributed to the Eligible Mortgaged Properties in the most recent Engineering Report:	$[___,___,___]

(ii)	All Indebtedness outstanding as of the measurement date, exclusive of Indebtedness resulting from the application of FASB Statement 133 or 143:	$[___,___,___]

	Actual (i) / (ii):	__.__:1.00
	Minimum Ratio as of September 30, 2007:	0.50 to 1.00
	Minimum Ratio as of December 31, 2007:	0.60 to 1.00
	Minimum Ratio as of March 31, 2008:	0.75 to 1.00
	Minimum Ratio as of June 30, 2008:	0.90 to 1.00
	Minimum Ratio as of September 30, 2008:	1.00 to 1.00
	Minimum Ratio as of December 31, 2008:	1.10 to 1.00
	Minimum Ratio as of March 31, 2009:	1.35 to 1.00
Minimum Ratio as of June 30, 2009,
	each Fiscal Quarter thereafter:	1.50 to 1.00

3 Range from ninety percent (90%) to one hundred percent (100%), as selected by Administrative Agent in its sole discretion.

4.	Proved Collateral Coverage Ratio: (i) / (ii) =

(i)	Modified Proved NPV: (A) + (B) + (C):	$[___,___,___]

(A)	Modified PDP NPV: ___%[4] of the NPV of all Proved Developed Producing Reserves attributed to the Eligible Mortgaged Properties in the most recent Engineering Report:	$[___,___,___]

(B)	Modified PDNP NPV: __%[5] of the NPV of all Proved Developed Nonproducing Reserves attributed to the Eligible Mortgaged Properties in the most recent Engineering Report[6] :	$[___,___,___]

(C)	Modified PUD NPV: __%[7] of the NPV of all Proved Undeveloped Reserves attributed to the the Eligible Mortgaged Properties in the most recent Engineering Report[8]:	$[___,___,___]

(ii)	All Indebtedness outstanding as of the measurement date, exclusive of Indebtedness resulting from the application of FASB Statement 133 and 143:	$[___,___,___]

	Actual (i) / (ii):	__.__:1.00
	Minimum Ratio as of September 30, 2007:	1.50 to 1.00
	Minimum Ratio as of December 31, 2007:	1.60 to 1.00
	Minimum Ratio as of March 31, 2008:	1.75 to 1.00
	Minimum Ratio as of June 30, 2008:	2.00 to 1.00
	Minimum Ratio as of September 30, 2008:	2.25 to 1.00
Minimum Ratio as of December 31, 2008,
	each Fiscal Quarter thereafter:	2.50 to 1.00

4  Range from ninety percent (90%) to one hundred percent (100%), as selected by Administrative Agent in its sole discretion.

5  Range from sixty percent (50%) to eighty percent (100%), as selected by Administrative Agent in its sole discretion.

6 In calculating Modified PDNP NPV and Modified PUD NPV, only such reserves are included to the extent the percentage is attributed to the Eligible Mortgaged Properties, provided that (i) the capital expenditures necessary to bring such reserves into production (as contemplated in such Engineering Report) have actually been scheduled by Company to be made at or prior to the time contemplated in such Engineering Report, and (ii) Company reasonably expects that it will have funds available to make such capital expenditures.

7  Range from fifty percent (20%) to seventy percent (100%), as selected by Administrative Agent in its sole discretion.

5.	General and Administrative Expense Limit (Permitted G&A Expense Amount): (i) ≤ (ii)

(i)	Aggregate general and administrative expenses for Calculation Quarter = the sum of (A) + (B) + (C):	$[___,___.__]

(A)	General and administrative expenses for 1st Subject Month during said Calculation Quarter:	$[___,___.__]

(B)	General and administrative expenses for 2nd Subject Month during said Calculation Quarter:	$[___,___.__]

(C)	General and administrative expenses for 3rd Subject Month during said Calculation Quarter:	$[___,___.__]

(ii)	Permitted G&A Expense Amount for such Calculation Quarter = the sum of (A) + (B) + (C):	$[___,___.__]

(A)	Permitted G&A Expense Amount for 1st Subject Month during said Calculation Quarter:	$[___,___.__][8]

(B)	Permitted G&A Expense Amount for 2nd Subject Month during said Calculation Quarter:	$[___,___.__]

(C)	Permitted G&A Expense Amount for 3rd Subject Month during said Calculation Quarter:	$[___,___.__]

8 Permitted G&A Expense Amount means the amount of $250,000 per calendar month; provided that if a Default or an Event of Default exists or existed in such calendar month ("Subject Month"), then such amount shall be reduced to $125,000 for such Subject Month.

EXHIBIT C-2 TO
CREDIT AND GUARANTY AGREEMENT

FORM OF ENVIRONMENTAL COMPLIANCE CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of May 11, 2007 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TEKOIL AND GAS GULF COAST, LLC, a Delaware limited liability company ("Company"), TEKOIL & GAS CORPORATION, a Delaware corporation ("Parent"), and the other guarantors party thereto, J. ARON & COMPANY, individually and in its capacity as Administrative Agent for the benefit of the lenders from time to time parties thereto (the "Lenders"), and such Lenders. The undersigned, in his capacity as the [insert title] of the Company, hereby certifies to Administrative Agent and Lenders as follows:

1. For the Fiscal Year ending immediately prior to the date hereof, Company and the Subsidiaries of Company have complied and are complying with Section 5.12 of the Agreement [except as set forth in Schedule I attached hereto];

2. To the best knowledge of the undersigned after due inquiry, Company and the Subsidiaries of Company are on the date hereof in compliance in all material respects with all applicable Environmental Laws, the noncompliance with which could reasonably be expected to cause a Material Adverse Effect;

3. Company and Subsidiaries of Company have taken (and continue to take) steps to minimize the generation of potentially harmful effluents;

4. Company and Subsidiaries of Company have established an ongoing program of conducting an internal audit of each operating facility to identify actual or potential environmental liabilities which could reasonably be expected to cause a Material Adverse Effect; and

5. Company and Subsidiaries of Company have established an ongoing program of training its employees in issues of environmental, health and safety compliance, and Company and Subsidiaries of Company presently have one or more individuals in charge of implementing such training program.

The officer signing this instrument hereby certifies that, to the best of his knowledge after due inquiry and consultation with the operating officers of Company, Parent, and Subsidiaries of Company, the above representations, warranties, acknowledgments, and agreements of Company are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of [____________], 20__.

TEKOIL AND GAS GULF COAST, LLC

By:
Name:
Title:

EXHIBIT D TO
CREDIT AND GUARANTY AGREEMENT

FORM OF OPINION OF COUNSEL

May 11, 2007

To each of the Lenders party to the
Agreement (as defined below)

To J. Aron & Company
as Agent for the Lenders
85 Broad Street
New York, New York 10004
Attention: Steve Bunkin
Telecopier: (212) 428-3675

Ladies and Gentlemen:

We have acted as special Texas, Delaware and New York counsel to (1) Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company (the "Borrower"), and (2) Tekoil & Gas Corporation, a Delaware corporation (the “Guarantor") in connection with (a) the Credit and Guaranty Agreement, dated as of May 11, 2007 (the "Agreement"), by and among the Borrower, the Guarantor and the other guarantors thereto, J. Aron & Company, individually and in its capacity as administrative agent (“Administrative Agent”) for the benefit of the lenders party thereto (the "Lenders"), and such Lenders, and (b) each of the other Documents (as defined below) to which either the Borrower or Guarantor is a party. We have been requested to render this opinion pursuant to Section 3.1(l) of the Agreement. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In connection with the rendering of this opinion, we have examined photocopies of the following documents each of which, unless otherwise noted, is dated as of May 11, 2007 (each a “Document” and collectively, “Documents”):

1.1. the Agreement among the Borrower, the Guarantor, the Administrative Agent and the Lenders;

1.2. Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement executed by the Borrower in favor of John Howie, as Trustee, and the Administrative Agent covering properties located in Texas and other properties related thereto (the "Mortgage");

1.3. Pledge and Security Agreement between the Borrower and the Administrative Agent (the "Security Agreement");

1.4. Pledge Agreement executed between the Guarantor and the Administrative Agent (the "Pledge Agreement");

1.5. Default Deposit Account Control Agreement among Amegy Bank, NA (“Amegy”) the Borrower and the Administrative Agent;

1.6. Blocked Deposit Account Control Agreement among Amegy, the Borrower and the Administrative Agent (together with the Default Deposit Account Control Agreement described above, collectively, the "Account Control Agreements");

1.7. Two (2) UCC-1 Financing Statements, one for each of the Borrower and Guarantor as debtors, and J. Aron & Company, as Administrative Agent, as secured party, to be filed with the Delaware Secretary of State (collectively the “Financing Statements”); and

1.8. Conveyance of Overriding Royalty Interest between the Borrower and Goldman, Sachs & Co (the "ORRI Conveyance");

1.9. Management Services Agreement between the Borrower and Guarantor;

1.10 Warrant to Purchase Common Stock of Parent, issued by the Parent to Goldman, Sachs & Co.;

1.11 Registration Rights Agreement between the Guarantor and Goldman, Sachs & Co.; and

1.12 Amended and Restated Operating Agreement of Borrower between the Guarantor and Goldman, Sachs & Co.

We also have examined the certificates and documents from or relating to the Borrower and the Guarantor described on Exhibit A attached hereto and made part hereof (the certificates and documents described on Exhibit A being herein collectively referred to as the “Organizational Documents”).

Based on our review of the Documents and the Organizational Documents and Applicable Laws (as defined herein), and subject to the assumptions, limitations, exclusions and qualifications herein set forth, we are of the opinion that:

A. Each of the Documents to which Borrower is a party constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with each of its terms.

B. Each of the Documents to which the Guarantor is a party, constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with each of its terms.

C. Under the laws of the State of Texas, the provisions of the Mortgage are effective to create in favor of the Administrative Agent for the benefit of the secured parties named in each thereof, a valid lien on and security interest in all of Borrower’s right, title and interest in and to the Deed of Trust Mortgaged Properties and Other Mortgaged Properties (as defined in the Mortgage and collectively the “Mortgaged Properties”).

D. The provisions of each of the Pledge Agreement and the Security Agreement are effective to create in favor of the Administrative Agent for the benefit of the secured parties named in each thereof, a lien on and valid security interest in all of each of the Borrower and Guarantor’s respective right, title and interest in and to the collateral described therein, in which collateral a lien and security interest can be created.

E. The Account Control Agreements are effective to perfect a security interest of the Administrative Agent in the accounts described therein by “control” (within the meaning of Section 9-104 of the Uniform Commercial Code as adopted in the State of New York, the “New York Code”).

F. The Borrower is duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Borrower has all requisite power and authority to execute and deliver to the Administrative Agent, and to perform its obligations under each of the Documents to which it is a party. The Borrower is in good standing as a foreign limited liability company under the laws of the State of Texas.

G. The Guarantor is duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Guarantor has all requisite power and authority to execute and deliver to the Administrative Agent, and to perform its obligations under, each of the Documents to which it is a party. The Borrower is in good standing as a foreign corporation under the laws of the State of Texas.

H. All action on the part of Borrower necessary for the due execution and delivery of, and performance of its obligations under the Documents to which it is a party, and the granting of liens thereby, has been taken. Each Document to which the Borrower is a party has been duly executed and delivered by the Borrower.

I. All action on the part of Guarantor necessary for the due execution and delivery of, and performance by it of its obligations under the Documents to which it is a party, and the granting of any liens thereby, has been taken. Each Document to which the Guarantor is a party has been duly executed and delivered by the Guarantor.

J. The Borrower’s execution and delivery of, and performance of its obligations under the Documents to which it is a party does not require under Applicable Law (as defined below) the Borrower to obtain the consent or approval of any Governmental Authority of the States of Texas, Delaware, New York or the United States of America. To our knowledge, except as disclosed to the Administrative Agent in the Documents or otherwise (the “Disclosure Schedule”), Borrower’s performance of its obligations of the Documents to which it is a party does not require the consent or approval of any other Person under any contract or agreement to which Borrower is bound. As used in this opinion, “Applicable Law” means the laws, rules and regulations of the States of Texas, Delaware, New York, and of the United States of America which, in our experience, exercising customary professional diligence, are normally applicable to transactions of the type provided for in the Documents.

K. Guarantor’s execution and delivery of, and performance of its obligations under the Documents to which it is a party does not require under Applicable Law Guarantor to obtain the consent or approval of any Governmental Authority of the States of Texas, Delaware and New York, or the United States of America. To our knowledge, except as set out in the Disclosure Schedule, Guarantor’s performance of its obligations under the Documents to which it is a party does not require the consent or approval of any other Person under any contract or agreement to which Guarantor is bound.

L. Neither the execution and delivery of the Documents to which Borrower is party nor the consummation of the transactions contemplated therein nor the compliance with the provisions thereof by Borrower will conflict with or result in a breach of, or cause default under, the Organizational Documents of Borrower.

M. Neither the execution and delivery of the Documents to which Guarantor is a party nor the consummation of the transactions contemplated therein nor the compliance with the provisions thereof by Guarantor will conflict with or result in a breach of, or cause default under, the Organizational Documents of Guarantor.

N. Neither the execution and delivery by Borrower of the Documents to which it is a party nor the consummation by Borrower of the transactions contemplated therein nor the compliance by Borrower with the provisions thereof, will result in breach of or constitute a default under any of the terms, conditions or provisions of (i) any Applicable Law or, to our knowledge, except as set out in the Disclosure Schedule, any order, writ, injunction or decree of Texas, Delaware, New York or United States court or Governmental Authority to which Borrower is subject, or (ii) to our knowledge, except as set out in the Disclosure Schedule, any indenture, mortgage, deed of trust, promissory note, loan agreement or note agreement, or any other agreement or undertaking under any contract or agreement to which Borrower is a party or by which any of its properties may be bound or subject.

O. Neither the execution and delivery by Guarantor of the Documents to which it is a party, nor the consummation by Guarantor of the transactions contemplated therein nor the compliance by Guarantor with the provisions thereof will result in breach of or constitute a default under any of the terms, conditions or provisions of (i) any Applicable Law or, to our knowledge, except as set out in the Disclosure Schedule, any order, writ, injunction or decree of any Texas, Delaware, New York or United States court or Governmental Authority to which Guarantor is subject, or (ii) to our knowledge, except as set out in the Disclosure Schedule, any indenture, mortgage, deed of trust, promissory note, loan agreement or note agreement, or any other agreement or undertaking under any contract or agreement to which Guarantor is a party or by which any of its properties may be bound or subject.

P. To our knowledge, other than as set forth in the Disclosure Schedule, there are no actions, suits or proceedings pending or threatened by or against Borrower by or before any Governmental Authority of the States of Texas, Delaware or New York, or the United States of America which, if adversely determined, would have a material adverse effect on the financial condition or business of Borrower.

Q. To our knowledge, other than as set forth in the Disclosure Schedule, there are no actions, suits or proceedings pending or threatened by or against Guarantor by or before any Governmental Authority of the States of Texas, Delaware or New York or the United States of America which, if adversely determined, would have a material adverse effect on the financial condition or business of Guarantor.

R. The Mortgage is in appropriate form for recording with the Office of the County Clerk in Chambers County, Texas and Galveston County, Texas, and complies with the laws of the State of Texas, including all applicable recording, filing and registration laws and regulations, and are adequate and legally sufficient for the purposes intended to be accomplished thereby. The descriptions of those portions of the Mortgaged Property (as defined in the Mortgage) located within the State of Texas which are described in the Mortgage, including without limitation, those shown on Exhibit “A” attached to the Mortgage are legally sufficient descriptions for the purpose of creating and maintaining the Liens purported to be created by the Mortgage and for the purposes of all applicable recording, filing and registration laws in the State of Texas. When the Mortgage is properly recorded in the records of Chambers County, Texas and Galveston County, Texas, the Mortgage, under Texas law, creates a perfected lien and security interest covering the Mortgaged Properties and the collateral described in the Mortgage. Other than recording charges or filing fees, no taxes or other charges, including without limitation, intangible or documentary stamp taxes, mortgage or recording taxes, transfer taxes or similar charges are payable to the State of Texas or to any jurisdiction therein solely on account of the execution or delivery of the Mortgage or other Documents, the creation of the indebtedness evidenced or secured thereby, the creation of the liens and security interest thereunder, or the filing, recording or registration of the Mortgage in the office of the clerk of court in Chambers County, Texas and Galveston County, Texas.

S. After the recordings and filings specified in paragraph R above have occurred, the Liens created by the Mortgage will be perfected. After the recordings and filings specified in paragraph R above have occurred, no instruments need be recorded, registered or filed or re-recorded, re-registered or re-filed in any public office in the State of Texas in connection with the execution and delivery of the Mortgage in order to maintain the perfection and priority of the Liens created thereby after the date of recordation, and continuation statements as required by the Uniform Commercial Code as in effect in the State of Texas.

T. The Financing Statements are in appropriate form for filing with the Office of the Secretary of State of the State of Texas under the applicable provisions of the Uniform Commercial Code as adopted in the State of Texas (the “Texas Code”). When the Financing Statements are properly filed with the Secretary of State of the State of Texas, the Financing Statements will, under Texas law, create a perfected lien and security interest covering the collateral described in the Security Agreement, the Mortgage and the Pledge Agreement for which a security interest may be perfected by the filing of a financing statement with such office.

U. The ORRI Conveyance constitutes the legal, valid and binding conveyance of the Borrower to the extent that it relates to properties located in the State of Texas. The ORRI (as defined in the ORRI Conveyance) constitutes a real property interest under the laws of the state of Texas of the Subject Interests (as defined in the ORRI Conveyance).

V. The membership interests of the Borrower issued to Goldman, Sachs & Co have been duly authorized and validly issued. The shares of the Guarantor issuable on exercise of the Warrant have been duly authorized and reserved for issuance and, upon the issuance of such shares pursuant to the terms of the Warrant, will be validly issued, fully paid and non-assessable. The issuance of such shares will not be subject to preemptive or similar rights of any person.

W. Neither the Borrower nor the Guarantor is an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

We express no opinion as to any of the following:

2.1. Any: (a) laws other than the Applicable Laws, or (b) documents other than the Documents, even if such other documents are referenced or described in the Documents.

2.2. Whether a court would limit the exercise or enforcement of rights or remedies under the Documents (a) in the event of any default by any Person under the Documents or any related agreement or instrument if it is determined that such default is not material or if such exercise or enforcement is not reasonably necessary for a creditor’s protection, or (b) if the exercise or enforcement thereof under the circumstances would violate an implied covenant of good faith and fair dealing.

2.3. With respect to (a) the power or authority of the Lenders to enter into or perform their obligations pursuant to the Documents or of any party (other than the Borrower or Guarantor) to otherwise act in accordance with the terms of any agreement to which it is a party; (b) whether multiple remedies may be pursued concurrently; (c) compliance by the Lenders with any federal or state banking law, rule, regulation or restriction; (d) any provision in the Documents with respect to the relationship between any Lenders or among Lenders inter se; (e) the enforceability of any guaranty or any obligation in respect of any letter of credit if the underlying obligations or the documentation evidencing or governing such obligations are invalid, unenforceable or otherwise have been released or discharged; (f) the enforceability of provisions that purport to establish evidentiary standards; (g) the enforceability of provisions resulting in a waiver of notices, a waiver of the application of certain laws, a waiver of certain rights (including without limitation, rights of set-off and counterclaim and rights to trial by jury), defenses (including without limitation, suretyship or similar defenses) or exemptions, the reinstatement of certain obligations or waivers of applicable statutes of limitations, to the extent each may be limited or rendered unenforceable by legal and equitable principles or by public policy considerations; (h) the adequacy or sufficiency of consideration of any party delivering a guaranty; and (i) the enforceability of provisions that deny the effectiveness of waivers, amendments and modifications that are not in writing.

2.4. With respect to: (a) the right, title or interest of Borrower in or to any property, real or personal, or the freedom from any security interest, lien, charge or encumbrance thereon; (b) except as specifically set forth in the opinions, the creation, existence, attachment, enforceability or perfection of any lien on or security interest in any real or personal property; (c) the priority of any lien on or security interest in any real or personal property or the accuracy or sufficiency of the description thereof in any of the Documents or in any Financing Statement; (d) whether any financing statement or other instrument or document has been duly filed or recorded; (e) the enforceability or perfection of any lien or security interest purported to be created (other than in after acquired property) or revived after the date hereof; or (f) the enforceability of any provisions of the Documents that purports to (1) prospectively release a party with respect to a liability or (2) require the parties to negotiate in good faith or to mutually agree on any terms and conditions.

2.5. The effect of any provision of the Documents that is intended to establish any standard other than the standard set forth in Applicable Law as the measure of the performance of any party thereto of such party’s obligations of good faith, diligence, reasonableness or care or of any fulfillment of the duties imposed on any secured party with respect to the maintenance of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities.

2.6. The effect of Section 9-315 of the Texas Code (or the corresponding provisions of any Applicable Law) with respect to any proceeds of the collateral that are not identifiable or to the extent that a duly filed Financing Statement does not cover the related collateral.

2.7. The enforceability of any provision of the Documents imposing penalties, forfeitures, increased interest rates and/or late payment charges upon delinquency in payment or the occurrence of a default, or any provisions which may grant Lender the right to obtain attorneys’ fees and other costs incurred which a court determines to be unreasonable or excessive.

2.8. The enforceability of any provision in the Documents that purports to exonerate any Lender from, or provides any Lender with indemnification with respect to, losses or damages resulting from the negligence or malfeasance of any Lender.

2.9. Any right of the Lenders under the Documents to take possession of the collateral prior to having a receiver appointed or foreclosure in accordance with applicable law.

2.10. The ability of the Lenders to foreclose the lien of the Mortgage by executory process.

2.11. Except as specifically set forth in our opinions, whether or to what extent jurisdictions other than Texas or Delaware would respect, apply or enforce the laws of the State of New York or a judgment obtained from a New York state or federal court applying New York law.

In addition to the foregoing exclusions, our opinion is subject to the following qualifications and limitations:

3.1. In basing portions of this opinion on “our knowledge”, the words “our knowledge” or words of similar effect, mean that in the course of preparing this opinion, no facts have come to the actual knowledge of the attorneys within our firm who have been directly involved in reviewing the Documents and preparing this opinion that our opinion is not accurate.

3.2. Enforceability of any provision in the Documents may be limited by: (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar federal or state laws or judicial decisions of general application relating to the rights of creditors; (b) general principles of equity, including, without limitation, the defenses of unconscionability, ambiguity and economic duress, whether asserted in equitable or in legal actions; (c) the discretion of the court before which any proceeding for the enforcement of any Document may be brought, including determinations by any court or other tribunal in which any proceeding may be brought (i) that any Lender failed to act reasonably, in good faith or in compliance with applicable law and (ii) that, to the extent that remedies are sought, a breach is not material or does not adversely affect the Lenders; and (d) general principles of interpretation and rules of construction of contracts.

3.3. Certain of the remedial provisions of the Documents may be limited or rendered unenforceable by laws governing them or by public policy considerations. For example: (a) certain indemnification provisions and provisions for the recovery of expenses in connection with the enforcement of remedies, including, among others, legal fees and expenses, may not be enforceable; (b) provisions resulting in a waiver of notices, a waiver of the application of certain laws, a waiver of certain rights (including, without limitation, rights of set-off and counterclaim and rights to trial by jury), defenses or exemptions, the reinstatement of certain obligations or waivers of applicable statutes of limitations may in each case be limited by legal and equitable principles or by public policy considerations; (c) the availability of specific performance, injunctive relief or other equitable remedies and the appointment of a receiver are subject to the discretion of the court before which any proceeding therefor may be brought; (d) provisions permitting any party to act as another party’s attorney-in-fact or purporting to create or permit a right of set off with respect to obligations that may be contingent or not yet matured, or with respect to obligations not owed to or by the party exercising set-off rights, may not be enforceable; (e) provisions requiring that proceeds of collateral be used to pay obligations in excess of sums properly secured by the Documents may be unenforceable; (f) provisions requiring a party to vote, to refrain from voting or to otherwise act or refrain from acting, in cases where such voting or failure to vote, action or failure to act, may violate that party’s fiduciary duty or applicable law or public policy, may not be enforceable; (g) provisions requiring the payment of indeterminate amounts or amounts determined solely in any Lender’s discretion may be unenforceable; and (h) every aspect of the disposition of any collateral subject to the Documents including, without limitation, the method, manner, time, place and terms, must be commercially reasonable as provided in Section 9-610 of the Texas Code. However, the inclusion of such provisions does not affect the validity of the Documents as against the Borrower and the Guarantor as a whole and the Mortgage contains adequate provision for the practical realization of the principal benefits provided by the Documents, in each case subject to the other qualifications contained in this letter.

3.4. We note that certain of the Collateral consists or may consist of assets or property as to which a security interest may not be created or otherwise does not attach under Article 9 of the Texas Code. Accordingly, we express no opinion with respect to the creation, attachment, enforceability or perfection of any lien on or security interest in any such assets or property, including but not limited to commercial tort claims that currently exist or that arise after the date hereof.

3.5. Our opinion is subject to the qualification that a court sitting in the State of New York or New York City may look to the law of the issuer’s jurisdiction of incorporation to determine the validity and enforceability of any provisions of the Documents granting proxy rights or other rights to vote equity securities of Borrower or any other Person that is incorporated in a jurisdiction other than New York.

3.6. Any security interest created under the Documents with respect to any property will not be effective until the applicable Borrower has acquired rights therein, and with respect to personal property that is acquired by a Borrower after the date hereof, Section 552 of the United States Bankruptcy Code will limit the extent to which property acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case. In addition, under Section 364(d) of the United States Bankruptcy Code, a bankruptcy court may authorize a debtor in a bankruptcy proceeding to obtain post-petition credit secured by liens on property of the debtor including, in certain circumstances, liens that are senior or equal to pre-petition liens.

3.7. The perfection of any security interest arising from the filing of any Financing Statement will expire or be ineffective: (a) as to any property acquired by the debtor named therein, more than four months after it changes its name, identity or structure so as to make such Financing Statement seriously misleading under Section 9-506 of Uniform Commercial Code in effect as of the date hereof in the jurisdiction in which such Financing Statement has been filed (the “UCC”), unless new appropriate financing statements indicating the new name, identity or structure of such debtor are properly filed before the expiration of such four-month period; (b) as to any property with respect to which a continuation statement is not filed within the period of six months prior to the expiration of five years from the date of the original filing of such Financing Statement; (c) in accordance with the provisions of Section 9-315 of the UCC relating to proceeds of collateral subject to a perfected security interest; (d) as to any items of property consisting of goods acquired from a debtor, to the extent provided in Sections 9-320 and 9-323(D) and (E) of the UCC as to the rights of certain buyers of goods; (e) as to any Collateral subject to the rights of a purchase money security interest or any Collateral subject to the rights of a buyer in the ordinary course of business as defined in the UCC; or (f) four months after the debtor identified therein changes its location to a jurisdiction other than the jurisdiction in which it is located on the date hereof, unless new appropriate financing statements are properly filed in the appropriate jurisdiction before the expiration of such four-month period.

3.8. We note that the selection of U.S. federal courts and state courts sitting in the State of New York or New York City, as the case may be, as the venue for actions or proceedings relating to the Documents is subject to the power of such courts to transfer actions or proceedings pursuant to 28 U.S.C. Section 1404(a) or dismiss such actions or proceedings pursuant to the doctrine of forum non conveniens.

In rendering our opinions we have assumed without any independent investigation each of the following:

4.1. The Loan is made to the Borrower by the Lenders in accordance with the Agreement.

4.2. All parties to the Documents, other than Borrower and Guarantor, are duly authorized to execute and deliver the Documents and the Documents have been executed and delivered by such other parties.

4.3. Each of the parties to the Documents, other than the Borrower and Guarantor, have duly and validly executed and delivered each Document to which such party is a signatory. The obligations of each of the parties to the Documents, other than Borrower and Guarantor, set forth in the Documents will constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms.

4.4. Each natural person executing the Documents is legally competent to do so.

4.5. The absence of fraud, misrepresentation, duress and mistake.

4.6. All signatures on the Documents, other than the signatures of Borrower and Guarantor are genuine.

4.7. The conformity to originals of all documents submitted to us as facsimile or electronic versions or copies, and

4.8. The authenticity of all documents.

4.9. The terms and conditions of the Loan, as reflected in the Documents, have not been amended, modified or supplemented by any other agreement or understanding of the parties or waiver of any of the material provisions of the Documents, and that each document submitted to us is accurate and complete and that each such document accurately reflects the complete understanding of the parties thereto with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder.

4.10. Borrower has sufficient title to, or other interest in, each item of the Collateral in order to grant a security interest or lien and for such security interest to “attach” within the meaning of the Texas Code.

4.11. As to matters of fact, the warranties and representations set forth in the Documents and in the Affidavit are true and correct.

4.12. The Borrower does not intend to use all or any portion of the proceeds of the Loan to acquire margin stock;

4.13. If any party to any Document seeks to maintain any action, suit or proceeding in the courts of New York to enforce any provision of any of the Documents, such Person, if required at such time to hold a certificate of authority to transact business as a foreign entity in such jurisdiction, will have obtained such a certificate prior to commencing such action, suit or proceeding.

4.14. Except as expressly stated herein, each party (other than the Borrower and Guarantor) to a Document will be in compliance with all the terms of the applicable Document and all applicable laws, and shall have obtained any licenses or registrations required by applicable law.

4.15. The Financing Statements will have been properly filed and indexed in the appropriate filing offices in the States of Delaware and Texas, as the case may be, and all related fees and charges will have been paid.

4.16. The Administrative Agent, in its capacity as a secured party on behalf of each Lender, and each Lender has taken its interest in the Collateral without knowledge of any adverse claim or security interest of any other Person.

4.17. As of the date hereof, fair value has been exchanged by the Borrower and the Lenders in accordance with Section 548 of the United States Bankruptcy Code and applicable state laws.

4.18. The deposit accounts (as described in the Account Control Agreements) are established and maintained as deposit accounts (as defined in Section 9-102(a)(29) of the New York Code) and do not constitute financial assets (as defined in Section 8-102(a)(9) of the New York Code) forming the basis of a security entitlement (as defined in Section 8-102(a)(17) of the New York Code), and the jurisdiction of Amegy Bank, NA is the State of New York for purposes of Section 9-304 of the New York Code.

4.19. Borrower has only one principal place of business and that place of business is at 25050 I-45 North, Suite 525, The Woodlands, Texas 77380.

4.20. That because the Administrative Agent is a resident of the State of New York, and because the Borrower and Guarantor are required to perform substantial parts of the transaction contemplated by the Documents, such as delivering payments and reports, in New York, a court applying Texas law will find that the transaction consummated pursuant to the Documents bears a reasonable relation to the State of New York pursuant to Section 35.51 of the Texas Business and Commerce Code.

With reference to the foregoing qualifications, limitations, exclusions and assumptions: (a) to our knowledge, there are no facts inconsistent with any of the foregoing; and (b) nothing has come to the attention of those attorneys who have provided substantial attention to this Opinion that leads us to believe that we are not justified in relying on the foregoing assumptions. Note, however, that we have not made any inquiries or investigations or other efforts (unless specifically described as such herein) to determine the accuracy of any fact set forth in any Document or whether any facts assumed or inferred in our qualifications, limitations, exclusions and assumptions are correct.

This opinion is issued as of the date hereof (and we are under no obligation to advise you of any change in law or fact occurring after the date hereof), solely for the benefit of the Administrative Agent (including its respective assignees and participants under the Documents) and the Lenders (including their respective assignees and participants under the Documents), and may be relied upon solely by the Administrative Agent and the Lenders in connection with the transactions described herein and is not to be made available to, or relied upon by, any other person, firm or entity without our prior written consent.

Sincerely,

Baker & Hostetler LLP

ATTACHMENTS

Exhibit A	Organizational Documents
Exhibit B.1-B.3	Affidavits of Certain Officers of Guarantor and Manager of Borrower

EXHIBIT A
(Attached to and made part of opinion dated May 11, 2007, of Baker & Hostetler LLP to J.
Aron & Company, as Administrative Agent, and others.)

ORGANIZATIONAL DOCUMENTS

1. Certificate of Incumbency dated May 11, 2007, and related Exhibits of each of the following limited liability companies or corporations: Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company (“Borrower”), and Tekoil & Gas Corporation, a Delaware corporation (“Guarantor”), and related Exhibits.

2. Certificate of Fact for Borrower issued by the Secretary of State for the State of Texas on May 11, 2007.

3. Certificate of Account Status for Borrower issued by the Texas Comptroller of Public Accounts on May 11, 2007.

4. Certificate of Fact for Guarantor issued by the Secretary of State for the State of Texas on May 11, 2007.

5. Certificate of Account Status for Borrower issued by the Texas Comptroller of Public Accounts on May 11, 2007.

6. Certificate of Good Standing for Borrower issued by the Secretary of State for the State of Florida on May 11, 2007.

7. Certificate of Status for Borrower issued by the Secretary of State for the State of Delaware on May 11, 2007.

8. Certificate of Status for Guarantor issued by the Secretary of State for the State of Delaware on May 11, 2007.

9. Certified copy dated March 28, 2007 of the Application for Registration of a Foreign Limited Liability Company for Borrower, as filed with the Secretary of the State of Texas on January 23, 2007.

10. Certified copy dated March 28, 2007 of the Application for Registration of a Foreign For-Profit corporation for Guarantor, as filed with the Secretary of the State of Texas on December 7, 2006.

11. Certified copy dated March 28, 2007 of the Application by Foreign Limited Liability Company for Authorization to Transact Business in the State of Florida for Borrower as filed with the Secretary of the State of Florida on March 8, 2007.

12. Certified copy dated March 28, 2007 of the Certificate of Formation for Borrower as filed with the Secretary of State for the State of Delaware on January 17, 2007.

13. Certified copy dated March 28, 2007 of the Certificate of Incorporation for Guarantor as filed with the Secretary of State for the State of Delaware on January 2, 2002.

14. Authorization Resolutions of Borrower and Guarantor.

15.  First Amended and Restated Operating Agreement of Borrower between the Guarantor and Goldman, Sachs & Co.

16. Certified copy dated January 29, 2007 of the Certificate of Amended Registration for Borrower, as filed with the Secretary of the State of Texas on January 29, 2007.

EXHIBIT B.1
(Attached to and made part of opinion dated May 11, 2007, of Baker & Hostetler LLP to J.
Aron & Company, as Administrative Agent, and others.)

AFFIDAVIT

THE STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, the undersigned authority, on this day personally appeared MARK S. WESTERN, known to me to be a credible person, who, after being by me duly sworn, stated on oath as follows:

“My name is Mark S. Western. I am a person of the lawful age of majority. I am the President and Chief Executive Officer of Tekoil & Gas Corporation, a Delaware corporation which is the manager of Tekoil & Gas Gulf Coast, LLC, a Delaware limited liability (collectively “Tekoil”). I am well-acquainted with the operations and fiscal management of Tekoil, both from personal knowledge and from records of Tekoil.

“On behalf of Tekoil and myself, I have participated in negotiations in connection with and have reviewed the Credit and Guaranty Agreement (the “Agreement”) among: Tekoil and J. Aron & Company, individually and in its capacity as administrative agent (“Administrative Agent”) for all Lenders dated May 11, 2007. Capitalized terms used in this Affidavit but not otherwise defined herein, shall have the meaning set out in the Agreement.

“On behalf of Tekoil and myself, I have also reviewed originals or copies of the following documents each of which (unless otherwise noted) will be dated May 11, 2007 (which documents, together with the Agreement, are collectively called the “Credit Documents” in this Affidavit):

1.1. the Agreement among the Borrower, the Guarantor, the Administrative Agent and the Lenders;

1.2. Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement executed by the Borrower in favor of J. Aron & Company, as Trustee, and the Administrative Agent covering properties located in Texas and other properties related thereto (the "Mortgage");

1.3. Pledge and Security Agreement among the Borrower and the Administrative Agent (the "Security Agreement");

1.4. Pledge Agreement executed between the Guarantor and the Administrative Agent (the "Pledge Agreement");

1.5. Default Deposit Account Control Agreement among Amegy Bank, NA (“Amegy”) the Borrower and the Administrative Agent;

1.6. Blocked Deposit Account Control Agreement among Amegy, the Borrower and the Administrative Agent (together with the Deposit Account Control Agreement described above, collectively, the "Account Control Agreements");

1.7. Two (2) UCC-1 Financing Statements, one for each of the Borrower and Guarantor as debtor, and J. Aron & Company, as Administrative Agent, as secured party, to be filed with the Delaware Secretary of State (collectively the “Financing Statements”);

1.8. Transfer Letter executed by Borrower;

1.9. Conveyance of Overriding Royalty Interest between the Borrower and Goldman, Sachs & Co (the "ORRI Conveyance"); and

1.10. Management Services Agreement by and between Borrower and Guarantor.

“The performance by Tekoil or me of the Credit Documents to which either of us is a party does not require the consent of any other Person under any contract or agreement to which either Tekoil or I am bound.

“Neither the execution and delivery by Tekoil or me of the Credit Documents nor the consummation by Tekoil or me of the transactions contemplated therein nor the compliance by Tekoil or me with the provisions thereof will result in a breach of or constitute a default under any of the terms, conditions, or provisions of (i) any order, writ, injunction or decree of any Texas, Delaware, New York, or United States court or Governmental Authority to which Tekoil or I are subject, or (ii) any indenture, mortgage, deed of trust, promissory note, loan agreement or note agreement, or any other agreement or undertaking under any contract or agreement to which Tekoil or I are a party or by which any of Tekoil’s or my properties may be bound or subject.

“There are no actions, suits or proceedings pending or threatened by or against Tekoil or me by or before any Governmental Authority of the States of Texas, Delaware, New York, or the United States of America which, if adversely determined, would have a material adverse effect on the financial condition or business of Tekoil or me.

“The minute books and company records of Tekoil that were furnished to Baker & Hostetler LLP for review in March 2007 were current at such time and no action of the Members or Managers of Tekoil has been taken to alter such records to the date hereof.

“This Affidavit is made with the intention that the representations herein set out shall be relied upon by Baker & Hostetler LLP as a condition of its delivery of its opinion to the Administrative Agent and Lenders on behalf of Tekoil, and in acknowledgment that each of such representations is material and that Baker & Hostetler LLP would not deliver its opinion but for these representations.”

[SIGNATURE PAGE TO FOLLOW]

EXECUTED this 11th day of May, 2007.

Mark S. Western

SUBSCRIBED AND SWORN TO BEFORE ME on this 11th day of May, 2007.

Notary Public in and for the State of Texas

[Seal]

EXHIBIT B.2
(Attached to and made part of opinion dated May 11, 2007, of Baker & Hostetler LLP to J.
Aron & Company, as Administrative Agent, and others.)

AFFIDAVIT

THE STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, the undersigned authority, on this day personally appeared MARK S. WESTERN, known to me to be a credible person, who, after being by me duly sworn, stated on oath as follows:

“My name is Gerald Goodman. I am a person of the lawful age of majority. I am the Chief Financial Officer of Tekoil & Gas Corporation, a Delaware corporation which is the manager of Tekoil & Gas Gulf Coast, LLC, a Delaware limited liability (collectively “Tekoil”). I am well-acquainted with the operations and fiscal management of Tekoil, both from personal knowledge and from records of Tekoil.

“On behalf of Tekoil and myself, I have participated in negotiations in connection with and have reviewed the Credit and Guaranty Agreement (the “Agreement”) among: Tekoil and J. Aron & Company, individually and in its capacity as administrative agent (“Administrative Agent”) for all Lenders dated May 11, 2007. Capitalized terms used in this Affidavit but not otherwise defined herein, shall have the meaning set out in the Agreement.

“On behalf of Tekoil and myself, I have also reviewed originals or copies of the following documents each of which (unless otherwise noted) will be dated May 11, 2007 (which documents, together with the Agreement, are collectively called the “Credit Documents” in this Affidavit):

1.1. The Agreement among the Borrower, the Guarantor, the Administrative Agent and the Lenders;

1.2. Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement executed by the Borrower in favor of J. Aron & Company, as Trustee, and the Administrative Agent covering properties located in Texas and other properties related thereto (the "Mortgage");

1.3. Pledge and Security Agreement among the Borrower and the Administrative Agent (the "Security Agreement");

1.4. Pledge Agreement executed between the Guarantor and the Administrative Agent (the "Pledge Agreement");

1.5. Default Deposit Account Control Agreement among Amegy Bank, NA (“Amegy”) the Borrower and the Administrative Agent;

1.6. Blocked Deposit Account Control Agreement among Amegy, the Borrower and the Administrative Agent (together with the Deposit Account Control Agreement described above, collectively, the "Account Control Agreements");

1.7. Two (2) UCC-1 Financing Statements, one for each of the Borrower and Guarantor as debtor, and J. Aron & Company, as Administrative Agent, as secured party, to be filed with the Delaware Secretary of State (collectively the “Financing Statements”);

1.8. Transfer Letter executed by Borrower;

1.9. Conveyance of Overriding Royalty Interest between the Borrower and Goldman, Sachs & Co (the "ORRI Conveyance"); and

1.10. Management Services Agreement by and between Borrower and Guarantor.

“The performance by Tekoil or me of the Credit Documents to which either of us is a party does not require the consent of any other Person under any contract or agreement to which either Tekoil or I am bound.

“Neither the execution and delivery by Tekoil or me of the Credit Documents nor the consummation by Tekoil or me (as applicable) of the transactions contemplated therein nor the compliance by Tekoil or me with the provisions thereof will result in a breach of or constitute a default under any of the terms, conditions, or provisions of (i) any order, writ, injunction or decree of any Texas, Delaware, New York, or United States court or Governmental Authority to which Tekoil or I are subject, or (ii) any indenture, mortgage, deed of trust, promissory note, loan agreement or note agreement, or any other agreement or undertaking under any contract or agreement to which Tekoil or I are a party or by which any of Tekoil’s or my properties may be bound or subject.

“There are no actions, suits or proceedings pending or threatened by or against Tekoil or me by or before any Governmental Authority of the States of Texas, Delaware, New York, or the United States of America which, if adversely determined, would have a material adverse effect on the financial condition or business of Tekoil or me.

“The minute books and company records of Tekoil that were furnished to Baker & Hostetler LLP for review in March 2007 were current at such time and no action of the Members or Managers of Tekoil has been taken to alter such records to the date hereof.

“This Affidavit is made with the intention that the representations herein set out shall be relied upon by Baker & Hostetler LLP as a condition of its delivery of its opinion to the Administrative Agent and Lenders on behalf of Tekoil, and in acknowledgment that each of such representations is material and that Baker & Hostetler LLP would not deliver its opinion but for these representations.”

[SIGNATURE PAGE TO FOLLOW]

EXECUTED this 11th day of May, 2007.

Gerald Goodman

SUBSCRIBED AND SWORN TO BEFORE ME on this 11th day of May, 2007.

Notary Public in and for the State of Texas

[Seal]

EXHIBIT B.3
(Attached to and made part of opinion dated May 11, 2007, of Baker & Hostetler LLP to J.
Aron & Company, LLC, as Administrative Agent, and others.)

AFFIDAVIT

THE STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, the undersigned authority, on this day personally appeared RICHARD KOSELUK, known to me to be a credible person, who, after being by me duly sworn, stated on oath as follows:

“My name is Richard Koseluk. I am a person of the lawful age of majority. I am the Vice President of Gulf Coast Regional Operations of Tekoil & Gas Corporation, a Delaware corporation which is the manager of Tekoil & Gas Gulf Coast, LLC, a Delaware limited liability (collectively “Tekoil”). I am well-acquainted with the operations and fiscal management of Tekoil, both from personal knowledge and from records of Tekoil.

“On behalf of Tekoil and myself, I have participated in negotiations in connection with and have reviewed the Credit and Guaranty Agreement (the “Agreement”) among: Tekoil and J. Aron & Company, individually and in its capacity as administrative agent (“Administrative Agent”) for all Lenders dated May 11, 2007. Capitalized terms used in this Affidavit but not otherwise defined herein, shall have the meaning set out in the Agreement.

“On behalf of Tekoil and myself, I have also reviewed originals or copies of the following documents each of which (unless otherwise noted) will be dated May 11, 2007 (which documents, together with the Agreement, are collectively called the “Credit Documents” in this Affidavit):

1.1. the Agreement among the Borrower, the Guarantor, the Administrative Agent and the Lenders;

1.2. Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement executed by the Borrower in favor of J. Aron & Company, as Trustee, and the Administrative Agent covering properties located in Texas and other properties related thereto (the "Mortgage");

1.3. Pledge and Security Agreement among the Borrower and the Administrative Agent (the "Security Agreement");

1.4. Pledge Agreement executed between the Guarantor and the Administrative Agent (the "Pledge Agreement");

1.5. Default Deposit Account Control Agreement among Amegy Bank, NA (“Amegy”) the Borrower and the Administrative Agent;

1.6. Blocked Deposit Account Control Agreement among Amegy, the Borrower and the Administrative Agent (together with the Deposit Account Control Agreement described above, collectively, the "Account Control Agreements");

1.7. Two (2) UCC-1 Financing Statements, one for each of the Borrower and Guarantor as debtor, and J. Aron & Company, as Administrative Agent, as secured party, to be filed with the Delaware Secretary of State (collectively the “Financing Statements”);

1.8. Transfer Letter executed by Borrower;

1.9. Conveyance of Overriding Royalty Interest between the Borrower and Goldman, Sachs & Co (the "ORRI Conveyance"); and

1.10. Management Services Agreement by and between Borrower and Guarantor.

“The performance by Tekoil or me of the Credit Documents to which either of us is a party does not require the consent of any other Person under any contract or agreement to which either Tekoil or I am bound.

“Neither the execution and delivery by Tekoil or me of the Credit Documents nor the consummation by Tekoil or me of the transactions contemplated therein nor the compliance by Tekoil or me with the provisions thereof will result in a breach of or constitute a default under any of the terms, conditions, or provisions of (i) any order, writ, injunction or decree of any Texas, Delaware, New York, or United States court or Governmental Authority to which Tekoil or I are subject, or (ii) any indenture, mortgage, deed of trust, promissory note, loan agreement or note agreement, or any other agreement or undertaking under any contract or agreement to which Tekoil or I are a party or by which any of Tekoil’s or my properties may be bound or subject.

“There are no actions, suits or proceedings pending or threatened by or against Tekoil or me by or before any Governmental Authority of the States of Texas, Delaware, New York, or the United States of America which, if adversely determined, would have a material adverse effect on the financial condition or business of Tekoil or me.

“The minute books and company records of Tekoil that were furnished to Baker & Hostetler LLP for review in March 2007 were current at such time and no action of the Members or Managers of Tekoil has been taken to alter such records to the date hereof.

“This Affidavit is made with the intention that the representations herein set out shall be relied upon by Baker & Hostetler LLP as a condition of its delivery of its opinion to the Administrative Agent and Lenders on behalf of Tekoil, and in acknowledgment that each of such representations is material and that Baker & Hostetler LLP would not deliver its opinion but for these representations.”

[SIGNATURE PAGE TO FOLLOW]

EXECUTED this 11th day of April, 2007.

Richard Koseluk

SUBSCRIBED AND SWORN TO BEFORE ME on this 11th day of May, 2007.

Notary Public in and for the State of Texas

[Seal]

EXHIBIT E TO
CREDIT AND GUARANTY AGREEMENT

FORM OF ASSIGNMENT AGREEMENT

Reference is made to that certain Credit and Guaranty Agreement dated as of May 11, 2007 (as it may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among TEKOIL AND GAS GULF COAST, LLC, a Delaware limited liability company ("Borrower"), TEKOIL & GAS CORPORATION, a Delaware corporation, and the other guarantors party thereto, J. ARON & COMPANY, individually and in its capacity as Administrative Agent for the benefit of the lenders from time to time parties thereto (the "Lenders"), and such Lenders.

This Assignment Agreement (the "Assignment") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit and swingline loans) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1. Assignor:  ______________________

2. Assignee:  ______________________ [and is an Affiliate/Related Fund]

3. Borrower:  Tekoil and Gas Gulf Coast, LLC

4. Administrative Agent: J. Aron & Company, as Administrative Agent under the Credit Agreement

5.
Credit Agreement: The $50,000,000 Credit and Guaranty Agreement dated as of May 11, 2007, by and among Borrower, Tekoil & Gas Corporation, a Delaware corporation, and the other guarantors party thereto, J. Aron & Company, individually and in its capacity as Administrative Agent for the benefit of the lenders from time to time parties thereto (the "Lenders"), and such Lenders.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans		Pro Rata Share of Facility Amount
$_______	$	__________	_____	%	$	_______
$_______	$	__________	_____	%	$	_______
$_______	$	__________	_____	%	$	_______

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]

Notices:
_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:

Wire Instructions:

[NAME OF ASSIGNEE]

Notices:
_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:

Wire Instructions:

This Assignment may be separately executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Assignment.

[Remainder of this page intentionally left blank.]

WHEREAS, the terms set forth in this Assignment are hereby agreed to as of the Effective Date first written above:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted and agreed to as of the date first written above.

J. ARON & COMPANY, as Administrative Agent

By:
Name:
Title:

TEKOIL AND GAS GULF COAST, LLC

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AGREEMENT

1.	Representations and Warranties.

1.1
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the "Transaction Documents"), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Transaction Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Transaction Document.

1.2
Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents are required to be performed by it as a Lender.

2.
Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.
General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBIT F TO
CREDIT AND GUARANTY AGREEMENT

FORM OF CERTIFICATE REGARDING NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement, dated as of May 11, 2007 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TEKOIL AND GAS GULF COAST, LLC, a Delaware limited liability company ("Company"), TEKOIL & GAS CORPORATION, a Delaware corporation, and the other guarantors party thereto, J. ARON & COMPANY, individually and in its capacity as Administrative Agent for the benefit of the lenders from time to time parties thereto (the "Lenders"), and such Lenders. Pursuant to Section 2.14 of the Credit Agreement, the undersigned hereby certifies that it is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

[TO BE GIVEN BY NON-US LENDERS THAT ARE NOT BANKS]

EXHIBIT G-1 TO
CREDIT AND GUARANTY AGREEMENT

FORM OF CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1.  We are, respectively, the President and the Chief Financial Officer of TEKOIL AND GAS GULF COAST, LLC, a Delaware limited liability company ("Company").

2.  Pursuant to Section 2.1 of the Credit and Guaranty Agreement, dated as of May 11, 2007 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, TEKOIL & GAS CORPORATION, a Delaware corporation, and the other guarantors party thereto, J. ARON & COMPANY, individually and in its capacity as Administrative Agent for the benefit of the lenders from time to time parties thereto (the "Lenders"), and such Lenders, Company requests that Lenders make a $30,000,000 Loan to Company on May 11, 2007 (the "Closing Date").

3.  We have reviewed the terms of Section 3 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

4.  Based upon our review and examination described in paragraph 3 above, we certify, on behalf of Company, that:

(i)  as of the Closing Date, the representations and warranties contained in each of the Transaction Documents are true and correct in all respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all respects on and as of such earlier date;

(ii)  as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the applicable Credit Extension that could reasonably be expected to constitute an Event of Default or a Default;

(iii)  Company is concurrently consummating the Closing Date Transactions (with all of the conditions precedent thereto having been satisfied in all respects by the parties thereto) and acquiring all of the Acquired Assets. Each of the representations and warranties made by any party in the Acquisition Documents shall be true and correct in all material respects, and none of such parties shall have failed to perform any obligation or covenant required by the Acquisition Documents to be performed or complied with by it on or before the Closing Date; and

(iv)  as of December 31, 2006, after giving pro forma effect to the Closing Date Transactions, the Initial Loans, and the payment of all transaction costs, fees, and expenses associated therewith and in connection with the Credit Agreement, the Ratio of Company's Consolidated Current Assets to Company's Consolidated Current Liabilities is as follows:

(A)  Consolidated Current Assets:        $_________________

(B)  Consolidated Current Liabilities:    $_________________

                     (A)/(B) =                         _.__ to 1.00

5.  Attached as Annex A hereto are true, correct, and complete copies of (a) the Current Financial Statements, (b) the Projections, (c) the Approved Plan of Development, and (d) the Acquisition Documents.

6.  Each Credit Party has requested Baker & Hostetler LLP to deliver to the Administrative Agent and Lenders on the Closing Date favorable written opinions setting forth substantially the matters in the opinions designated in Exhibit D annexed to the Credit Agreement, and as to such other matters as Administrative Agent may reasonably request.

The foregoing certifications are made and delivered as of May ___, 2007 and are made by the undersigned, in their capacities as President and Chief Financial Officer of Company.

TEKOIL AND GAS GULF COAST, LLC

By:
Name:
President

By:
Name:
Chief Financial Officer

EXHIBIT G-2 TO
CREDIT AND GUARANTY AGREEMENT

FORM OF SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.  I am the chief financial officer of [Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company ("Company")] [Tekoil & Gas Corporation, a Delaware corporation ("Parent")].

2.  Reference is made to that certain Credit and Guaranty Agreement, dated as of May 11, 2007 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TEKOIL AND GAS GULF COAST, LLC, a Delaware limited liability company ("Company"), TEKOIL & GAS CORPORATION, a Delaware corporation, and the other guarantors party thereto, J. ARON & COMPANY, individually and in its capacity as Administrative Agent for the benefit of the lenders from time to time parties thereto (the "Lenders"), and such Lenders.

3.  I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Transaction Documents, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.  Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the other Transaction Documents, the related financings and the other transactions contemplated by the Credit Agreement and the other Transaction Documents, [Company and each of its Subsidiaries (if any) are] [each Credit Party is] Solvent.

The foregoing certifications are made and delivered as of May ___, 2007 and are made by the undersigned, in his capacity as the chief financial officer of [Company] [Parent].

[Company] [Parent]

By:
Name:
Chief Financial Officer

EXHIBIT H TO
CREDIT AND GUARANTY AGREEMENT

FORM OF APPROVAL LETTER

Reference is made to the Credit and Guaranty Agreement, dated as of May 11, 2007 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TEKOIL AND GAS GULF COAST, LLC, a Delaware limited liability company ("Company"), TEKOIL & GAS CORPORATION, a Delaware corporation, and the other guarantors party thereto, J. ARON & COMPANY, individually and in its capacity as Administrative Agent for the benefit of the lenders from time to time parties thereto (the "Lenders"), and such Lenders. Reference is hereby made to the Credit Agreement for all purposes, and terms defined therein shall have the same meanings when used herein.

The Agreement contemplates that certain Approval Letters may be given from time to time in connection therewith in order to permit certain capital expenditures made or to be made by Company on the Eligible Mortgaged Properties to the extent the same either (a) have been approved by Required Lenders at the time in question by means of an Approval Letter, or (b) are included in the Approved Plan of Development, as then in effect. This letter is such an Approval Letter and is given by the undersigned in order so to approve the capital expenditures which are specified in the schedule attached hereto. This letter [is in addition to/supersedes] all previous Approval Letters dealing with such capital expenditures.

This letter is a Transaction Document, and all provisions of the Credit Agreement which apply to Transaction Documents shall apply hereto.

This letter may be separately executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Approval Letter.

Please execute a counterpart of this letter in the place provided below to evidence your agreement to the foregoing and your continuing ratification of the Credit Agreement and the other Transaction Documents in consideration of the approval herein contained.

Yours truly,

J. ARON & COMPANY, as Administrative Agent

By:
Name:
Title:

*[OTHER LENDERS CONSTITUTING REQUISITE LENDERS]

Accepted and agreed to as of the date first written above

TEKOIL AND GAS GULF COAST, LLC

By:
Name:
Title:

EXHIBIT I TO
CREDIT AND GUARANTY AGREEMENT

FORM OF COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT dated as of [______________] ("Agreement") is made by [______________], a [State of Formation] [corporation/limited liability company/limited partnership]] ("Company"), in favor of J. Aron & Company, as Administrative Agent. Reference is made to the Credit and Guaranty Agreement, dated as of May 11, 2007 (as it may have been and may be amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among TEKOIL AND GAS GULF COAST, LLC, a Delaware limited liability company ("Borrower"), TEKOIL & GAS CORPORATION, a Delaware corporation, and the other guarantors party thereto, J. ARON & COMPANY, individually and in its capacity as Administrative Agent for the benefit of the lenders from time to time parties thereto (the "Lenders"), and such Lenders. Capitalized terms used herein but not otherwise defined herein have the meanings assigned such terms in the Credit Agreement.

Company is a Subsidiary of Borrower, and pursuant to Section 5.14 of the Credit Agreement, Company is required, and Borrower is required to cause Company, to execute this Agreement.

Accordingly, Company hereby agrees as follows:

1.  Assumption and Joinder. In accordance with Section 5.14 of the Credit Agreement, Company hereby confirms that it has assumed, and hereby agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities of (a) a Guarantor under the Credit Agreement, (b) a Credit Party under the Credit Agreement, and (c) a Grantor under, and as defined in, that certain Pledge and Security Agreement dated as of May 11, 2007 among Borrower, the other grantors named therein, and the Administrative Agent (as it may have been and may be amended, restated, supplemented otherwise modified from time to time, the "Security Agreement") as provided in the Pledge Supplement dated the date hereof and provided by Company as required under the Security Agreement. Company agrees to be bound by the provisions of the Credit Agreement and the Security Agreement as if Company had been an original party to the Credit Agreement and the Security Agreement. Without limiting the foregoing, Company confirms its joint and several liability under Section 7.1 of the Credit Agreement, and its liability shall be primary as provided under Section 7.4 of the Credit Agreement. All references to the term "Credit Party" or "Guarantor" in the Credit Agreement or in any other Transaction Document, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be a reference to, and shall include, Company. All references to the term "Grantor" in the Security Agreement or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be a reference to, and shall include, Company.

2.  Representations and Warranties. Company hereby represent and warrants as follows:

(a)  Company has the requisite [corporate/limited liability company/limited partnership] power and authority to enter into this Agreement and to perform its obligations hereunder and under the Credit Agreement and any other Transaction Document to which it is a party after giving effect to this Agreement.

(b)  The execution, delivery and performance of this Agreement by Company and the performance of its obligations under the Credit Agreement, the Security Agreement and all other Transaction Documents have been duly authorized by the [sole member][general partner][board of directors] of Company and no other action or proceedings on the part of Company are necessary to authorize the execution, delivery and performance of this Agreement, the Credit Agreement, the Security Agreement and all other Transaction Documents and the performance of Company's obligations hereunder and thereunder.

(c)  This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar law affecting creditors' rights generally or general principles of equity.

(d)  After giving effect to this Agreement, the representations and warranties set forth in the Credit Agreement with respect to Company are true and correct in all material respects on and as of the date of this Agreement (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of the date hereof.

3.  Further Assurances. At any time and from time to time, upon the Administrative Agent's request and at the sole expense of Company, Company will promptly and duly execute and deliver any and all further instruments and documents and take such further action as the Administrative Agent reasonably deems necessary to effect the purposes of this Agreement.

4.  Miscellaneous. This Agreement shall be binding on Company and shall inure to the benefit of the Secured Parties and their respective successors and assigns. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement. This Agreement is a Transaction Document pursuant to the Credit Agreement. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

5.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Company has duly executed this Agreement as of the day and year first above written.

[Company]

By:
Name:
Title:

ACCEPTED AND AGREED: J. ARON & COMPANY, as Administrative Agent
By:
Name:
Title: